AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 24, 1999
                                                     Registration No. 333- _____
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                  ------------
                                 PROMETRIC, INC.
             (Exact name of registrant as specified in its charter)
                              1000 LANCASTER STREET
                               BALTIMORE, MD 21202
                                 (410) 843-8000
                    (Address of principal executive offices)

           MARYLAND                           8748                     applied for
(State or other jurisdiction of   (Primary standard industrial      (I.R.S. employer
incorporation or organization)     classification code number)   identification number)
                                  ------------
                               STEPHEN A. HOFFMAN
                      CHIEF EXECUTIVE OFFICER AND PRESIDENT
                                 PROMETRIC, INC.
                              1000 LANCASTER STREET
                               BALTIMORE, MD 21202
                                 (410) 843-8000
 (Name, address, including zip code and telephone number, including area code of agent for service)
                                  ------------
                                   COPIES TO:
    Richard C. Tilghman, Jr.                         Walter G. Lohr, Jr.
     Piper & Marbury L.L.P.                        Hogan & Hartson, L.L.P.
    36 South Charles Street                  111 South Calvert Street, Suite 1600
      Baltimore, MD 21201                            Baltimore, MD 21202
         (410) 539-2530                                 (410) 659-2700
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, as amended (the "Securities Act") check the following box. |_|
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering. |_|___________
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. |_| ___________
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. |_| ___________
  If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.  |_|

                                           CALCULATION OF REGISTRATION FEE
---------------------------------------------------- ------------------------------------- -----------------------------------------
                                                          PROPOSED MAXIMUM AGGREGATE                        AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED            OFFERING PRICE (1)                         REGISTRATION FEE
---------------------------------------------------- ------------------------------------- -----------------------------------------
      Shares of Common Stock, par value $.001                    $100,000,000                                $27,800
==================================================== ===================================== =========================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act.
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

SUBJECT TO COMPLETION.  DATED SEPTEMBER __, 1999

[INSERT PROMETRIC, INC. LOGO]

PROMETRIC, INC.
____________ SHARES
COMMON STOCK

This is an initial public offering of common stock of Prometric, Inc. We anticipate that the initial public offering price will be between $______ and $_____ per share.

We expect that the common stock will be quoted on the Nasdaq National Market under the symbol "PROM."

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE __.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATON TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                                     PER
                                                                                    SHARE                        TOTAL

Public offering price                                                           $_________                   $__________
Underwriting discounts and commissions                                          $_________                   $__________
Proceeds, before expenses, to Prometric, Inc.                                   $_________                   $__________

We have granted the underwriters the right purchase up to ___________ additional shares of common stock at the public offering price to cover any over-allotments.

                            DEUTSCHE BANC ALEX. BROWN


THE DATE OF THIS PROSPECTUS IS _________ __, 1999.

[TO BE INSERTED VERTICALLY ON LEFT MARGIN OF COVER]

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                              [INSIDE FRONT COVER]



                                   [GRAPHICS]






























Prometric(R) is a registered trademark of Prometric, Inc. SAT, PSAT, LSAT, GMAT, GRE, TOEFL, PRAXIS I and QUIZtek are trademarks of the owners of these tests. All other trademarks and tradenames referred to herein are the property of their respective owners.

                               PROSPECTUS SUMMARY

         THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION IN THIS PROSPECTUS. IT MAY NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THIS OFFERING FULLY, YOU SHOULD CAREFULLY READ THE ENTIRE PROSPECTUS, INCLUDING THE "RISK FACTORS" SECTION AND OUR FINANCIAL STATEMENTS AND THEIR RELATED NOTES. IN THIS PROSPECTUS, "WE," "US," "OUR" AND "PROMETRIC" REFER TO PROMETRIC, INC. AND ITS SUBSIDIARIES. "SYLVAN" REFERS TO SYLVAN LEARNING SYSTEMS, INC.

         HISTORICALLY, SYLVAN HAS OPERATED ITS COMPUTER-BASED TESTING SERVICES BUSINESS AS A DIVISION OF ITS OVERALL BUSINESS. AT THE TIME OF THIS OFFERING, SYLVAN WILL TRANSFER ITS COMPUTER-BASED TESTING SERVICES BUSINESS TO US. FOLLOWING THIS OFFERING, WE WILL BE A SEPARATE CORPORATION AND WILL OPERATE THE COMPUTER-BASED TESTING SERVICES BUSINESS.

OUR BUSINESS


         Prometric is the leading worldwide provider of comprehensive computer-based testing and assessment services. We provide a complete computer-based testing services solution to sponsors and administrators of large-volume tests. Our services include test preparation, candidate scheduling and registration, payment processing, test administration, test distribution, test results processing, consulting and marketing. We provide these testing services primarily to the technology certification, professional licensing and certification and academic markets. As of July 31, 1999, we had contracts to deliver over 2,400 different tests. Our global testing network consists of:


         o 2,915 computer-based testing services centers in 141 countries, 1,477 of which are located in the United States and Canada, and

         o 10 call centers in 9 countries, which will handle over 7.5 million calls this year and operate in 25 languages and 33 currencies.

Our proprietary scheduling and test delivery software systems support our testing and call centers and enable us to deliver our services on a secure and cost-effective basis. Through our global testing network, we delivered over 3.5 million tests in 1998 and over 2.2 million tests during the first six months of 1999.

         Our global testing network and testing software systems enable us to provide:

         o  test scheduling in 141 countries;

         o  candidate registration and payment processing;

         o  candidate eligibility services;

         o  test preparation materials and practice tests over the Internet;

         o reliable test center administration, including candidate verification and test proctoring;

         o  reliable and secure global test delivery;

         o  immediate and accurate test results; and

         o detailed analytical reports of test results and test program statistics.

We have entered into strategic relationships with several leading test sponsors and administrators, including:


     o EDUCATIONAL TESTING SERVICE (ETS) - the leading developer of academic assessments and admissions tests. This relationship gives us the exclusive commercial right to provide our testing services for many ETS-sponsored computer-based tests in North America and around the world, including the GMAT, GRE, TOEFL and PRAXIS I examinations.

     o MICROSOFT - the leading developer of software, business networking and personal computer software solutions. This relationship gives us the right to provide testing services for Microsoft's certification programs for application developers, system engineers, database administrators, sales specialists and other information technology (IT) professionals.

     o NATIONAL ASSOCIATION OF SECURITIES DEALERS REGULATION, INC. (NASDR) - the regulatory body and licensing organization for the securities industry professionals. This relationship gives us the right to provide our testing services for all of the NASDR's tests in North America, including the Series 6, Series 7 and Series 63 tests and the tests for the NASDR's continuing education programs.

     o COMPTIA - a non-profit IT industry trade association. This relationship gives us the right to provide testing services for CompTIA's entry-level service technician, networking and document imaging computer skills certification programs.

     o U.K. DRIVING STANDARDS AGENCY - the government agency that licenses drivers in the United Kingdom. This relationship gives us the exclusive right to provide testing services for driver's license theory tests to prospective drivers in the United Kingdom.

     o THE CHAUNCEY GROUP - the leading developer of tests relating to professional and occupational licensing, certification and assessment. In 1999, we entered into a joint venture with Chauncey, a subsidiary of ETS. The joint venture is called Experior Assessments LLC. This joint venture relationship gives us the right to pursue jointly with Chauncey all test development and administration opportunities for state and local licensing agencies.

         We began providing computer-based testing services in 1992. From 1996 through 1998, we delivered over 7.8 million tests worldwide. For the twelve months ended June 30, 1999, revenues were $210.6 million and net income was $18.3 million.

OUR COMPETITIVE ADVANTAGES

         We intend to maintain our leading position within the computer-based testing and assessment services business because of our competitive advantages:

     o GLOBAL INFRASTRUCTURE. We have developed a global network of 2,915 testing centers in 141 countries. We believe there is no other computer-based testing services company with a global network similar in size and scope to ours.

     o TECHNOLOGY AND SOFTWARE SYSTEMS. We have developed sophisticated test delivery technology and proprietary software systems. Our software manages every step of the testing process, from preparation and distribution and conversion to delivery and results analysis.

     o RELATIONSHIPS WITH LEADING TEST SPONSORS. We have strategic relationships with a number of leading educational organizations, corporations and government agencies. We currently have over 65 IT certification, 100 professional licensing and certification and five academic testing customers.

     o GLOBAL EXPERTISE. We have business, technical and sales and marketing personnel in strategic locations throughout the world. Our staff has substantial experience working with local governments and businesses and in operating in local economies. We believe no other computer-based testing services company has a similar breadth of global experience.

     o COMPREHENSIVE COMPUTER-BASED TESTING SERVICES SOLUTION. Our global expertise, testing network, relationships and software systems allow us to provide a complete computer-based testing services solution.

OUR STRATEGY

         Our goal is to maintain our position as the leading global provider of computer-based testing and assessment services. We have adopted a six-part strategy to achieve this goal:

     o LEAD THE CONVERSION OF PAPER AND PENCIL TESTS TO COMPUTER-BASED TESTS. We plan to work with test sponsors and administrators to help them convert existing paper and pencil tests to computer-based tests. We will leverage our existing relationships with major test sponsors to convert more of their tests to computer-based format. We also will expand our sales and marketing effort to educate more test sponsors on the benefits of converting their tests to computer-based format.

     o EXPAND COMPUTER-BASED TESTING PROGRAMS IN THE TECHNOLOGY CERTIFICATION MARKET. We intend to work with IT and other technology companies to develop training and certification programs. We will leverage our existing relationships with major IT industry participants as they release new products and upgrade their existing technology. We intend to develop new relationships with other technology-related companies in industries such as medical devices and telecommunications.

     o FOCUS ON INTERNATIONAL TESTING OPPORTUNITIES. We intend to develop relationships with foreign corporations, academic institutions and government agencies to assist them in developing computer-based testing services and certification programs. We are currently expanding our sales and marketing efforts abroad to help us capitalize on international testing opportunities.

     o EXPAND INTERNET TEST DELIVERY. We intend to use the Internet to deliver tests to proctored and unproctored locations. In 1999, we began to offer test delivery over the Internet for programs that require lower levels of security. We are also developing ways to deliver high security tests over the Internet.

     o EXPAND OUR TEST DELIVERY CHANNELS. ZapMe! Corporation is establishing a broadband interactive network to deliver educational resources to middle and high schools throughout the U.S. We intend to provide testing and training services through our @school network using the ZapMe Network Labs and other school-based computer labs. We will also continue to expand access to broader computer-based testing programs by establishing on-site testing centers at corporate universities, community colleges and academic institutions.

     o EXPAND BRAND AWARENESS BY OFFERING ENHANCED SERVICES UNDER THE PROMETRIC BRAND NAME. Our call centers and websites provide an opportunity to sell candidates other products and services under the Prometric brand name. These services include practice tests, test preparation and self-study materials. Over the next several years, we plan to introduce other products and services to increase test candidates' brand awareness of Prometric.

                            RELATIONSHIP WITH SYLVAN

         Until this offering, Sylvan operated our computer-based testing services business as an unincorporated division. Sylvan has created us as a separate corporation to separate our business from Sylvan's other businesses and to facilitate this offering. Immediately before this offering is completed, Sylvan will transfer to us all assets and liabilities related to our business. We describe these assets and liabilities in "Our Separation from Sylvan" later in this prospectus.

         Immediately after this offering is completed, Sylvan will own about __% of our outstanding common stock, or about ____% if the underwriters fully exercise their over-allotment option. Sylvan has informed us that it expects to distribute all of its shares of our common stock to its stockholders. However, Sylvan will not make this distribution unless it first receives a ruling from the Internal Revenue Service that the distribution would be tax-free to both Sylvan and its stockholders. Sylvan has told us that it does not expect to obtain an IRS ruling any earlier than during the second half of 2000. Therefore, Sylvan does not believe it will complete a distribution of its shares of our common stock until late in 2000. However, we cannot assure you that Sylvan can obtain this ruling. We discuss the risks related to whether Sylvan completes this distribution in the section titled "Risk Factors" under the subheading "Sylvan will own at least 80% of our outstanding common stock and will be able to control us" later in this prospectus.

         We and Sylvan believe that there are a number of valid business reasons to separate our computer-based testing services business from Sylvan's other educational services businesses. We also believe that a number of benefits will be realized from Prometric's becoming a separate public company. We discuss these benefits and the reasons for Sylvan's decision to separate our computer-based testing services business under the subheading "Reasons for This Offering" in the section titled "Our Separation from Sylvan" later in this prospectus.

         We will enter into a number of agreements with Sylvan to provide for the separation of our business from Sylvan's other businesses and our on-going relationship with Sylvan. These agreements cover the following important matters:

         o  the assets and liabilities to be transferred to us;

         o administrative services that will be performed for us by Sylvan employees;

         o  our indemnification of Sylvan for matters related to our business;

         o Sylvan's indemnification of us for matters related to its other businesses;

         o  allocations of income taxes between us;

         o  our cooperation with Sylvan in its effort to seek the IRS ruling;
            and

         o our grant to Sylvan of registration rights for its shares of our common stock.

We discuss these agreements in the section titled "Arrangements between Prometric and Sylvan" later in this prospectus. Because we have been a division of Sylvan before this offering, we cannot assure you that the terms of these agreements are more or less favorable than those that we could have negotiated with an unaffiliated third party.

                                  THE OFFERING

COMMON STOCK OFFERED BY US ............................   ______ shares

COMMON STOCK TO BE OUTSTANDING AFTER THIS OFFERING ....   ______ shares

USE OF PROCEEDS .......................................   We expect about $___ million of net proceeds
                                                          from this offering.  We intend to use them for
                                                          working capital and general corporate purposes.
                                                          See the section titled "Use of Proceeds."

RISK FACTORS...........................................   See "Risk Factors" beginning on page __ for a
                                                          discussion of factors you should carefully
                                                          consider before deciding to invest in our common
                                                          stock.

PROPOSED NASDAQ NATIONAL MARKET SYMBOL ................   PROM

         Unless we specifically state otherwise, the information we provide in this prospectus does not take into account our possible issuance of ______ shares of our common stock that the underwriters have the option to purchase from us solely to cover over-allotments. If they fully exercise this option, ______ shares of our common stock will be outstanding after this offering.

         We have reserved _________ shares of our common stock for our 1999 Stock Incentive Plan but have not yet granted any options under the plan. We describe this plan in the section titled "Management" later in this prospectus.


                                -----------------

We are a Maryland corporation. Our executive offices are located at 1000 Lancaster Street, Baltimore, Maryland 21202. Our telephone number is (410) 843-8000.

                      SUMMARY FINANCIAL AND OPERATING DATA

         The following table presents our summary historical and pro forma financial data and summary operating data. Our historical financial statements represent the carved-out historical financial position and results of operations of the computer-based testing services division of Sylvan. At the time of this offering, Sylvan will transfer its computer-based testing services business to us. Following this offering, we will be a separate corporation and operate the computer-based testing services business. We prepared the pro forma balance sheet data as of June 30, 1999, as if the transfer of our business had been completed on June 30, 1999.

         Pro forma basic and diluted earnings per share presented in the following table have been calculated assuming that the _________ common shares issued in connection with our separation from Sylvan were outstanding for all periods presented.

         You should read our summary financial and operating data together with our consolidated financial statements and their related notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations", which we have included elsewhere in this prospectus.

                                                                                                                SIX MONTHS
                                                             YEARS ENDED DECEMBER 31,                         ENDED JUNE 30,
                                           ---------------------------------------------------------------------------------------
                                               1994       1995 (1)      1996      1997 (2)      1998         1998        1999
                                           ---------------------------------------------------------------------------------------
                                                (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)            (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
   Revenues                                 $   13,683    $   34,565  $   85,283  $  115,622  $  178,732  $   74,458   $  106,287

   Costs and expenses:
     Direct costs                               13,225        27,602      58,340      80,063     120,120      51,547       71,121
     General and administrative expense            862         3,248      13,823      26,880      27,160      12,562       19,280
     Allocated indirect overhead costs (3)       1,587         2,350       2,686       3,835       4,740       2,370        3,520
     Loss on impairment of assets                   --            --          --       4,000          --          --           --
                                           ---------------------------------------------------------------------------------------
   Total costs and expenses                     15,674        33,200      74,849     114,778     152,020      66,479       93,921
                                           ---------------------------------------------------------------------------------------
   Operating income (loss)                      (1,991)        1,365      10,434         844      26,712       7,979       12,366
   Other income (expense)                         (167)         (996)       (378)       (359)        892         236        1,324
                                           ---------------------------------------------------------------------------------------
   Income (loss) before income taxes            (2,158)          369      10,056         485      27,604       8,215       13,690
   Income tax benefit (expense)                    820          (140)     (3,810)     (1,957)    (12,357)     (3,697)      (6,160)
                                           =======================================================================================
   Net income (loss)                        $   (1,338)   $      229  $    6,246  $   (1,472) $   15,247  $    4,518   $    7,530
                                           =======================================================================================
   Pro forma  earnings  per  share, basic and
     diluted (4)                            $             $           $           $           $           $            $
                                           =======================================================================================
OPERATING DATA:
    Total STC network                              244           218         277         386         563         526          728
    Total APTC network                               -           797         990       1,595       1,874       1,643        2,152
                                             ---------      --------  ----------   ---------   ---------   ----------  ----------
       Total test centers                          244         1,015       1,267       1,981       2,437       2,169        2,880
                                              ========      ========  ==========  ==========   =========   ==========  ==========
     Tests delivered                           296,949       567,708   1,412,869   2,290,724   3,503,161   1,526,554    2,201,596

   BALANCE SHEET DATA:                        AS OF JUNE 30, 1999
                                         ---------------------------------
                                                              PRO FORMA
                                              ACTUAL        AS ADJUSTED (4)
                                         -------------------------------------

   Cash and cash equivalents                 $    17,188
   Working capital                                16,875
   Total assets                                  311,558
   Total liabilities                              41,718
   Owner's net investment                        269,282
   Common stock and additional paid-in                --
     capital
   Total owner's equity                          269,840


(1) On September 30, 1995, we acquired Drake Prometric, L.P., a leading provider of computer-based certification, licensing and assessment testing. The transaction was accounted for using the purchase method of accounting, and our results of operations from October 1, 1995 include the operations of Drake.

(2) On December 1, 1997, we acquired the business of Block Testing Services L.P., Block State Testing Services L.P. and National Assessment Institute, Inc. Prior to the acquisition, these companies were controlled by the same shareholders and were engaged in the business of designing and administering paper and pencil tests for the licensing of individuals. The acquisition was accounted for using the purchase method of accounting, and our results of operations from December 1, 1997 through December 31, 1998 include the operations of these acquired companies. On January 1, 1999, we contributed the net assets of Block and NAI to a newly-formed joint venture in which we have a 50% interest. We account for the joint venture using the equity method of accounting.

(3) Sylvan has allocated to us indirect overhead costs during all of the periods presented. These costs consist principally of corporate human resources, finance, accounting and administration, investor relations and information management services. After this offering, we will be charged by Sylvan for these services under the provisions of an Administrative Services Agreement. You should read "Arrangements Between Prometric and Sylvan."

(4) Pro forma as adjusted gives effect to the transfer of the computer-based testing services division to us and the offering as if it had occurred on June 30, 1999.

                                  RISK FACTORS


         YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS MAY SUFFER IF ANY OF THE EVENTS DESCRIBED IN THE FOLLOWING RISK FACTORS ACTUALLY OCCUR. THERE MAY BE ADDITIONAL RISKS THAT WE ARE NOT CURRENTLY ABLE TO IDENTIFY. THESE MAY ALSO ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS. IF ANY OF THE EVENTS WE HAVE IDENTIFIED OR THOSE THAT WE CANNOT NOW IDENTIFY OCCURS, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR COMMON STOCK.

WE HAVE NEVER OPERATED INDEPENDENTLY OF SYLVAN

         Sylvan has always operated its computer-based testing services business as a division of its overall business. To facilitate this offering, Sylvan will separate this business from its other businesses. At the time of completion of this offering, Sylvan will transfer to us all assets related to our computer-based testing services business, together with all liabilities associated with our business.

         We have enjoyed a number of benefits from being a division of Sylvan. These benefits have included:

         o Sylvan's extensive network of business relationships in the education industry, such as its relationship with ETS;

         o Sylvan's relationship with its franchisees, who currently host many of the centers in our Sylvan Technology Center network;

         o  Sylvan's financial strength and capital-raising capacity; and

         o Sylvan's support personnel who have performed many of our administrative functions.

These benefits have had a very positive effect on the growth of our computer-based testing services business over the past five years. Sylvan expects to distribute its shares of our common stock during 2000 to its stockholders. Whether or not Sylvan distributes those shares, we cannot assure you that we can continue to take advantage of Sylvan's relationships or the other benefits we have enjoyed as a division of Sylvan.

WE WILL CONTINUE TO DEPEND UPON SYLVAN FOR OUR ADMINISTRATIVE AND SUPPORT
SERVICES

         At the time of completion of this offering, we will enter into an Administrative Services Agreement with Sylvan. Under this agreement, Sylvan will continue to provide us many of the administrative and support services that we need to operate our business. These include services such as accounting and tax, human resources, payroll, legal and management information services. Therefore, we will depend on Sylvan's resources, systems and personnel for many of the services that are vital to the day-to-day operation of our business. Until Sylvan distributes its shares of our common stock to its stockholders, we will pay Sylvan for these services based upon Sylvan's cost of providing them to us. After that distribution, we will pay Sylvan for those services at its cost plus 10%.

         Sylvan has agreed to provide these services only for the next two years and will not be obligated to provide them after then. As a result, over the next two years, we will need to develop our own systems and add support personnel to perform these functions. We may not be able to accomplish this task within the necessary time. If we cannot, our ability to operate our business may be adversely affected. Also, our cost of developing the necessary systems and adding support personnel may exceed the amount of fees we will pay Sylvan to provide these services over the next two years. If so, our profitability may be lower than we expect.

SYLVAN WILL OWN AT LEAST 80% OF OUR OUTSTANDING COMMON STOCK AND WILL BE ABLE TO CONTROL US

         After completion of this offering, Sylvan will own __% of our outstanding common stock (____% if the underwriters fully exercise their over-allotment option). Sylvan has told us that it will not distribute its shares of our common stock to its stockholders unless it gets a ruling from the IRS that the distribution would be tax-free. Sylvan does not expect it will get a ruling and complete the distribution any earlier than late 2000. Therefore, you should assume that Sylvan will continue to own enough shares of our common stock to control us for at least a year from this offering.

         As long as Sylvan owns at least a majority of our outstanding common stock, it will continue to be able to elect our entire board of directors and to remove any director, for any reason. This will give Sylvan the power to control the outcome of all of our corporate actions, including those that require approval of our stockholders. Specifically, Sylvan will be able to control matters such as:


         o  the composition of our board of directors;

         o  the direction and policies of our business;

         o  the appointment and removal of our officers;

         o  the acquisition or disposition of assets by our company;

         o future issuances of our common stock and other equity or debt securities;

         o  the incurring of debt by our company;

         o any decisions regarding mergers or other business combinations involving our company;

         o  any payment of dividends on our common stock; and

         o various decisions regarding treatment of items in our tax returns that are consolidated or combined with Sylvan's tax returns.

         At the time of completion of this offering, our board of directors will consist of all of the current directors of Sylvan, plus our Chief Executive Officer and President, Stephen A. Hoffman. Two of these directors are also executive officers of Sylvan.

THE IRS COULD CHALLENGE THE TAX-FREE NATURE OF OUR SEPARATION

         Sylvan has not yet sought a ruling from the IRS that our separation from Sylvan, this offering and Sylvan's distribution of its shares of our common stock to its stockholders will qualify as tax-free to Sylvan and its shareholders. Qualification as tax-free depends in part upon Sylvan's reasons for these transactions and satisfaction of several other requirements. The IRS is not obligated to issue this ruling. It is possible that the IRS could view the facts differently and determine that the distribution does not qualify as tax-free. If Sylvan does not receive the IRS ruling, it will not distribute its shares of our common stock to its stockholders and, therefore, will continue to control us.

MEMBERS OF OUR BOARD OF DIRECTORS MAY HAVE CONFLICTS OF INTEREST BECAUSE THEY ARE ALSO DIRECTORS OF SYLVAN

         All but one of our eight initial directors are also directors of Sylvan. Two of these directors, Messrs. Becker and Hoehn-Saric, are the Co-Chief Executive Officers of Sylvan. Our directors who are also directors or executive officers of Sylvan will have obligations to both companies. This may result in conflicts of interest regarding a variety of matters that can affect our business, such as business arrangements between the two companies, as well as acquisitions, financings and other corporate opportunities that may be suitable for both companies. Therefore, you cannot assume that any conflicts will be decided in a manner that is in the best interests of our company.

SOME OF OUR DIRECTORS MAY HAVE CONFLICTS OF INTEREST BECAUSE OF THEIR OWNERSHIP OF SYLVAN STOCK

         Our initial directors currently own a total of about 6.8 million shares (or about 12.5%) of Sylvan's common stock, including options that are exercisable within the next 60 days. This stock ownership may create, or seem to create, potential conflicts of interest when the directors face decisions that have different implications for our company and Sylvan.

OUR SEPARATION AGREEMENT WITH SYLVAN CONTAINS COVENANTS THAT MAY LIMIT THE WAY WE OPERATE OUR BUSINESS AND OUR ABILITY TO SEEK CAPITAL

         In connection with this offering, we will enter into an agreement with Sylvan that contains several restrictive covenants. These covenants, individually or together, could materially limit the way we conduct our business and our ability to pursue our business objectives. For example, we will agree not to enter into any agreement that will result in a person or group acquiring 50% or more of our common stock (including the shares we will issue in this offering). These covenants could have a material adverse effect on our company and your investment in our company. We describe these restrictions in the subheading "Separation Agreement" in the section titled "Arrangements between Prometric and Sylvan" later in this prospectus.

OUR HISTORICAL FINANCIAL INFORMATION MAY NOT BE REPRESENTATIVE OF OUR RESULTS AS A SEPARATE COMPANY

         The historical financial information we have included in this prospectus may not reflect what our results of operations, financial position and cash flows would have been had we been a separate, stand-alone company during the periods presented or what our results of operations, financial position and cash flows will be in the future. This is because:


         o Sylvan did not account for us as a separate, stand-alone business, which required us to make a number of adjustments and allocations when we separated our historical financial statements from Sylvan's;


         o our historical financial statements do not reflect all of the changes that will occur in our financial condition, capital structure and operations as a result of this offering and Sylvan's transfer of the computer-based testing services business to us; and

         o our historical financial statements do not reflect any debt that we might have had to incur if we were a separate, stand-alone business, because we relied upon Sylvan to provide us funds to operate and grow our business.

         We cannot assure you that the adjustments and allocations we have made in preparing our historical financial statements appropriately reflect how our operations during the periods would be presented if we had operated as a stand-alone company. We cannot predict what the actual effect of our separation from Sylvan will have on our future operating results, financial condition or cash flows.

WE MAY BE UNABLE TO SUSTAIN OUR HISTORICAL GROWTH RATE

         From 1996 through 1998, our revenues and net income grew at compound annual rates of 44.8% and 56.2%. We may be unable to continue to grow our revenues and/or our net income as quickly as we have over the past three years. Our future growth prospects depend upon a number of factors, including our ability to:

         o work with test sponsors to convert their paper and pencil tests to computer-based format;

         o keep our existing contracts and obtain more contracts to deliver computer-based testing services;

         o expand the number of testing centers in our network to meet the needs of our current and future customers;

         o continue to deliver computer-based testing services without interruptions, particularly interruptions resulting from technical problems in our test delivery system;

         o adapt quickly to technology advances and add test delivery channels, such as the Internet;

         o attract and retain enough talented technical people to expand our network infrastructure to support growth;

         o upgrade our management information systems as necessary to properly manage a larger volume of business; and

         o obtain additional capital to expand our network infrastructure and support a larger volume of business.

WE MAY HAVE DIFFICULTY MANAGING OUR GROWTH

         We have rapidly and significantly expanded our computer-based testing services business over the past several years and intend to continue to do so. Growth will require us to add management personnel and expand our financial and management systems and controls and facilities. If our revenue growth is less than we project, the costs we will incur for these additions and expansions will cause our profitability to decline from current levels. If we fail to make these additions and expansions on a timely basis, we may be unable to operate our business effectively. This could have a material adverse effect on our business, financial condition and results of operations.

         We have internally developed our test delivery system and the other computer systems we need to operate our business. If our customer base and the number of tests we deliver increase substantially, we will need to expand and upgrade our technology and network infrastructure. We cannot be sure that we can do this quickly enough to keep up with the growth in our business. Also, we may not be able to accurately predict the timing or cost of needed expansion and upgrades of our systems.

WE DEPEND UPON OUR CONTRACTS AND RELATIONSHIPS WITH ETS AND MICROSOFT FOR A SIGNIFICANT AMOUNT OF OUR REVENUES

         Our contracts with ETS generated about $61.3 million, or 34.3% of our revenues in 1998. Our contract with Microsoft generated about $43.0 million, or 24.0% of our revenues in 1998. We must continue to maintain a close working relationship with these customers because they represent so much of our computer-based testing services volume. Our overall revenues and profitability could decline or we could be unable to grow our business if:

         o ETS decides not to convert more paper and pencil tests to computer-based format;

         o ETS decides to develop its own network of computer-based testing services centers;

         o Microsoft decides to authorize other companies to deliver its IT certification tests or decides to deliver its own tests; or

         o we are unable to renew our contracts with ETS or Microsoft on terms acceptable to us.

         Our reputation in the training and testing industry is largely the result of our relationship with these prestigious customers. If our business relationships with them deteriorated, our overall reputation in the industry may suffer. This could make it difficult or impossible for us to grow our business.

WE ARE SUBJECT TO RISKS ASSOCIATED WITH OUR FOREIGN OPERATIONS

         In 1998, we derived about 40.5% of our revenues from operations outside the U.S. We face risks that are inherent in international operations, including that:

         o it is difficult to enforce agreements and collect receivables in some foreign countries;

         o tax rates in some foreign countries exceed those of the U.S., and foreign earnings may be subject to withholding requirements or imposition of tariffs, exchange controls or other restrictions;

         o general economic and political conditions in the countries where we operate may have an adverse effect on our operations in those countries;

         o there are difficulties associated with managing a large organization spread throughout many countries;

         o we must be able to understand and comply with a variety of foreign laws and regulations; and

         o it is potentially difficult for us to enforce our intellectual property rights in some foreign countries.

         We plan to continue to grow our business globally. Our success in doing so profitably will depend on our ability to anticipate and effectively manage these and other risks.

EXCHANGE RATE FLUCTUATIONS COULD ADVERSELY AFFECT OUR FINANCIAL RESULTS

         Despite the scope of our international operations, we currently receive most of our revenues in U.S. dollars. However, we pay a significant portion of our expenses in other local currencies. Therefore, exchange rate fluctuations in a foreign currency could have a material adverse effect on our financial results.

SOME OF OUR CUSTOMERS MAY DECIDE TO AUTHORIZE A SECOND SOURCE FOR DELIVERY OF THEIR TESTS OR DEVELOP THE IN-HOUSE CAPABILITY TO DELIVER TESTS

         We are currently the sole source for delivery of computer-based tests for a number of our professional licensing and certification and academic customers. However, in most instances, our contracts with many of these customers do not name us as the exclusive deliverer of the customer's computer-based tests. For their own business reasons, some of these customers may decide to authorize one of our competitors as a second source for computer-based test delivery. Several of our significant IT certification test customers have designated at least one other company as a deliverer of their computer-based tests. Also, some customers may decide to develop their own ability to deliver their tests in computer-based format because of the importance of testing to their overall business objectives. If a number of our larger customers made either decision, our volume of tests delivered and our revenues are likely to decline.

WE MUST REMAIN CURRENT WITH RAPIDLY EVOLVING TECHNOLOGIES

         Our test delivery and other computer systems are based on current IT and communications technologies. These technologies are evolving rapidly. Therefore, our future success will depend upon our ability to quickly implement technology advances.

         The Internet is rapidly gaining acceptance as a medium to deliver tests, particularly those that do not require high security. We expect that technology will develop to enable delivery of secure tests over the Internet and to positively identify a candidate desiring to take a test over the Internet in an unproctored location. If this happens and we do not implement these Internet technologies, our volume of tests delivered and our revenues may fail to grow or may actually decline.

WE DO NOT HAVE LONG-TERM CONTRACTS WITH THE OPERATORS OF MOST OF OUR TEST
CENTERS

         We own very few of our testing centers. Instead, we enter into contracts with individual Sylvan Learning Center franchisees or other third parties for most of our Sylvan Technology Center network, or STCs, and with training companies or other third parties for most of our Authorized Prometric Testing Center network, or APTCs. Under these contracts, the party with whom we contract supplies the space for the testing center. Most of these contracts have terms of three years or less. Our contracts with most of our Sylvan franchisees expire on December 31, 2001 or December 31, 2002. If a significant number of the parties with whom we contract decide not to renew their contracts with us, we would be forced to find new places to install testing centers. This could cause a substantial increase in our operating expenses. If we were unable to relocate test centers quickly after existing contracts are not renewed, our volume of tests delivered could decline.

WE EXPECT TO FACE INCREASING COMPETITION

         We currently have several direct competitors. A number of these competitors are owned by public companies that are well known in the education and testing industries. Also, ACT, Inc. (a leading developer and sponsor of academic admissions and assessment tests) recently announced an alliance with Electronic Data Systems Corporation to develop a network of computer-based testing centers. We believe that these companies have the financial resources, expertise and name recognition to become more significant competitors in the future. We cannot predict if or when other companies with significant resources will also decide to enter the market. Internet technology may advance to enable secure tests to be delivered over the Internet. If this happens, the cost of entering the computer-based testing services business should decline. As competition increases, we would expect greater price and service competition. We provide additional information about our competitors under the subheading "Competition" in the "Business" section of this prospectus.

WE DEPEND ON OUR ABILITY TO ATTRACT AND RETAIN HIGHLY QUALIFIED PERSONNEL

         Our future success depends significantly on the continued services of our executive officers and other members of our management team, as well as our staff of IT and communications professionals. We will need to add highly skilled individuals to our staff, and we face intense competition for highly qualified people. There is a substantial shortage of IT and communications professionals. We cannot assure you that we will be able to retain our existing key personnel or that we will be able to attract, assimilate and retain enough additional or replacement personnel to support our business. If we cannot, it is unlikely that we will be able to grow our business as we are planning, and we may not be able to operate our existing business efficiently.

OUR OPERATING RESULTS AND FINANCIAL PERFORMANCE MAY FLUCTUATE

         Our revenues and operating results have varied substantially from quarter to quarter during the past several years. We expect continued fluctuations based on such factors as:

         o our customers' timing of implementation of new computer-based testing services programs;

         o  the frequency or timing of delivery of individual tests; and

         o  the changes in the prices we receive for the tests we deliver.

OUR BUSINESS IS SUBJECT TO THREE LAWSUITS

         Sylvan is currently involved in three lawsuits that concern our computer-based testing services business. We will agree to indemnify Sylvan from any loss Sylvan may incur as a result of these three lawsuits. One of these lawsuits involves our obtaining the contract to deliver the NASDR's computer-based tests. The plaintiff, ACT, was the unsuccessful bidder for this NASDR contract. ACT claims Sylvan violated federal antitrust law by monopolizing and attempting to monopolize a portion of the computer-based testing services industry. ACT also claims that Sylvan tortiously interfered with ACT's contractual and quasi-contractual relations with the NASDR. If Sylvan were found to have violated Federal antitrust law, we could be liable to ACT for three times the amount of ACT's actual damages. ACT has not yet specified the amount it alleges as its damages. If ACT were to win this case and the court awarded ACT significant damages, our results of operations and financial condition could be materially affected. Also, the court could enjoin us from continuing some of our computer-based testing services business or order us to dispose of some of our computer-based testing services assets. This type of injunction also could materially adversely affect our results of operations and financial condition and could adversely affect our ability to grow our business.

         The other two lawsuits are related to each other. They involve a license we granted to Novell of our test development software (TDL). We use this software to generate tests in computer-based format. Novell sublicensed TDL to Virtual University Enterprises (VUE). Sylvan sued VUE, which is now a division of National Computer Services, Inc. (NCS). Sylvan claims that NCS's use of TDL infringes Sylvan's copyright of TDL and that NCS has misappropriated Sylvan's trade secrets. Novell recently filed a lawsuit against Sylvan seeking a declaratory judgment that its grant of the sublicense of TDL to NCS does not violate Sylvan's license of TDL to Novell. We would be unable to prevent NCS from using TDL if Novell were to receive the declaratory judgment it is seeking.

         We discuss these lawsuits in the subheadings "Litigation" in the "Business" section of this prospectus.

WE MAY EXPERIENCE PROBLEMS RELATED TO THE YEAR 2000 ISSUES THAT COULD ADVERSELY AFFECT OUR BUSINESS

         Many currently installed computer systems and software products are coded to accept only two-digit year entries in the date code field. Consequently, on January 1, 2000, many of these systems could fail or malfunction because they may not be able to distinguish 21st century dates from 20th century dates. Although we believe that our principal computer systems are Year 2000 compliant, some of our systems are not yet certified. Because we depend substantially upon the proper functioning of our computer systems, a failure of our systems to correctly recognize dates beyond December 31, 1999 could materially disrupt our operations and seriously harm our ability to schedule and deliver tests. The Year 2000 problem could also adversely affect our business by causing the systems operated by our customers, vendors or other business partners to fail. Because our systems interact with these third party systems, we may be unable to schedule or deliver tests and generate electronic reports using data provided by these third parties. We discuss our efforts to handle the Year 2000 issue in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of this prospectus.

OUR STOCK PRICE MAY FLUCTUATE SIGNIFICANTLY AFTER THIS OFFERING, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT AS A RESULT

         Before this offering, there has been no public market for our common stock. We cannot predict how our common stock will trade in the future. The market price of our common stock may fluctuate significantly due to a number of factors, some of which may be beyond our control. These factors include:

         o announcements of new computer-based test delivery contracts by us or our competitors;

         o  actual or expected fluctuations in our operating results;

         o  failure of securities analysts to cover our company;

         o changes in earnings estimates for our company by securities analysts or our ability to meet those estimates;

         o the operating and stock price performance of other comparable companies;

         o  overall stock market fluctuations; and

         o  overall economic conditions.

         Also, the stock market in general has experienced extreme volatility from time to time. This volatility has often been unrelated or disproportionate to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

THE SALE OR AVAILABILITY FOR SALE OF ADDITIONAL SHARES OF OUR COMMON STOCK AFTER THIS OFFERING COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK

         Sales of a substantial number of shares of our common stock after this offering could adversely affect the market price of our common stock. A reduction in the price of our common stock could reduce the value of your investment in our common stock and could impair our ability to raise capital through the sale of additional equity securities.

         Upon completion of this offering, __________ shares of our common stock will be outstanding and will be tradeable as follows:

         o ___________ of these shares will be owned by Sylvan. Sylvan generally will not be able to sell its shares of our common stock in the stock market unless we register them under the Securities Act of 1933. However, Sylvan expects to distribute its shares of our common stock to its stockholders sometime in 2000. Prior to the distribution, we do not expect Sylvan to sell any shares. If the distribution occurs, the shares distributed will then be freely tradeable, except for shares held by our affiliates;

         o Except for any shares purchased by our affiliates, the __________ shares of our common stock sold in this offering will be freely tradeable without further restrictions or registration under the Securities Act; and

         o Shares of our common stock reserved for issuance under our stock option plan will be freely tradeable after option exercise once we register these shares under the Securities Act. We expect to register them within 60 days after this offering. We describe this plan in the paragraph "1999 Stock Incentive Plan" in the "Management" section of this prospectus.

         Sylvan expects to distribute its shares of our common stock to its stockholders sometime in 2000. We cannot predict what Sylvan's stockholders will do with the shares of our common stock they receive in this distribution. If many of them decide to sell their shares of our common stock soon after the distribution, the market price of our common stock could decline. Also, we have granted Sylvan the right to require us to register Sylvan's shares of our common stock. Sylvan may be unable to obtain the IRS ruling and, therefore, will not distribute its shares of our common stock to its stockholders. If this happens, Sylvan may decide to register and sell its shares of our common stock. This also could cause the market price of our common stock to decline.

         We describe these matters in more detail in the "Shares Eligible for Future Sale" section of this prospectus.

THE BOOK VALUE OF YOUR COMMON STOCK WILL BE SUBSTANTIALLY DILUTED IN THIS
OFFERING

         The price you will pay for our common stock will be substantially higher than the tangible book value per share of our common stock. As a result, you will experience immediate and substantial dilution in tangible book value per share, and Sylvan, as owner of all of the rest of our outstanding common stock will receive a material increase in the tangible book value of its shares of our common stock. The dilution to you in this offering will be about $______ per share.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         We make statements in this prospectus that are forward-looking statements. These statements are subject to risks and uncertainties. These forward-looking statements generally are accompanied by words such as "may," "will," "intend," "anticipate," "believe," "estimate," "expect," "should," or similar expressions. You should understand that these forward-looking statements are subject to a number of assumptions, risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from the estimates or projections we make in our forward-looking statements include those described in "Risk Factors."

         We are under no duty to publicly update or revise any of the forward-looking statements after the date of this prospectus. In light of the risks we describe in "Risk Factors," the forward-looking events we discuss in this prospectus may not occur.

                           OUR SEPARATION FROM SYLVAN

HISTORY OF OUR COMPUTER-BASED TESTING SERVICES BUSINESS

         Sylvan decided to establish a computer-based testing services business in the early 1990's. Sylvan viewed this business as a natural extension of its educational services. Sylvan also saw testing as a way to provide more revenues to franchisees of its Sylvan Learning Centers and to increase utilization of learning centers during the day when centers normally had little business because students were in school. Sylvan recognized that it would have to incur substantial start-up capital expenses to establish a network of testing centers and equip them to deliver computer-based tests. Sylvan would need a source of tests that would be delivered soon after establishing the testing network to justify these capital expenditures.

         Sylvan knew that a number of leading academic test sponsors and administrators were evaluating the feasibility of computer-based testing services. Sylvan's management had established a business relationship with ETS in the late 1980's. This relationship facilitated management's discussing with ETS the feasibility of using Sylvan Learning Centers to deliver tests that ETS expected to convert from paper and pencil to computer-based format. In 1993, ETS and Sylvan entered into a contract, under which ETS named Sylvan as its exclusive U.S. commercial deliverer of computer-based tests administered by ETS (other than the SAT and other tests owned by the College Board). This contract provided Sylvan the test volume necessary to justify establishing a computer-based testing services network in the U.S. In 1994, Sylvan obtained a contract from ETS to deliver tests in computer-based format outside North America, on a cost plus 10% basis. Sylvan then began to establish testing centers outside North America. We discuss the terms of these contracts under the subheading "Contracts" in the "Business" section of this prospectus.

         In September 1995, Sylvan acquired Drake Prometric, L.P. Drake had purchased the computer-based testing services business of Control Data in the late 1980's. Control Data had been a pioneer in the business and had established computer-based testing services for the NASDR's licensing tests in the 1980's. The NASDR later decided to operate its computer-based testing services itself rather than by contract with Control Data. By 1995, Drake had become the leader in providing certification tests for the IT industry. Drake had contracts with Microsoft and Novell. Many of our current APTCs were established by Drake, and a number of our employees worked for Drake prior to its acquisition by Sylvan. The Drake acquisition significantly increased the opportunities and ability for Sylvan to expand its computer-based testing services business.

         In December 1997, Sylvan purchased the business of Block Testing Services L.P., Block State Testing Services L.P. and an affiliated corporation, National Assessment Institute, Inc. We refer to these businesses together as NAI/Block. These businesses developed and delivered paper and pencil tests for several state and local licensing agencies. In January 1999, Sylvan formed a joint venture with Chauncey, a subsidiary of ETS. Sylvan contributed the NAI/Block business to the joint venture, and Chauncey contributed its state licensing test business. The name of the joint venture is Experior Assessments L.L.C. We believe this joint venture enables us to expand our computer-based testing services business in the licensing segment of the market.

SEPARATION OF PROMETRIC FROM SYLVAN

         Until this offering, Sylvan operated our computer-based testing services business as an unincorporated division. This division has been managed by its own division president since 1996 and has developed its own management team and professional staff. However, many of the Division's accounting and other administrative functions have been performed by Sylvan's personnel.

         Sylvan has created Prometric as a separate corporation to separate our computer-based business from Sylvan's other businesses and to facilitate this offering. Immediately before this offering is completed, Sylvan will transfer to this new corporation all assets and liabilities related to the computer-based business. The primary assets to be transferred are the:

         o assets that make up our testing network, such as the computer systems that deliver tests electronically to our testing centers, register and schedule candidate tests and store data related to test results;

         o computer hardware and software and other equipment in the testing centers;

         o contracts with entities such as ETS, Microsoft and the NASDR to deliver computer-based testing services;

         o agreements with third-party operators of the testing centers in our network;

         o  joint venture interest in Experior;

         o stock in the subsidiary corporations that operate portions of the computer-based testing services business;

         o  about $138 million of unamortized goodwill and contract rights; and

         o current assets, such as cash and accounts receivable from our customers.

Sylvan also will sublease to us office space in its headquarters in Baltimore and will sublease to us the various other offices, data centers and call centers we use around the world in our business.

The primary liabilities to be assumed by our new corporation are:

         o  accounts payable;

         o  accrued expenses;

         o  accrued but unpaid taxes; and

         o deferred revenue associated with tests we have been paid to deliver but that we have not yet delivered.

         Also, we have agreed to assume the defense of two lawsuits relating to our computer-based testing services business and to indemnify Sylvan from any amounts that we or Sylvan may have to pay to settle these cases or as a result of a judgment in favor of either plaintiff. We discuss these cases under the subheading "Our Business is Subject to Three Lawsuits" in the "Risk Factors" section and under the subheading "Litigation" in the "Business" section of this prospectus.

         When this offering is completed, the management team and professional staff that operated our business as a Sylvan division will become our full-time employees. Our board of directors will consist of all of the current directors of Sylvan, plus our Chief Executive Officer and President, Stephen A. Hoffman, who has been President of Sylvan's Prometric Division since 1996. Sylvan will own about ___% of our outstanding common stock (____% if the underwriters fully exercise their over-allotment option).

DISTRIBUTION OF OUR SHARES BY SYLVAN

         Sylvan has informed us that it expects to distribute its shares of our common stock to its stockholders. Sylvan has told us that it will not make this distribution unless it first receives a ruling from the Internal Revenue Service that the distribution would be tax-free to both Sylvan and Sylvan's stockholders. It takes considerable time to obtain rulings of this nature from the IRS, and the IRS is not required to issue them. Therefore, we cannot be certain that Sylvan will obtain this ruling. If it did not, Sylvan has told us that it will not distribute its shares of our common stock to its stockholders. We have agreed to cooperate fully with Sylvan in seeking the IRS ruling. Sylvan has told us that it does not expect to obtain an IRS ruling any earlier than during the second half of 2000. Therefore, Sylvan does not believe it could complete a distribution of its shares of our common stock until late in 2000.

         We discuss the risks related to whether Sylvan distributes its shares of our common stock in the "Risk Factors" section of this prospectus under the subheading "Sylvan will own at least 80% of our outstanding common stock and will be able to control us." Sylvan has indicated that the following are the component factors its board of directors will consider when deciding whether to complete the distribution:

         o obtaining a favorable ruling from the IRS as to the tax-free nature of the distribution;

         o whether the distribution would be detrimental to Sylvan's stockholders;

         o no regulatory action or litigation seeking to prevent the distribution; and

         o unforeseen adverse conditions then affecting our business or Sylvan's business.

REASONS FOR THIS OFFERING

         Since it completed its initial public offering in late 1993, Sylvan has grown rapidly. Sylvan has accomplished this both through internal growth in its core businesses and through numerous acquisitions of companies engaged in a variety of education-related businesses. In 1996, Sylvan divided its business into three divisions and established separate management teams for each, lead by a division president. However, Sylvan is finding it more difficult to effectively manage this wide range of businesses. Sylvan believes that separating our business from its other businesses will improve Sylvan's ability to manage its core educational services business. Sylvan's board of directors has conducted a strategic review of Sylvan, its structure and prospects. The board concluded that there are a number of valid business reasons to separate our computer-based testing services business from Sylvan's other educational services businesses. The board of directors determined that:

         o our computer-based testing services business is sufficiently different from Sylvan's other educational services businesses to warrant being a separate company;

         o our computer-based testing services business is of a sufficient size and scope to operate as a separate public company;

         o our computer-based testing services business has its own management team and professional staff in place that is capable of operating the business separately from Sylvan; and

         o our computer-based testing services business is not dependent upon Sylvan's other businesses for growth.

         We and Sylvan believe that there are a number of benefits that will be realized from the proposed transactions. These benefits include:

         o eliminating possible conflicts of interest because Sylvan offers or may offer educational services that compete with services offered by some of our current or potential computer-based testing services customers;

         o allowing Prometric's and Sylvan's management teams to focus exclusively on their respective businesses;

         o aligning management and employee compensation directly with the success of our business, through incentive programs tied to the market performance of our common stock; and

         o increasing our access to capital financing, such as our ability to raise cash by selling our equity or debt securities to support our planned growth, including business acquisitions.

AGREEMENTS WITH SYLVAN

         At the time of completion of this offering, we will enter into several agreements with Sylvan. These agreements will provide for the separation of our computer-based testing services business from Sylvan and the on-going relationship between Sylvan and us after the separation. Under the Separation Agreement, Sylvan will transfer to us all assets of its computer-based business, and we will assume all related liabilities. Under the Administrative Services Agreement, Sylvan and Prometric will share the services of Sylvan employees who will provide us a number of specified administrative services for the next two years. We will enter into a Tax Sharing and Separation Agreement with Sylvan. This will govern allocations of income tax liabilities between the two companies. Under a Registration Rights Agreement, we will grant Sylvan the right to require us to register its shares of our common stock under the Securities Act under some circumstances. We describe the agreements we will enter into with Sylvan in the section "Arrangements between Prometric and Sylvan" later in this prospectus.

         Because we have been a division of Sylvan before this offering, we cannot assure you that the terms of these agreements are more or less favorable than those that we could have negotiated with an unaffiliated third party.

                                 USE OF PROCEEDS

         Assuming an initial public offering price of $____ per share, we estimate that we will receive approximately $_____ million in net proceeds from this offering, or approximately $____ million if the underwriters exercise their over-allotment option in full, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for working capital and general corporate purposes. Until we use the net proceeds of this offering, we will invest them in
U. S. government securities or investment-grade, interest-bearing instruments.

                                 DIVIDEND POLICY

         We do not intend to pay cash dividends on our common stock for the foreseeable future. This is because we need to retain our cash for working capital and to finance our planned growth. However, our board of directors is free to change our dividend policy in the future, based upon factors such as our results of operations, financial condition, cash flow, cash needs and future prospects.

                                 CAPITALIZATION

         The following table shows our capitalization as of June 30, 1999.

         o  on an actual basis;

         o on a pro forma as adjusted basis as if Sylvan had transferred the assets and liabilities of its computer-based testing services business to us on June 30, 1999 in exchange for _____ shares of our common stock and to give effect to the sale of _______ shares of common stock in this offering at an assumed offering price of $______ per share (after deducting estimated underwriting discounts and commissions and estimated offering expenses).

         You should read this table together with our financial statements and their notes, which we have included elsewhere in this prospectus.

                                                              AS OF JUNE 30, 1999
                                                                              PRO FORMA
                                                         ACTUAL              AS ADJUSTED
                                                         ------              -----------
                                                          (in thousands, except share data)
Owner's equity:
   Owner's net investment.....................            $269,282
   Accumulated other comprehensive income ....                 558
                                                          --------
          Total owner's equity................             269,840
Stockholders' equity:
   Preferred  Stock,  $.001 par  value,  10,000,000
   shares   authorized;   no   shares   issued   or
   outstanding................................                  --

   Common  Stock,  $.001  par  value,   150,000,000
   shares  authorized;______ shares issued and
   outstanding, actual; _____ issued and outstanding,
   pro forma as adjusted .....................                  --
   Additional paid-in capital ................                  --
   Accumulated other comprehensive income ....                  --
                                                         ---------              -----------
                                                                --
         Total stockholders' equity ..........           =========              ===========

                  Total capitalization........            $269,840              $
                                                         =========              ===========

                                    DILUTION

         Our pro forma net tangible book value as of June 30, 1999 was $______, or $_____ per share. Pro forma net tangible book value per share represents the amount of our total pro forma tangible assets reduced by the amount of our total pro forma liabilities, divided by the pro forma number of shares of common stock outstanding as of June 30, 1999. These pro forma amounts assume our separation from Sylvan occurred on June 30, 1999, and our sale of the_______ shares of our common stock in this offering at an assumed initial public offering price of $____ per share also occurred on June 30, 1999. After deducting underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value at June 30, 1999, would have been approximately $_______, or $_____ per share. This represents an immediate increase in pro forma net tangible book value of $_____ per share to Sylvan (as our only stockholder prior to this offering) and an immediate dilution of $_____ per share to new investors. The following table illustrates this per share dilution:

         Assumed initial public offering price per share.................................                $
         Pro forma net tangible book value per share at June 30, 1999...................$

             Increase in pro forma net tangible book value per share
                attributable to new investors............................................

         Adjusted pro forma net tangible book value per share
                after this offering...........................................
                                                                                                         =============
         Dilution per share to new investors.............................................                $
                                                                                                         =============


         The following table summarizes on a pro forma basis as adjusted at June
30, 1999:

         o the number of shares of our common stock held by Sylvan, Sylvan's net investment in our business and the average price per share represented by Sylvan's net investment;

         o the number of shares of our common stock purchased by new investors in this offering, the total consideration and the price per share paid by them for these shares; and

         o  the percentage of shares of our common stock held by Sylvan and the new investors and the percentage of consideration to us for these shares.
                                                                                                             AVERAGE
                                        SHARES PURCHASED                   TOTAL CONSIDERATION              PRICE PER
                             ----------------------------------------    -------------------------
                                     NUMBER                PERCENT         AMOUNT        PERCENT          COMMON SHARE
                             ------------------------     -----------    -----------    ----------       ----------------
Sylvan...............                                                                                       $
                                                          %                $            %
New investors........                                                                                       $
                             ========================     ===========    ===========    ==========
       Total...........
                                                          %              $              %
                             ========================     ===========    ===========    ==========

                      SELECTED FINANCIAL AND OPERATING DATA

         The following table presents our selected historical financial and operating data. Our historical financial statements represent the carved-out historical financial position and results of operations of the computer-based testing services business of Sylvan.

         Pro forma basic and diluted earnings per share presented in the following table have been calculated assuming that the _________ common shares issued in connection with our separation from Sylvan were outstanding for all periods presented.

         You should read our selected financial data together with our financial statements and their related notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations", which we have included elsewhere in this prospectus. We have derived the statement of operations data for each of the three years in the period ended December 31, 1998 and the balance sheet data as of December 31, 1997 and 1998 from our audited financial statements included elsewhere in this prospectus. These financial statements have been audited by Ernst & Young LLP. We have derived the statement of operations data for each of the years ended December 31, 1994 and 1995 from our unaudited consolidated financial statements which we did not include in this prospectus. We have derived the statement of operations data for the six months ended June 30, 1998 and 1999 and our balance sheet data as of June 30, 1999 from our unaudited consolidated financial statements which we have included elsewhere in this prospectus. In our opinion, the unaudited consolidated financial statements include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of our results for the six-month periods.

                                                                                                                SIX MONTHS
                                                             YEARS ENDED DECEMBER 31,                         ENDED JUNE 30,
                                           ---------------------------------------------------------------------------------------
                                               1994       1995 (1)      1996      1997 (2)      1998         1998        1999
                                           ---------------------------------------------------------------------------------------
                                                (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)            (UNAUDITED)

STATEMENT OF OPERATIONS DATA:
   Revenues                                 $   13,683    $   34,565  $   85,283  $  115,622  $  178,732  $   74,458   $  106,287
   Costs and expenses:
     Direct costs                               13,225        27,602      58,340      80,063     120,120      51,547       71,121
     General and administrative expense            862         3,248      13,823      26,880      27,160      12,562       19,280
     Allocated indirect overhead costs (3)       1,587         2,350       2,686       3,835       4,740       2,370        3,520
     Loss on impairment of assets                   --            --          --       4,000          --          --           --
                                           ---------------------------------------------------------------------------------------
   Total costs and expenses                     15,674        33,200      74,849     114,778     152,020      66,479       93,921
                                           ---------------------------------------------------------------------------------------
   Operating income (loss)                      (1,991)        1,365      10,434         844      26,712       7,979       12,366
   Other income (expense)                         (167)         (996)       (378)       (359)        892         236        1,324
                                           ---------------------------------------------------------------------------------------
   Income (loss) before income taxes            (2,158)          369      10,056         485      27,604       8,215       13,690
   Income tax benefit (expense)                    820          (140)     (3,810)     (1,957)    (12,357)     (3,697)      (6,160)
                                           =======================================================================================
   Net income (loss)                        $   (1,338)   $      229  $    6,246  $   (1,472) $   15,247  $    4,518   $    7,530
                                           =======================================================================================
   Pro forma  earnings  per  share, basic and
     diluted (4)                            $             $           $           $           $           $            $
                                           =======================================================================================

                                                                       DECEMBER 31,                                JUNE 30,
                                               -------------------------------------------------------------------------------------
                                                 1994         1995 (1)      1996       1997 (2)    1998         1998        1999
                                               -----------------------------------------------------------------------------------
OPERATING DATA:
    Total STC network                              244          218          277        386         563          526         728
    Total APTC network                               -          797          990      1,595       1,874        1,643       2,152
                                             ---------     --------  ----------- ----------   ---------   ----------  ----------
       Total test centers                          244        1,015        1,267      1,981       2,437        2,169       2,880
                                              ========     ========  =========== ==========   =========   ==========  ==========
     Tests delivered                           296,949      567,708    1,412,869  2,290,724   3,503,161    1,526,554   2,201,596


BALANCE SHEET DATA (AT PERIOD END):
    Cash and cash equivalents                $     568    $   4,358      $ 7,405  $  16,261   $  12,815    $  20,249  $   17,188
    Working capital (deficit)                    2,822         (895)      (4,704)     9,139      16,106       12,863      16,875
    Total assets                                17,766      101,605       33,840    211,046     299,601      226,572     311,558
    Total liabilities                            2,258       17,480       28,146     36,980      37,646       36,947      41,718
    Owner's net investment                      15,508       84,055      105,473    173,967     260,796      190,512     269,282
    Common stock and additional paid-
       in capital                                    -            -            -          -           -            -           -
    Total owner's equity                        15,508       84,125      105,694    174,006     261,955      189,625     269,840

(1) On September 30, 1995, we acquired Drake Prometric, L.P., a leading provider of computer-based certification, licensing and assessment testing. The transaction was accounted for using the purchase method of accounting, and our results of operations from October 1, 1995 include the operations of Drake.

(2) On December 1, 1997, we acquired the business of Block Testing Services L.P., Block State Testing Services L.P. and National Assessment Institute, Inc. Prior to the acquisition, these companies were controlled by the same shareholders and were engaged in the business of designing and administering paper and pencil tests for the licensing of individuals. The acquisition was accounted for using the purchase method of accounting, and our results of operations from December 1, 1997 through December 31, 1998 include the operations of these acquired companies. On January 1, 1999, we contributed the net assets of Block and NAI to a newly-formed joint venture in which we have a 50% interest. We account for the joint venture using the equity method of accounting.

(3) Sylvan has allocated to us indirect overhead costs during all of the periods presented. These costs consist principally of corporate human resources, finance, accounting and administration, investor relations and information management services. After this offering, we will be charged by Sylvan for these services under the provisions of an Administrative Services Agreement. You should read "Arrangements Between Prometric and Sylvan."

(4) Pro forma as adjusted gives effect to the transfer of the computer-based testing services division to us and the offering as if it had occurred on June 30, 1999.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         THE FOLLOWING IS A DISCUSSION OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR EACH OF THE PAST THREE YEARS AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1999. YOU SHOULD READ THIS DISCUSSION TOGETHER WITH OUR FINANCIAL STATEMENTS AND THE RELATED NOTES, WHICH WE HAVE INCLUDED ELSEWHERE IN THIS PROSPECTUS. WE MAKE SOME FORWARD-LOOKING STATEMENTS ABOUT OUR FUTURE PERFORMANCE. THESE FORWARD-LOOKING STATEMENTS INCLUDE NUMEROUS RISKS AND UNCERTAINTIES, AS DESCRIBED IN THE "RISK FACTORS" SECTION OF THIS PROSPECTUS.

INTRODUCTION

         We have a global distribution network for computer-based testing services. We provide our testing services for information technology certification, professional licensing and certification, academic admissions and other secure testing requirements. We have operated our business as a division of Sylvan and will continue to do so until immediately before this offering. Because we have operated as a Sylvan division:

         o Sylvan used its cash management systems to pay many of our direct operating costs and general and administrative expense;

         o Sylvan allocated to us a portion of its overhead costs because it provided us various administrative services. To make these allocations, Sylvan estimated the amount of its total overhead costs that were attributable to our operations;

         o  Sylvan acquired the Drake and NAI/Block businesses on our behalf;
            and

         o Sylvan acquired computer and other equipment and several testing contracts on our behalf.

To account for these transactions, Sylvan has maintained an intercompany account. "Owner's net investment" in the equity portion of our balance sheets represents the balances in this intercompany account as of the dates of our balance sheets. Upon completion of our separation from Sylvan, the amounts under owner's net investment will be included within our stockholders' equity.

         REVENUES. We derive our revenues primarily from the delivery of computer-based testing services to our technology, professional and licensing and academic customers. Our growth depends primarily upon the continued conversion of paper and pencil tests to computer-based format and growth in new certification programs that require computer-based testing. Our revenues represent a portion of the overall fees candidates pay to take the tests we deliver. The remainder of the candidates' fees belong to our customers. We recognize the fees we receive for delivering these tests when the candidates take them, except for fees we receive under our ETS international contract. Under that contract, ETS pays us for our costs of delivering ETS tests internationally plus 10%. These costs include depreciation and amortization of the equipment and other assets we purchase to deliver ETS tests internationally. Therefore, we recognize revenues under this contract as we incur costs that ETS will reimburse to us.

         PRICING. Our contracts generally provide for a per-test fee or a fee based on the number of testing hours, subject to certain minimum payments. Our contracts usually provide that the per test fee varies with the volume of tests delivered. However, our ETS international contract is priced on a cost plus 10% basis.

         DIRECT COSTS.  Direct costs are the expenses we incur to:

         o operate and staff our test delivery network, including our testing centers, call centers and data centers (including costs that ETS reimburses us under our international contract);

         o  compensate our testing centers for the tests they deliver;

         o assist our customers in developing new computer-based tests or converting existing tests to computer-based format; and

         o  provide technical support to our testing centers.

         DEFERRED CONTRACT COSTS. We often incur costs to develop a new computer-based testing program for a customer when we have a contract with a customer for our delivery of the test. These costs are primarily labor and benefits costs of our employees who do the development work. We capitalize these costs as "deferred contract costs," and we amortize them over the term of the test delivery contract. This amortization is included in our direct costs.

         In 1996, we entered into three year contracts with a number of operators of our APTCs. We paid these operators a total of $10.4 million at the time of the contracts, which the operators accepted as full compensation for the three years. As a result, we capitalized this amount as "deferred contract costs," and we are amortizing it to direct costs over the three years.

         CONTRACT RIGHTS. In 1996, we entered into a 10 year test delivery contract with the NASDR. As part of this contract, we assumed the NASDR's leases of 50 test centers it had used to deliver its own tests. We also purchased the NASDR's fixed assets in these test centers. We incurred acquisition costs of $6.4 million. Of this amount, we capitalized $6.2 million as "contract rights" and $243,000 as fixed assets. We are amortizing these contract rights to direct costs over the 10 year term of the NASDR contract.

         GENERAL AND ADMINISTRATIVE EXPENSE. This expense includes:

         o  compensation we pay our management;

         o  sales and marketing;

         o  advertising;

         o  the cost of our general and administrative facilities;

         o the cost of our accounting and finance departments that operate separately from Sylvan; and

         o  goodwill amortization.

In 1997, we contributed $10.0 million to IT Training Marketing Company. We made another contribution of $3.6 million to this company in the second quarter of 1999. This is a nonprofit organization whose sole purpose is to support and promote IT training and certification programs, including those operated by our IT customers and APTC operators. We expensed these payments when we made them.

         ALLOCATED INDIRECT OVERHEAD COSTS. These are Sylvan's costs it incurs to provide us various administrative services. The primary services Sylvan provides us are:

         o human resources, such as payroll, benefits plan administration and training;

         o  finance and accounting;

         o  legal and tax;

         o  investor relations; and

         o  information management.

Most of Sylvan's overhead costs consist of compensation and benefits for its administrative staff. Sylvan allocated portions of these to us by analyzing the amount of time that the members of its administrative staff spend to perform services on our behalf. Historically, Sylvan has allocated these overhead expenses to us at cost. After our separation from Sylvan, we intend to purchase these services from Sylvan at Sylvan's cost. Once Sylvan distributes our shares to its stockholders, we will purchase these services from Sylvan at Sylvan's cost plus 10%.

         ACQUISITIONS. Effective September 30, 1995, we acquired Drake. We initially paid $70.6 million and later paid $71.7 million of additional purchase price. We paid this additional amount because the Drake business achieved various revenue targets for 1996 through 1998. We accounted for this acquisition as a purchase and recorded $141.8 million of the purchase price as goodwill. We are amortizing this goodwill over 25 years. Our results of operations include Drake's operations from October 1, 1995.

         In 1997, we purchased NAI/Block for $25.0 million and assumed $4.2 million of liabilities. The assets acquired had a fair value of $29.2 million. We also accounted for this acquisition as a purchase and recorded $26.7 million of the purchase price as goodwill. We were also amortizing this goodwill over 25 years. Effective January 1, 1999, we contributed the NAI/Block assets to our Experior joint venture with Chauncey in exchange for a 50% joint venture interest. Our results of operations include NAI/Block's operations from December 1, 1997 through December 31, 1998. Effective January 1, 1999, we began to account for our interest in Experior using the equity method of accounting. Therefore, we now include only our share of Experior's net income in our results of operations.

         IMPAIRMENT LOSS. In May 1997, we concluded that the value of some of our software and hardware used in our test delivery network had become impaired. We reached this conclusion when we determined that we needed to upgrade our network to support growth in test volume. We recorded an impairment loss of $4.0 million. This amount represented the book value of the software and hardware. We later disposed of these assets for no significant consideration.

         INCOME TAXES. We are part of Sylvan's consolidated group for income tax purposes. We calculated our income taxes on our statements of operations as if we were a separate corporation rather than part of Sylvan's consolidated group. Our income tax expense varies from the U.S. federal statutory income tax rate of 35% primarily because of permanent differences between pre-tax income in our federal income tax returns and our financial statements. Permanent differences between our financial statements and our income tax returns relate primarily to our inability to deduct for income tax purposes goodwill amortization from the acquisitions of Drake and NAI/Block. We are also subject to income taxes in foreign countries at rates that differ from the federal statutory rate.

         RESULTS OF OPERATIONS. The following table shows the percentages of our revenues that the various items on our statements of operations represent.

                                                                                                 SIX MONTHS ENDED
                                                      YEARS ENDED DECEMBER 31,                        JUNE 30,
                                                    1996           1997           1998              1998           1999
                                            -------------------------------------------      ---------------------------
Revenues                                            100%           100%           100%              100%           100%
Direct costs and expenses                           69             69             67                69             67
General and administrative expense                  16             23             15                17             18
Allocated indirect overhead costs                    3              3              3                 3              3
Loss on impairment of assets                        --              4             --                --             --
                                            -------------   ------------   ------------      ------------   ------------
Total costs and expenses                            88             99             85                89             88
                                            -------------   ------------   ------------      ------------   ------------
Operating income                                    12              1             15                11             12
Other income                                        --             --              1                --              1
                                            -------------   ------------   ------------      ------------   ------------
Income before taxes                                 12              1             16                11             13
Income taxes                                         5              2              7                 5              6
                                            -------------   ------------   ------------      ------------   ------------
Net income (loss)                                     7%           (1)%             9%                6%             7%
                                            =============   ============   ============      ============   ============

SIX MONTHS ENDED JUNE 30, 1999 COMPARED TO SIX MONTHS ENDED JUNE 30, 1998.

         REVENUES. Revenues increased by $31.8 million, or 43%, from $74.5 million in the first half of 1998 to $106.3 million in the first half of 1999.
Revenues for the first half of 1998 include $6.6 million of NAI/Block's revenues. On January 1, 1999, we contributed the NAI/Block business to Experior.
Therefore, revenues for the first half of 1999 do not include NAI/Block's revenues. Revenues would have increased by $38.5 million, or 57%, from the first half of 1998 to the first half of 1999, if we excluded NAI/Block's revenues from the first half of 1998.

         Our increase in revenues consisted of the following:
                                                                 Dollar Increase          Percent Increase
                                                                 ---------------          ----------------
Technology certification....................................         $17.4 million                  48%
Professional licensing and certification....................           6.6 million                  56%
Academic....................................................          14.5 million                  72%
                                                                     -------------           ----------
                               Total........................         $38.5 million                  57%
                                                                     =============           ==========

         The increase in technology certification revenues resulted from higher volumes of tests delivered for Microsoft and other major technology certification customers.

         Most of the increase in our professional licensing and certification revenues came from an agreed upon price increase for the NASDR tests and the addition of the National Board of Medical Examiners (NBME) test in May of 1999.

         The $14.5 million increase in our academic revenues resulted from:

         o  an increase of $10 million under our ETS international contract;

         o adjustments in the pricing structure for tests we deliver under our domestic ETS contract; and

         o  higher volumes of ETS tests we deliver.

         DIRECT COSTS. Direct costs increased by $19.6 million, or 38%, from $51.5 million in the first half of 1998 to $71.1 million in the first half of 1999. Direct costs as a percentage of revenues decreased from 69% in the first half of 1998 to 67% in the first half of 1999. Direct costs would have been $46.0 million, or 68%, of revenues in the first half of 1998 if we excluded NAI/Block's revenues and costs. We attribute the percentage decrease from the first half of 1998 to the first half of 1999 to our ability to deliver a higher volume of tests without the need to proportionately increase our test delivery costs. These increases in operating efficiencies were partially offset by an increase in lower margin international ETS revenues as a percentage of revenues.

         GENERAL AND ADMINISTRATIVE EXPENSE. General and administrative expense increased by $6.7 million, or 53%, from $12.6 million in the first half of 1998 to $19.3 million the first half of 1999. General and administrative expense as a percentage of revenues increased from 17% to 18%. This increase resulted primarily from higher advertising and sales and marketing expenses.

         ALLOCATED INDIRECT OVERHEAD COSTS. Allocated indirect overhead costs increased by $1.2 million, or 49%, from $2.4 million in the first half of 1998 to $3.5 million in the first half of 1999. These costs were 3% of revenues in both periods. The higher dollar amount of these costs was the result of increased overhead spending to support our higher volume of business in the first half of 1999.

         OTHER INCOME (EXPENSE). Other income increased by $1.1 million from $236,000 in the first half of 1998 to $1.3 million in the first half of 1999. The principal reason for this increase was our $945,000 share of Experior's net income in the first half of 1999.

         INCOME TAXES. Our effective income tax rate was 45% in both the first half of 1998 and the first half of 1999.

1998 COMPARED TO 1997

         REVENUES. Revenues increased by $63.1 million, or 55%, from $115.6 million in 1997 to $178.7 million in 1998. During 1998, NAI/Block generated $12.9 million of revenues, an $11.6 million increase from 1997 when we operated NAI/Block for only one month. Excluding revenues from NAI/Block, revenues would have increased by $51.5 million, or 45%.

         Our increase in revenues consisted of the following:

                                                                 Dollar Increase              Percent Increase
                                                                 ---------------              ----------------
Technology certification....................................         $26.8 million                      48%
Professional licensing and certification....................           3.6 million                      14%
Academic....................................................          21.1 million                      63%
                                                                     -------------                ---------
                               Total........................         $51.5 million                     45%
                                                                     =============                ========

         The increase in our technology certification revenues resulted from higher volumes of tests delivered for Microsoft and other major technology certification customers.

         The increase in our professional licensing and certification revenues came from higher test volumes, primarily tests we deliver for the NASDR.

         The $21.1 million increase in our academic revenues resulted from:

         o  an increase of $15.0 million under our ETS international contract;

         o commencement of the TOEFL test, which was converted to computer-based format in July 1998; and

         o  a volume increase for GMAT, which we began delivering in October
            1997.

         DIRECT COSTS. Direct costs increased by $40.1 million, or 50%, from $80.1 million in 1997 to $120.1 million in 1998. Direct costs as a percentage of revenues decreased from 69% in 1997 to 67% in 1998. Direct costs would have been $79.2 million or 69% of revenues in 1997 and $111.4 million or 67% in 1998 if we excluded NAI/Block's revenues and costs. We attribute this percentage decrease to our ability to deliver a higher volume of tests without the need to proportionately increase our test delivery costs. These operating efficiencies were partially offset by an increase in lower margin international ETS revenues as a percentage of revenues.

         GENERAL AND ADMINISTRATIVE EXPENSE. General and administrative expense increased by $280,000, from $26.9 million in 1997 to $27.2 million in 1998. General and administrative expense as a percentage of revenues decreased from 23% in 1997 to 15% in 1998. We attribute this percentage decrease to the $10.0 million contribution to IT Training Marketing Company we made during the first half of 1997.

         ALLOCATED INDIRECT OVERHEAD COSTS. Allocated indirect overhead costs increased by $905,000, or 24%, from $3.8 million in 1997 to $4.7 million in 1998. They were 3% percent of revenues in both periods. The higher dollar amount in 1998 was the result of increased overhead spending to support our higher volume of business.

         LOSS ON IMPAIRMENT OF ASSETS. In May 1997, we concluded that the value of some of our software and hardware used in our test delivery network had become impaired. We reached this conclusion when we determined that we needed to upgrade our network to support our expected growth in test volume. We recorded an impairment loss of $4.0 million. This amount represented the book value of the software and hardware. We later disposed of these assets for no significant consideration.

         OTHER INCOME (EXPENSE). Other income (expense) increased by $1.3 million, from other expense of $359,000 in 1997 to other income of $892,000 in 1998. The increase resulted from interest income and foreign currency gains.

         INCOME TAXES. Our effective income tax rate in 1998 was 45%. In 1997, we incurred an income tax expense of $2.0 million on income before taxes of $485,000.

1997 COMPARED TO 1996

         REVENUES. Revenues increased by $30.3 million, or 36%, from $85.3 million in 1996 to $115.6 million in 1997.

         Our increase in revenues consisted of the following:

                                                           Dollar Increase              Percent Increase
                                                           ---------------              ----------------
Technology certification....................................          $6.1 million                      12%

Professional licensing and certification....................           3.8 million                      16%
Academic....................................................          20.4 million                     159%
                                                                     -------------                     ----
                               Total........................         $30.3 million                      36%
                                                                     =============                     ====

         The increase in technology certification revenues resulted from higher volumes of tests delivered for Microsoft and other major technology certification customers.

         The increase in professional licensing and certification revenues was a result of:

         o  $1.3 million of revenues from NAI/Block;

         o  additional testing agreements; and

         o  the full year effect of new customers added in 1996.


         The $20.4 million increase in our academic revenue resulted from:

         o  $10.0 million of revenue under our ETS international contract;

         o  volume increases for ETS tests; and

         o  additional testing agreements, including GMAT in October 1997.

         DIRECT COSTS. Direct costs increased by $21.7 million, or 37%, from $58.3 million in 1996 to $80.1 million in 1997. Direct costs as a percentage of revenues increased from 68% in 1996 to 69% in 1997. We attribute this percentage increase primarily to an increase of lower margin international ETS revenues in 1997 and an increase in the number of employees serving our customers in anticipation of increased test volumes.

         GENERAL AND ADMINISTRATIVE EXPENSE. General and administrative expense increased by $13.1 million, or 94%, from $13.8 million in 1996 to $26.9 million in 1997. General and administrative expense as a percentage of revenues increased from 16% in 1996 to 23% in 1997. We attribute this percentage increase to a $10.0 million contribution to IT Training Marketing Company that we made in the second quarter of 1997.

         ALLOCATED INDIRECT OVERHEAD COSTS. Allocated indirect overhead costs increased by $1.1 million, or 43%, from $2.7 million in 1996 to $3.8 million in 1997. They were 3% of revenues in both periods. The higher dollar amount in 1997 was the result of increased overhead spending to support a higher volume of business in 1997.

         OTHER INCOME (EXPENSE). Other expense decreased $19,000 from 1996 to 1997. Our other expense in these periods consisted of foreign currency losses, partially offset by interest and other income.

         INCOME TAXES. In 1997, we incurred an income tax expense of $2.0 million on income before taxes of $485,000. In 1996, our 38% effective income tax rate was higher than the U.S. statutory income tax rate of 35% by 3%. The principal reason for this difference was the effect of state income taxes.

LIQUIDITY AND CAPITAL RESOURCES

         We have generated significant positive cash flows from our operations during the last three years. This has resulted from our net income before non-cash charges (consisting principally of depreciation and amortization) and our ability to manage our working capital needs. Net cash provided by operating activities was $15.8 million in 1996, $12.3 million in 1997, $25.0 million in 1998 and $22.0 million in the first six months of 1999.

         We believe that uncollectible accounts receivable will not have a significant effect on future liquidity since a large portion of our accounts receivable result from enterprises with substantial financial resources. We are enhancing our fee processing capabilities to enable us to accept more international payments directly. We expect this capability to allow us to significantly reduce uncollectible accounts receivable.

         Net cash used in investing activities was $14.9 million in 1996, $27.7 million in 1997, $40.0 million in 1998 and $17.9 million in the first six months of 1999. Our investing activities during each of these periods principally related to capital expenditures for our expanding network of global testing centers, registration call centers and internal software development. We are committed to build a testing network in the U.K. to deliver the driving theory test under our contract with the U.K. Driving Standards Agency. We currently estimate that our expenses to construct this network, which include test centers, a call center and contract preparation costs, will be $18.0 million.

         Some of our obligations are satisfied by Sylvan and accounted for through an intercompany account. These obligations include direct costs of revenues and overhead costs directly attributable to the Company's operations and are paid through Sylvan's cash management systems. Intercompany account balances are treated as permanent contributions and have been reflected as a component of owner's equity in the accompanying financial statements. Sylvan contributed $2.0 million in 1996, $24.3 million in 1997, $12.0 million in 1998 and $834,000 during the first six months of 1999.

         We expect that available cash, cash flows from operations, and the proceeds from this offering will be sufficient to meet our operating and investing needs over the next several years. However, we continue to examine opportunities to expand our business, and as a result, additional capital resources may be needed.

YEAR 2000 ISSUES

         The Year 2000 issue is the result of computer programs written using two digits (rather than four) to define the applicable year. Absent corrective actions, programs with date-sensitive logic may recognize "00" as 1900 rather than 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, production difficulties, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

         We have established a company-wide Year 2000 task force with representatives from all departments. The task force has conducted a comprehensive review of our information technology and non-information technology systems affected by the Year 2000 issue. They have also developed an implementation plan to resolve them. We measure our progress towards completion based on the level of efforts completed to date compared to the total expected. The process involves five phases:

         Phase I - Inventory and Data Collection. This phase involves conducting a comprehensive inventory of our information systems. This includes telecommunications systems, computer hardware, software and networks. This also includes building infrastructure such as HVAC, elevators and security systems. The identification of key third party vendors is also involved. During this phase, all new systems are required to have passed Year 2000 compliance tests before being purchased and implemented. We commenced this phase in the first quarter of 1998 and the phase is complete.

         Phase II - Assessment / Date Impact. In this phase, systems identified during Phase I are reviewed to determine what impact, if any, the Year 2000 Issue has on the operation of these systems. This phase also identifies the effects of Year 2000 being a leap year. This phase has been completed.

         Phase III - Remediation. This phase involves modifying, replacing or upgrading the systems that have failed during Phase II. The remediation phase has been completed.

         Phase IV - Testing. This phase involves review of systems for compliance and re-testing as necessary. The testing phase is complete and all software has been certified.

         Phase V - Implementation. This phase involves implementing the systems after they have been successfully remediated and tested. This is the final step in assuring that the systems are Year 2000 compliant. All central systems have been redeployed. Software movement to the test centers is ongoing as we receive certifications from them. All field deployments will be completed by the end of October 1999, with the exception of certain third party service providers already identified as not Year 2000 compliant.

         We believe the cost to remedy Year 2000 issues to be about $3.6 million. We expended about $800,000 in 1998 and about $2.3 million during the first six months of 1999. We are not aware of any material non-compliance that would have a material effect on our financial position. As part of the Year 2000 issue process, formal communication with our suppliers, customers and other support services has been initiated. Our efforts will continue until positive statements of readiness have been received from all third parties. We have identified certain service suppliers that are not Year 2000 compliant. We are working with the suppliers to ensure efforts are taken to correct the situation and we are establishing contingency plans to ensure no material service interruption. Therefore, we do not believe that the non-compliance by the service suppliers will have a material impact on our business. However, we cannot assure you we will not face this unanticipated non-compliance. This non-compliance could require material costs to repair or could cause material disruptions if not repaired. We are in the process of developing a strategy to address these potential consequences that may result from unresolved Year 2000 issues, which will include the development of one or more contingency plans by the end of October 1999.

EURO CONVERSION

         On January 1, 1999, some countries of the European Union established fixed conversion rates between their existing currencies and one common currency, the Euro. The Euro is now traded on currency exchanges and may be used in business transactions. Beginning in January 2002, new Euro-denominated currencies will be issued and the existing currencies will be withdrawn from circulation. We are currently evaluating the systems and business issues raised by the Euro conversion. These issues include the need to adapt computer and other business systems and equipment and the competitive impact of cross-border transparency. We have not yet completed our estimate of the potential impact likely to be caused by the Euro conversion. However, we do not currently believe the Euro conversion will have a material impact on our financial condition or results of operations.

EFFECTS OF INFLATION

         Inflation has not had a material effect on our revenues and income from continuing operations in the past three years. Inflation is not expected to have a material future effect.

QUARTERLY FLUCTUATIONS

         Our revenues and operating results have varied substantially from quarter to quarter. These results may continue to vary, depending upon the timing of implementation of new computer-based testing services contracts. Based on our experience, revenues generated by computer-based testing services may vary based on the frequency or timing of delivery of individual tests and the speed of test administrators' conversion of tests to computer-based format. Revenues or profits in any period will not necessarily be indicative of results in subsequent periods.

QUANTITATIVE AND QUALITATIVE DISCLOSURE OF MARKET RISK

         We are exposed to market risk from changes in foreign currency exchange rates, which could affect our future results of operations and financial condition. We manage our exposure to these risks through our regular operating and financing activities.

         FOREIGN CURRENCY RISK. We derive 40.5% of our revenues from testing activities outside of the United States. A significant portion of these revenues are generated under our ETS international contract where ETS has agreed to bear the foreign currency exchange risk. Under that contract, foreign exchange rate gains and losses are a component of reimbursable contract costs. We transact our business through a network of international subsidiaries. Our foreign operations providing IT testing services have functional currencies that are the local currency. These foreign operations collect testing fees earned by us, which are denominated in foreign currencies. These subsidiaries exchange their non-U.S. dollar currencies for U.S. dollars and remit the fees in U.S. dollars to us. Upon test delivery, we pay the test sponsor's fee in U.S. dollars and retain the residual. The principal currencies of our foreign operations providing IT tests are the British pound sterling, the German deutsche mark, the Australian dollar and the Japanese yen. We generally are not exposed to foreign exchange rate fluctuations related to collected fees on undelivered tests because of contractual provisions in our contracts with test sponsors. Most of our foreign exchange gains and losses have occurred from unsettled intercompany balances between us and our foreign operations after the date of test delivery. Assuming a 10% deterioration in foreign exchange rates at June 30, 1999, our exchange losses would not be material.

                                    BUSINESS

INTRODUCTION

         Prometric is the leading worldwide provider of comprehensive computer-based testing and assessment services. We provide a complete computer-based testing services solution to sponsors and administrators of large-volume tests. Our services include test preparation, candidate scheduling and registration, payment processing, test administration, test distribution, test results processing, consulting and marketing. We provide these testing services primarily to the technology certification, professional licensing and certification and academic markets. As of July 31, 1999, we had contracts to deliver over 2,400 different tests. Our global testing network consists of:

         o 2,915 computer-based testing services centers in 141 countries, 1,477 of which are located in the United States and Canada, and

         o 10 call centers in 9 countries, which will handle over 7.5 million calls this year and operate in 25 languages and 33 currencies.

Our proprietary scheduling and test delivery software systems support our testing and call centers and enable us to deliver our services on a secure and cost-effective basis. Through our global testing network, we delivered over 3.5 million tests in 1998 and over 2.2 million tests during the first six months of 1999.

         Our global testing network and testing software systems enable us to provide:

         o  test scheduling in 141 countries;

         o  candidate registration and payment processing;

         o  candidate eligibility services;

         o  test preparation materials and practice tests over the Internet;

         o reliable test center administration, including candidate verification and test proctoring;

         o  reliable and secure global test delivery;

         o  immediate and accurate test results; and

         o detailed analytical reports of test results and test program statistics.

We have entered into strategic relationships with several leading test sponsors and administrators, including:

     o EDUCATIONAL TESTING SERVICE (ETS) - the leading developer of academic assessments and admissions tests. This relationship gives us the exclusive commercial right to provide our testing services for many ETS-sponsored computer-based tests in North America and around the world, including the GMAT, GRE, TOEFL and PRAXIS I examinations.

     o MICROSOFT - the leading developer of software, business networking and personal computer software solutions. This relationship gives us the right to provide testing services for Microsoft's certification programs for application developers, system engineers, database administrators, sales specialists and other IT professionals.

     o NATIONAL ASSOCIATION OF SECURITIES DEALERS REGULATION, INC. (NASDR) - the regulatory body and licensing organization for the securities industry professionals. This relationship gives us the right to provide our testing services for all of the NASDR's tests in North America, including the Series 6, Series 7 and Series 63 tests and the tests for the NASDR's continuing education programs.

     o COMPTIA - a non-profit IT industry trade association. This relationship gives us the right to provide testing services for CompTIA's entry-level service technician, networking and document imaging computer skills certification programs.

     o U.K. DRIVING STANDARDS AGENCY - the government agency that licenses drivers in the United Kingdom. This relationship gives us the exclusive right to provide testing services for driver's license theory tests to prospective drivers in the United Kingdom.

     o THE CHAUNCEY GROUP - the leading developer of tests relating to professional and occupational licensing, certification and assessment. In 1999, we entered into a joint venture with Chauncey, a subsidiary of ETS. The joint venture is called Experior Assessments LLC. This joint venture relationship gives us the right to pursue jointly with Chauncey all test development and administration opportunities for state and local licensing agencies.

         We began providing computer-based testing services in 1992. From 1996 through 1998, we delivered over 7.8 million tests worldwide. Our revenues have increased from approximately $85.3 million in 1996 to $178.7 million in 1998. Net income has grown from approximately $6.2 million in 1996 to approximately $15.2 million in 1998. These represent compound annual growth rates of 44.8% for revenues and 56.2% for net income.

INDUSTRY OVERVIEW

         There are three main segments of the standardized testing and assessment market:

         TECHNOLOGY CERTIFICATION. The information technology (IT) industry is a leader in providing technology skills certifications. Companies such as Microsoft, IBM, Novell, Lotus, Oracle and Cisco offer extensive training programs for their products. This training is typically out-sourced. New training programs are developed each year as IT companies release new and upgraded products. This training is typically followed by multiple levels of certification tests to ensure that IT professionals are proficient in the company's software and other products. According to the Office of Technology Policy of the U.S. Department of Commerce, more than 1.3 million new IT professionals will be needed between 1996 and 2006. These IT professionals are increasingly seeking certification as a source of recognizable proof of proficiency and professional achievement and as a means for advancement. In addition, employers have begun to require certification to ensure that prospective and current IT employees have a demonstrated level of competency. We believe that most of today's technology certification tests are delivered in computer-based format.

         Other technology-driven industries, such as the medical device and telecommunications industries, have begun, or are expected to begin, to develop training and certification programs similar to those used in the IT industry.

         PROFESSIONAL LICENSING AND CERTIFICATION. Many professions and occupations require a license or professional designation. To obtain most licenses or professional designations, an individual must pass a standardized licensing or designation certification test. According to the U.S. Bureau of Labor Statistics, by 2005, about 45 million individuals in the U.S. will be engaged in an occupation that requires a license or certification issued by a state agency or national association. We believe that a growing number of professional licensing and certification tests will be delivered in computer-based format.

     There are three basic types of tests in the professional licensing and certification segment:

     o LICENSING TESTS. Most federal, state and local governments require standardized proficiency tests to gain many licenses. Examples include tests for certified public accountant (CPA), medical doctor (MD) and securities broker (NASDR Series 7 and Series 63). Most of these licenses are required before a professional is permitted to practice. Federal, state and local governments periodically add licenses to ensure the proficiency of people working in certain occupations. For example, states are now requiring licenses for food handlers because of public concern over food safety.

     o CERTIFICATION TESTS. Many professional organizations offer tests to show specific proficiencies in order to gain certification designations. Examples include tests for certified financial planner
         (CFP), certified life underwriter (CLU), American Institute of Certified Property and Casualty Underwriters (AICPCU) and certified safety professional (CSP). Some of these certifications and designations are required before a professional may practice within a profession. In addition, many organizations require professionals to attend continuing education programs and, increasingly, to pass tests to prove continuing proficiency.

     o ASSESSMENT TESTS. Individuals and employers use a wide range of tests to measure skills and needs. Assessment tests measure personal characteristics, basic skills and knowledge and can be tailored to an employer's specific needs. Examples include the Meyers-Briggs Type Indicator personality screening test, the QUIZtek IT professional pre-employment test, and SkillCheck computer literacy, office and clerical job tests. According to the Society of Human Resource Management, about 55% of all companies now use some assessment testing in the hiring process. Employers' human resource departments are increasingly looking for ways to assess the qualifications of potential employees and monitor the progress of employees. Assessment tests help an employer hire and train qualified workers and improve the consistency of skill in its workforce. In addition, many large corporations are expanding their training programs (often known as "corporate universities"). These corporate universities are being developed to provide the specialized knowledge needed by their employees. Standardized testing has become an integral part of this specialized corporate training.

         ACADEMIC. Academic institutions and organizations give many tests to measure academic achievement and aptitude. Some of these tests are critical to admission, academic advancement and increasingly for graduation. Additionally, millions of tests are administered in U.S. schools each year to measure the progress of students, teachers and the schools themselves. According to the Council of Chief State School Officers, more than 100 million academic standardized tests are given to students in kindergarten through twelfth grade in the U.S. each year. We believe that most of today's academic standardized tests continue to be delivered in paper and pencil format.

     There are three basic types of tests in the academic segment:

     o ADMISSIONS TESTS. Most colleges, universities and graduate schools require their applicants to take an admissions test as part of the admissions process. Colleges and universities use these tests as an objective evaluation of applicants for admission. Examples of these tests include the SAT, ACT, GRE, GMAT, MCAT, LSAT and TOEFL examinations. As education continues to become more important to economic advancement, the number of applicants taking admissions tests and the number of tests they take should continue to grow.

     o STANDARDIZED TESTS. The use of standardized tests has increased substantially in recent years. States increasingly use these tests to measure the quality of education provided, the level of student competency in a particular subject area and as criteria for graduation. For example, the Iowa Test of Basic Skills and the California Achievement Test measure achievement among elementary and middle school students and are given each year to public school students throughout the U.S. Due to increasing concern over the quality of public school education, at least 20 states now require high school exit examinations to graduate. Each year, a significant number of people also take the GED, a high school equivalency test.

     o END-OF COURSE TESTS. Throughout higher education and most secondary education, courses end with a final exam to determine whether a student has mastered the subject matter. Distance learning has developed in response to the need of working adults for continuing education at times and in locations that fit their busy schedules. Distance learning institutions offer students the opportunity to take courses remotely and are rapidly increasing in popularity and acceptance. Many of these institutions offer their students the option of taking end-of-course tests remotely and are increasing the use of computer-based testing.

COMPUTER-BASED TESTING SERVICES

         The computer-based testing services market has evolved over the past ten years as a result of a recognized need to provide an easier, more secure way to deliver large-scale, standardized tests. The conversion of tests from paper and pencil format to computer-based format and the continued development of certifications in technology industries are driving market growth. We expect the test conversion rate to accelerate now that the computer-based testing services industry has become well-established and has demonstrated its capability of providing large volumes of tests with a consistently high level of service. We also expect the rapid evolution of new technologies to require the development of more training and certification programs in technology-based industries.

         A computer-based testing and assessment program delivered through a testing center network offers the following advantages:

     o MORE CONVENIENT. Candidates can be tested at any time, at numerous places and can register immediately prior to the test. This means that the test taker can take a test at a time and in a place that is convenient to his or her schedule and location. The candidate also has many more opportunities to take or re-take the test because computer-based tests can be given more often.

     o MORE ACCURATE TESTS OF COMPETENCY. The technology used for computer-based testing allows for a wide range of question types. For example, tests can use simulations of real-life situations, graphics, voice activated responses and software product simulations that simultaneously show reading passages and questions about those passages. Computer-based testing services can also match questions to the test taker's ability by adapting the questions to the test taker based on the answers given. As a result, computer-based tests can provide a more accurate measure of a candidate's knowledge and assessment of his or her abilities.

     o IMMEDIATE SCORING AND RESULTS. Testing candidates can receive their computer-based test results immediately. In contrast, candidates often must wait four to six weeks to receive their scores from paper and pencil tests. Computer-based testing systems can send the results electronically to the candidate's school, employer or other designated institution. This can greatly reduce the time required for a candidate to receive an admission decision or a certificate or license.

     o HIGHER LEVELS OF SECURITY. Computer-based tests can be programmed to present questions in random order or construct a different test for each individual by selecting questions from a large pool of questions. As a result, each student or candidate can receive a different examination, which improves the overall security of the test. Computer-based technology eliminates the need for written test materials, which can be lost or stolen. Computer-based testing centers can also provide proctors as well as technology-based surveillance equipment and data encryption to enhance security.

     o REDUCED TEST ADMINISTRATION. Computer-based testing greatly reduces the administrative and logistical burden for a test sponsor of delivering and safeguarding tests and grading and distributing results. Small numbers of candidates can be tested virtually anytime throughout the year rather than large numbers only a few times a year. As a result, the administrative workload is more evenly distributed over a longer period of time rather than being concentrated over a few days.

PROMETRIC'S COMPETITIVE ADVANTAGES

         As the leading worldwide provider of computer-based testing services and assessment services, we are committed to staying at the forefront of our industry. We intend to maintain our leading position because of our competitive advantages:

     o GLOBAL INFRASTRUCTURE. We have developed a global network of 2,915 testing centers in 141 countries. We currently have the test center capacity to deliver about 13 million tests per year. Our experienced network development team has the capacity to open and integrate into our network as many as 100 new testing centers each month. We believe there is no other computer-based testing services company with a global network similar in size and scope to ours.

     o TECHNOLOGY AND SOFTWARE SYSTEMS. We have developed sophisticated test delivery technology and proprietary software systems. Our software manages every step of the testing process, from preparation and distribution and conversion to delivery and results analysis. We minimize the risk of system interruption with hardware and software back-up. We continuously reconcile testing candidates to test results to make sure our test data are reliable.

     o RELATIONSHIPS WITH LEADING TEST SPONSORS. We have strategic relationships with a number of leading educational organizations, corporations and government agencies. These relationships include ETS, the NASDR, Microsoft, CompTIA and the U.K. Driving Standards Agency. We have gained valuable experience from creating large-scale, secure testing and assessment programs for these customers. We currently have over 65 IT certification, 100 professional licensing and certification and five academic testing customers. Many of our customers are acknowledged leaders in their industries.

     o GLOBAL EXPERTISE. We have gained extensive experience doing business worldwide in 141 countries and 25 languages and 33 currencies. We have business, technical and sales and marketing personnel in strategic locations throughout the world. Our staff has substantial experience working with local governments and businesses and in operating in local economies. This experience allows us to quickly implement a new testing program on a worldwide basis. We believe no other computer-based testing services company has a similar breadth of global experience.

     o COMPREHENSIVE COMPUTER-BASED TESTING SERVICES SOLUTION. Our global expertise, testing network, relationships and software systems allow us to provide a complete computer-based testing services solution. We provide service through each stage of the process, from consulting with customers on the feasibility and advantages of creating a new computer-based test or converting an existing paper and pencil test, to assistance in test development and implementation, to registration and scheduling of candidates and to preparing detailed analytical reports of the test results and program statistics.

STRATEGY

         Our goal is to maintain our position as the leading global provider of computer-based testing and assessment services. We have adopted a six-part strategy to achieve this goal:

     o LEAD THE CONVERSION OF PAPER AND PENCIL TESTS TO COMPUTER-BASED TESTS. We plan to work with test sponsors and administrators to help them convert existing paper and pencil tests to computer-based tests. We will leverage our existing relationships with major test sponsors such as ETS, to convert more of their tests to computer-based format. We also will expand our sales and marketing effort to educate more test sponsors on the benefits of converting their tests to computer-based format.

     o EXPAND COMPUTER-BASED TESTING PROGRAMS IN THE TECHNOLOGY CERTIFICATION MARKET. We intend to work with IT and other technology companies to develop training and certification programs. We will leverage our existing relationships with major IT industry participants such as Microsoft, Novell and Oracle, as they release new products and upgrade their existing technology. We intend to develop new relationships with other technology-related companies in industries such as medical devices and telecommunications.

     o FOCUS ON INTERNATIONAL TESTING OPPORTUNITIES. We intend to develop relationships with foreign corporations, academic institutions and government agencies to assist them in developing computer-based testing services and certification programs. For example, we recently entered into a contract with the U.K. Driving Standards Agency to provide driving theory tests, a requirement to receive a driver's license in the U.K. We are adding about 150 testing centers, a call center and other supporting infrastructure in the U.K. for this program. We are currently expanding our sales and marketing efforts abroad to help us capitalize on international testing opportunities.

     o EXPAND INTERNET TEST DELIVERY. We intend to use the Internet to deliver tests to proctored and unproctored locations. In 1999, we began to offer test delivery over the Internet for programs that require lower levels of security. We now deliver over the Internet self-assessment and practice tests for IT certification programs. We also deliver assessment tests to prospective employees on behalf of corporate human resources managers. By the end of 1999, some of our test sponsor customers will begin to deliver via the Internet their higher security tests to our proctored testing centers. We are also developing ways to deliver high security tests over the Internet using remote video proctoring and biometric technology to verify candidate identification. We recently received a patent for this process.

     o EXPAND OUR TEST DELIVERY CHANNELS. We recently entered into a business relationship with ZapMe! Corporation. This company is establishing a broadband interactive network to deliver educational resources to middle and high schools throughout the U.S. We intend to provide testing and training services through our @school network using the ZapMe Network Labs and other school-based computer labs. The @school network will allow us to deliver a wide range of educational assessment and admissions tests and technology certifications directly in the schools. We will also continue to expand access to broader computer-based testing programs by establishing on-site testing centers at corporate universities, community colleges and academic institutions.

     o EXPAND BRAND AWARENESS BY OFFERING ENHANCED SERVICES UNDER THE PROMETRIC BRAND NAME. Nearly all candidates contact us by phone or by accessing our websites to schedule tests. In 1998, our call centers alone handled over 5.8 million calls. Our call centers and websites provide an opportunity to sell candidates other products and services under the Prometric brand name. These services include practice tests, test preparation and self-study materials. Over the next several years, we plan to introduce other products and services to increase test candidates' brand awareness of Prometric.

THE PROMETRIC NETWORK

         TESTING CENTERS. We have increased the number of our testing centers from 1,267 centers at the end of 1996 to 2,915 centers as of July 31, 1999. We currently have the capability to set up as many as 100 new testing centers each month. We deliver most of our tests through two types of test center networks:
The Sylvan Technology Center network, or STCs, and the Authorized Prometric Testing Center network, or APTCs. STCs deliver academic and professional licensing and certification tests, which require a high level of security. APTCs primarily deliver technology certification tests.

         As of July 31, 1999, we had:

         o  714 testing locations included in the STC network, of which:

                o  487 were located throughout the U.S. and Canada; and

                o 227 were located in 139 other foreign countries through the world; and

         o  2,201 APTCs, of which:

                o  990 were located throughout the U.S. and Canada; and

                o  1,211 were located in 119 other foreign countries.

         Our STC network contains about 6,900 test workstations. Our APTC network contains about 11,100 test workstations.

         STCS. Our STC network consists of testing centers that are located in franchisee-owned or Sylvan-owned Sylvan Learning Centers or other third-party contractual sites. Of the test centers in the domestic STC network: 22 are in Sylvan-owned learning centers; 242 are in franchised learning centers; 36 are in Caliber Learning Centers; and 187 are in third-party contractual sites, including 84 in academic institutions. Of the test centers in the international STC network, 49 are in Sylvan-owned or operated testing centers and 178 are in third-party contractual sites.

         We have a separate agreement with each Sylvan Learning Center franchisee or other third party that operates an STC. As of January 1, 1999, we entered into new agreements with most Sylvan franchisees that operate STCs in North America. These agreements expire on either December 31, 2001 or December 31, 2002. Most of our agreements with parties that operate our international STCs have an initial term of two years with automatic one year renewals unless either party elects to terminate. The initial terms of a majority of these agreements expire by December 2000. We have one agreement with Sylvan covering all of the STCs in Sylvan-owned learning centers. This agreement with Sylvan expires on December 31, 2005.

         Under all of our STC agreements, the STC operator receives a minimum monthly fee and a fee based on the number of test hours delivered. We provide each STC with the infrastructure necessary to deliver testing services, including Pentium-based computer terminals, test workstations and testing software. We also agree to provide the administrative support, such as centralized registration of test candidates and scheduling of tests, downloading of individual tests and training and certification of the learning center personnel who operate the STC. The testing center operator provides both the necessary space and staff (including test proctors).

         We regularly communicate with our STC operators to assure proper operation of our testing center network. Our communications with them include:

         o operating and policy manuals, periodic update bulletins and other resource materials;

         o  daily electronic messages that include the next day's test schedule;

         o regional managers' phone conferences on a monthly basis to discuss testing procedures, new programs, best operating practices and technology upgrades; and

         o  monthly newsletters.

         Our STCs have a standard layout, which meets the specifications of our test sponsors. A typical STC is a separate room within a Sylvan Learning Center. It contains two to 15 private, modular workstations with comfortable seats and proper lighting and ventilation. STCs employ video surveillance technology and continuous proctoring to maintain high security.

         APTCS. Most of our APTCs are located within the training facilities of IT training companies. Most of these training locations are franchised, and the franchisor has endorsed us as a provider of computer-based certification tests. Having an APTC on-site allows the training company to administer certification tests immediately or anytime after students complete training in a particular subject. In-house training facilities also allow the training company to provide assessment tests to students at various times during a course to determine their progress. Training companies also generate additional testing revenues by offering IT certification tests to candidates who are not enrolled in their program but whom we direct to their sites.

         We have individual contracts with each APTC operator. A typical contract with the APTC operator lasts for one year and automatically renews for an additional one year period unless either party elects to terminate. Under these contracts, we provide test delivery and all other necessary applications software. We also provide the same level of administrative support for the APTC that we do for each STC. The APTC operator provides the space, desktop computers and personnel needed to operate the APTC. We often provide marketing assistance to the operator's training business, such as including information about the operator's business on our website.

         Typically, APTCs do not have space dedicated exclusively to testing. Testing occurs within instructional classroom or other space, which the APTC may temporarily configure to accommodate the test. Most APTCs are located in suites of two or three rooms, and most APTC testing events involve fewer than six candidates.

         APTC operators must abide by our policies and procedures. These cover certification of testing proctors, test center layout, test administration methods, security procedures and staff training.

         MOBILE TESTING. We regularly provide temporary computer-based testing services in places where there is insufficient volume to justify a permanent testing center or for special events. For example, we may deliver an academic test in a foreign country only a few times a year. Also, many of our IT customers conduct periodic training on such topics as new product introductions or refresher courses on existing products. These training programs can involve employees, consultants, marketing partners and customers' employees. We support these programs by installing mobile testing centers at the training site, such as a conference center or corporate university. As of July 31, 1999, we had six mobile testing centers, which we can configure as either STCs or APTCs.

SERVICES

         We offer a wide range of services to our customers and their test candidates. We have the capability of providing all of the services necessary to establish and efficiently operate a customer's computer-based testing services program. Our principal services are:

o  Pre-sales consulting                         o  Test results routing
o  Program development                          o  Data archiving
o  Test development                             o  Customer reporting
o  Registration and scheduling                  o  Technical support
o  Test security

         PRE-SALES CONSULTING. During this phase, one of our sales and marketing teams assists a customer in determining the feasibility of establishing a training and certification program or converting a test program from paper and pencil to computer-based format. For example, we help IT companies evaluate the need for developing a training and certification program for a release of new or upgraded software and determine the steps to implement the program.

         PROGRAM DEVELOPMENT. Once a customer has decided to convert an existing test to, or develop a new test in computer-based format, we assist the customer in developing program materials, brochures and other instructional materials for the test candidate. We often work with professional training and test development organizations during this phase. We assign at least one account manager and one program manager to each customer. These managers serve as consultants to the customer to assure smooth program implementation and promotion. Our program managers work with our customers to create a program schedule that includes:

         o determining the number of tests, test scoring methods, retake policies and test types and features;

         o  selecting the type and location of test centers;

         o defining candidate eligibility and registration and scheduling policies;

         o  determining program reporting requirements; and

         o  setting up beta testing and evaluating its results.

We also assist with pre-test marketing of our customers' computer-based tests. Our marketing teams work with our customers' marketing staffs to collect the necessary information to develop and implement the appropriate marketing plan.

         TEST DEVELOPMENT. Working with test development organizations, we assist our customers in constructing their tests. Customers may choose to use simulations of real-life situations and graphics, including audio and video, to present more complex and interactive questions. Customers also may select computer adaptive testing, where the computer alters the difficulty of questions based on a candidate's response to prior questions. We also assist customers in the actual conversion of paper and pencil tests to computer readable formats. We use our test definition language (TDL) software to accomplish the conversion, or we license TDL to the customer to allow the customer to do its own conversion. Our program mangers also work with customers to establish a schedule for updating tests, usually annually or semiannually.

         REGISTRATION AND SCHEDULING. Our 10 call centers offer testing information, appointments, directions and confirmation to test candidates. These call centers have a total of 774 workstations. Our staff is trained on the specifics of each testing program they support. Call centers operate around the world, with each call center using essentially the same procedures. We have established call centers in:

           Baltimore, Maryland              Tokyo, Japan
           Minneapolis, Minnesota           Beijing, China
           Lelystadt, Netherlands           Kuala Lumpur, Malaysia
           Sydney, Australia                Cairo, Egypt
           New Delhi, India                 Johannesburg, South Africa

         To support our new contract with the U.K. Driving Standards Agency, we will open a call center in Manchester, England by the end of this year.

         Candidates can register for tests through our call centers or by calling or visiting a testing center. They can also register for some tests through our websites. Each of our call center representatives has both a telephone and a desktop computer that runs the scheduling software. This software enables our operators to instantly schedule and confirm appointments with candidates for any of our testing centers.

The software facilitates collecting proper candidate information and scheduling the eligible candidates. Our telephone registration process includes:

         o  collecting standard and customer-required candidate demographics;

         o providing candidates with information about tests, test length and test prerequisite policies;

         o scheduling candidate tests and arranging special test center accommodations;

         o searching testing history for a particular candidate or, if the sponsor requires, all candidate calls;

         o  providing candidates with pricing information;

         o  accepting test fee payment or invoicing for fees; and

         o  communicating test retake policies.

         In 1998, our call centers handled over 5.8 million phone calls. We believe our call centers have the capacity to handle substantial additional call volume without significant hardware, software or procedural upgrades.

         TEST SECURITY. We recognize that test security is a critical consideration for any academic, licensing or credentialing organization. We use various security methods, including:

         o  properly training test proctors in our security procedures;

         o storing test questions and test results on a secure file server that test center operators cannot access;

         o requiring all candidates to produce positive identification as specified by the test sponsor;

         o  encrypting data to protect test questions and customer files; and

         o video- and audio-taping test sessions to monitor candidate activities.

         Our computers are programmed to:

         o select from multiple forms of questions, controlling over-exposure of any one question;

         o present test questions in random order, allowing each candidate's test to be unique; and

         o construct tests instantaneously by selecting specific questions from a large pool of questions.

         TEST RESULTS ROUTING. Most tests are scored immediately, which means we can provide immediate information to test candidates and test sponsors. We can deliver test results on screen or in a written report. Our customers, however, may choose not to provide candidates with immediate results, instead sending test results by mail or other means. We can also send test results electronically to a candidate's school, employer or other institutions.

         DATA ARCHIVING. We keep a daily record of attendance for all candidates scheduled to take a test. We transmit this information, along with each candidate's results, to one of our data centers. We process results daily and assemble the data for electronic delivery to customers. We reconcile all testing appointments daily, including determining whether each scheduled candidate took the test, cancelled or did not appear. We also confirm that we received a test result for each candidate recorded as having appeared for the test. We retain all test results, which we store electronically at a secure location.

         CUSTOMER REPORTING. Once our data center receives the test results, it processes the results according to the customer's requirements. Within two days, the results are placed into our customer's outgoing directory for electronic retrieval by the customer. We have the ability to provide customized reports to meet the specific needs of customers.

         TECHNICAL SUPPORT. We provide technical support to our testing centers worldwide. Our support staff currently handles up to 500 calls a day, dealing with problems ranging from simple candidate handling issues to system malfunctions.

OUR TEST DELIVERY SYSTEM

         The following describes the important components of our test delivery system:

         TEST AUTHORING TOOLS. Each test must be written in a computer-readable format. We provide test authors with software tools to allow them to write examinations that are compatible with our systems. These tools utilize a proprietary language that we developed and call TDL. Using TDL, a customer can author a test that will run successfully on our testing software at our testing centers. We have increased the functionality of TDL so that it can be used to create more complex types of test questions. TDL can now be used to create complex questions using multimedia, such as graphics, audio and video.

         SCHEDULING. Our scheduling system handles all candidate registration and fee collection transactions as well as scheduling for individual testing centers. This software currently handles fee collection in 33 currencies and manages separate pricing tables for all of the tests we deliver. It manages the opening and closing hours of each testing center, as well as cancellations, reschedulings and overbooking conditions at the centers. We recently introduced automated telephone systems for our STC customers at four of our call centers. These systems allow candidates to cancel and reschedule appointments over the telephone at any time.

         We are currently upgrading our scheduling system to allow the scheduling of all of our tests through the Internet. Customers, candidates and our test centers will be able to access the system 24 hours a day. We expect to fully implement this upgrade during 2000.

         TEST DRIVER. The test driver is the software that displays test questions on the computer screen for the candidate. Our test driver:

         o  uses our TDL language to display each question on the screen;

         o controls every interaction with the candidate during the actual test;

         o includes a multi-media display engine to allow graphic, audio and video questions, split screen displays and other complex question types;

         o  contains an adaptive testing algorithm;

         o  has specific encryption technology to protect the test question; and

         o  records all candidate responses.

         We recently adapted the test driver for use in the touch-screen mode for the U.K. driver's license theory test that we will begin delivering in January 2000.

         TEST CENTER ADMINISTRATION. Our test center administration software manages all of the business activity of each testing center. For example, in our STCs proctors check in candidates, monitor security, manage the launching of tests and arrange for transmission of test results to our data centers using this software. The software has been programmed with special rules for each test. These include the duration of the test, eligibility requirements, procedures to limit exposure of individual test questions and security restrictions. The software also coordinates communications with our scheduling and registration system.

SYSTEM DEVELOPMENT AND MAINTENANCE

         Our technical staff is capable of customizing our basic test delivery system for a growing range of customer applications. Our technical staff consists of seven groups, each with a different responsibility.

         SOFTWARE DEVELOPMENT. This group has about 60 programmers. We have separate groups to support STCs and APTCs. Our STC support group is responsible for ongoing development of the system that runs the STC test delivery network. This group also develops custom test delivery applications, such as the new touch-screen test for the U.K. driver's license theory test. Our APTC support group maintains the test delivery system that administers and delivers technology certification tests. This group is also developing our Internet services.

         QUALITY ASSURANCE AND TESTING. This group has about 25 people responsible for testing upgraded software and hardware. This group conducts strict quality control and release planning prior to implementing any upgraded software or hardware. We maintain testing labs for our APTC, STC and Internet operating environments. We subject all new software to rigorous transaction load testing and regression testing before release.

         INTEGRATION GROUP. This group has about 10 people responsible for integrating upgraded software and hardware into our testing center network. It also conducts research and development for new test delivery methods and for ways to improve our existing systems. The group integrates customer specific software to interact with our systems.

         PRODUCTION SYSTEMS GROUP. This group has about 15 people who maintain our data center operations. They also maintain remote backups for all of our major systems. They provide 24 hours a day, seven days a week worldwide hotline support for technical and operating problems that may arise.

         COMMUNICATIONS AND NETWORK MANAGEMENT GROUP. This group has about five people who manage our connectivity to 141 countries. We manage a proprietary, secure wide area network for the distribution of tests and collection of test results. The communications we use in a particular country depend on the state of the infrastructure in that country. This group is also responsible for the maintenance of our network security procedures, including our Internet firewall. They also are currently working to enable us to transmit non-secure data over the Internet as a cost saving measure.

         LOGISTICS GROUP. This group has about 40 people responsible for setting up and maintaining our worldwide testing centers and our mobile testing centers. Twice each year, the group performs system maintenance and upgrades on every workstation in the network. This group can set up as many as 100 new test centers each month. The group also implements software and hardware upgrades to handle new customers or testing programs. The logistics group assists in the training of our internal technical support staff and the STC proctors.

         TECHNICAL SUPPORT GROUP. This group has about 35 people who provide assistance to the test proctors at our testing centers. This group provides native language support in 25 languages.

TESTS DELIVERED AND CUSTOMERS

         TECHNOLOGY CERTIFICATION TESTS. We have over 65 IT certification customers. Our principal IT customers are Microsoft, Novell and CompTIA. Our IT customers sponsor worldwide certification programs for various professionals, such as network administrators and engineers, service technicians, instructors, application specialists and developers, and system administrators, operators and engineers.

         Our IT customers include:

     o MICROSOFT. We currently deliver 68 Microsoft certification tests. These tests include those to certify individuals in the following certification categories: Microsoft Office User Specialist, Microsoft Sales Specialist, Microsoft Certified Trainer, Microsoft Certified Professional, Microsoft Certified Systems Engineer, Microsoft Certified Database Administrator and Microsoft Certified Solution Developer.

     o NOVELL. We currently deliver 103 Novell certification tests. These tests include those to certify individuals as Certified Novell Engineer, Master Certified Novell Engineer, Certified Novell Instructor, Certified Internet Professional, Certified Novell Salesperson and Certified Novell Administrator.

     o COMPTIA. CompTIA is a non-profit industry trade association of full service computer resellers, value-added resellers (VARs), distributors and manufacturers. CompTIA now has over 7,500 members worldwide. We currently deliver tests for three CompTIA Certification Programs: A+, Network +, and CDIA (Certified Document Imaging Architect). A fourth certification program, i-Net+, is under development.

     o OTHER SIGNIFICANT CUSTOMERS. In addition, we currently deliver 29 certification tests for Lotus, 24 certification tests for Oracle, 19 certification tests for Cisco and 50 certification tests for IBM.

         PROFESSIONAL LICENSING AND CERTIFICATION TESTS. We currently have over 100 professional licensing and certification customers. Our licensing and certification customers include:

     o NASDR. We currently deliver 47 tests for the NASDR, including Series 7 (General Securities Representative), Series 6 (Investment Company Products and Variable Contracts) and Series 63 (Uniform Securities Agents State Law) as well as examinations for NASDR's new continuing education programs.

     o NBME. We began delivering six tests that comprise the U.S. medical licensing exam in computer-based format in 1999 for the National Board of Medical Examiners.

     o THE AMERICAN COLLEGE. We currently deliver 49 certification tests for the American College. These include the Chartered Life Underwriter
         (CLU) and the Chartered Financial Consultant (ChFC), designations for insurance and financial personnel.

     o NATIONAL COUNCIL OF ARCHITECTURAL REVIEW BOARDS. We currently deliver the architects' licensing test for the National Council of Architectural Review Boards (NCARB).

         ACADEMIC TESTS. We currently have five academic customers. Our primary academic customer is ETS. We currently deliver the following academic tests in a computer-based format for ETS:

     o GRE. The Graduate Record Examination is the general admissions examination for graduate degree programs. This test is used by graduate schools as a factor in evaluating students' applications for enrollment in masters degree and other post-graduate programs.

     o GMAT. The Graduate Management Admissions Test is the admissions examination given by the Graduate Management Admissions Council for masters of business administration programs.

     o TOEFL. The Test of English as a Foreign Language is an examination taken by students for whom English is not their primary language. The test is required for foreign students for admission to most North American undergraduate and graduate programs as well as U.S. high school programs for foreign students.

     o TEACHING TESTS. PRAXIS I is an examination used by various states as part of their teacher certification process. The PRAXIS I is typically taken by undergraduate students who want to be teachers. It is also used by colleges and universities as admissions exams for graduate education programs. The National Board of Professional Teaching Standards (NBPTS) sponsors a series of tests for experienced teachers. These tests demonstrate mastery of the subject matter. States are increasingly linking teachers' compensation increases to NBPTS exams.

We also deliver about 40 tests for Regents College. Regents College is a fully accredited "virtual university." Regents College gives credit-by-examination tests so that students can earn college credits by demonstrating proficiency in subject areas they have mastered through independent study or experience.

EXPERIOR

         In January 1999, we entered into a joint venture agreement with Chauncey to form Experior Assessments LLC. Chauncey was established by ETS in 1996 to provide test development and administration for state and municipal licensing programs. Chauncey is a wholly-owned for-profit subsidiary of ETS. In 1997, Chauncey acquired Insurance Testing Corporation (ITC). ITC, which provided computer-based testing services to state insurance departments, operated a small network of testing centers. In 1997, Sylvan acquired NAI/Block, a company involved in administering and delivering state licensing tests.

         Under our joint venture agreement, Chauncey contributed the business and assets of ITC in exchange for a 50% interest in Experior. We contributed the business and assets of NAI/Block also in exchange for a 50% interest in Experior. At the same time, we purchased the majority of ITC's Cogent Testing Network test centers from Chauncey.

         Experior now engages in developing and administering state and municipal licensing and certification programs and related services. Experior has agreed to offer us the opportunity to deliver all computer-based tests that Experior develops or administers. We and Chauncey have agreed that the joint venture will be our exclusive vehicle to pursue test development opportunities for state and municipal licensing and certification agencies.

         Experior currently has contracts to administer tests for 30 state and municipal governments. Examples include licensing tests for plumbers, electricians, cosmetologists and insurance sales persons.

SALES AND MARKETING

         As of July 31, 1999, we had about 30 people dedicated to sales and marketing. Our staff is located primarily in Baltimore, Maryland and Minneapolis, Minnesota. It is divided into three business units (technology certification, professional licensing and certification and academic). Each business unit leader is responsible for sales, marketing and support of all customers within his or her market segment. To further our plan to obtain international computer-based test delivery contracts, we recently hired a vice president of international business development. We intend to continue to add sales and marketing personnel as necessary to support our growth both domestically and internationally.

         We seek to identify potential customers for our computer-based testing services through our direct sales force, supplemented by the following:

         o  our relationships with leading test development organizations;

         o using consulting firms to identify potential customers and conduct market research;

         o  participating and exhibiting at conferences and trade shows;

         o responding to inquiries and requests for proposals for our testing services; and

         o  customer referrals.

         Our marketing teams also assist our customers in marketing their computer-based testing services programs. We have learned that although an organization may establish an excellent training and certification program, the program must be effectively promoted to become successful. Candidates need to learn about the program and its benefits to them. Our marketing team attends customers' marketing plan development meetings to collect necessary information. We review existing marketing plans and materials and work with a customer's marketing staff to create and implement an appropriate marketing plan.

CONTRACTS

         We usually enter into a separate contract with each computer-based testing services customer. A contract may cover several different tests for the same customer. Typically, each contract will contain a separate schedule describing each test or group of tests we will deliver. The terms of our contracts usually include:

         o  a description of the services we will provide;

         o  an option for alpha and beta testing of any new test;

         o a pricing schedule, usually on a per test or per test hour basis or combination of the two;

         o  an initial term of two years or more;

         o automatic renewal of the term unless either party provides advance written notice of intent to terminate; and

         o our obligation to reschedule tests or refund fees paid if we fail to properly schedule and deliver tests.

         As of July 31, 1999, we had contracts to deliver over 2,400 different tests.

         We often work with a test development organization to jointly submit a conversion proposal to a test sponsor. If the sponsor agrees to the conversion proposal, it may contract directly with the test development organization to provide the conversion, and we enter into a subcontract with the test development organization to provide the computer-based test delivery and one or more of our pre- and post-testing services, such as registration and data management.

         The following is a description of our most important contracts.

         ETS. Sylvan first developed a working relationship with ETS as the result of a joint venture in the late 1980's. This relationship facilitated the North American agreement we entered into with ETS in 1993. Under this agreement, ETS named us as its exclusive commercial provider in North America of computer-based tests that ETS administers. However, this exclusivity provision does not apply to the SAT, the PSAT, the SAT II (Achievement Tests) and the Advanced Placement Tests, all of which are sponsored by The College Board. To remain ETS' exclusive commercial provider, we must continuously provide sufficient capacity to meet candidate testing demand. ETS retained the right to establish its own testing centers at three specified ETS field offices, locations requested by ETS customers and at colleges, universities and similar institutions. As of July 31, 1999, ETS had established 79 institutional test sites. We provide test support services, registration services, data distribution services and technology support at those sites for ETS. Our contract requires that we receive at least 50% of ETS' computer-based testing services volume in North America, excluding tests sponsored by The College Board. This contract had an initial term that would have expired in 1999. In 1997, we renegotiated the contract, and the term now expires in 2005. We receive a per-test fee and an hourly fee according to the total number of tests and hours delivered. ETS receives a reduction on the per-test and hourly fees if the total volumes of its programs exceed predetermined thresholds. In 1998, we recognized revenues of $28.4 million under this contract.

         In 1994, we entered into a separate international contract with ETS to cover the delivery of computer-based tests outside North America. The term of the international contract expires in December 2003. Under this contract, we agreed to establish a global network of test centers in those countries ETS designates. Similar to the domestic agreements, we are the exclusive commercial provider of secure computer-based testing services outside North America, excluding tests sponsored by The College Board. ETS may establish its own test sites only where we fail to provide sufficient capacity or where our cost of providing testing is not the lowest available. Currently, ETS has not established any international computer-based test delivery sites. As of July 31, 1999, we had 191 permanent and 36 temporary international computer-based testing services centers in 139 countries. Under the ETS international contract, we are paid fees equal to our costs of establishing international test centers and delivering tests in them, plus 10%. Under the international contract, we are also paid interest on our capital and protected against any foreign exchange losses we incur. In 1998, we recognized revenues of $33.0 million under the ETS international contract.

         MICROSOFT. Drake Prometric, L.P. first developed a working relationship with Microsoft in 1991. We acquired Drake in 1995 and have continued the relationship with Microsoft. We entered into a new agreement with Microsoft effective July 1, 1999, with an initial term of two years. This agreement will terminate earlier if either party provides 90 days' notice of its intent to terminate. In addition, we receive a fee for each test delivered or scheduled. Under this agreement, Microsoft granted to us the right to deliver its certification tests worldwide. Microsoft sets all test fees and determines which test centers will deliver them. We arrange all candidate payments for the tests we deliver for Microsoft. We remit to Microsoft the difference between test fees we collect and our fees. In 1998, we recognized $43.0 million of revenues under our prior contract with Microsoft.

COMPETITION

         We currently have several direct competitors. There are many other entities involved in various aspects of the education and testing industry that may decide in the future to offer computer-based testing services in order to expand their service offerings. These include tests sponsors or administrators, test preparation firms and professional training companies. Many of our existing and potential competitors have substantial financial and human resources and acknowledged expertise in various aspects of education, training and/or testing.

     Our current competitors are:

     o VIRTUAL UNIVERSITY ENTERPRISES. Virtual University Enterprises (VUE) was acquired in 1997 by National Computer Services, Inc. (NCS). NCS is a publicly-traded company that, among other businesses, provides computerized grading of standardized tests, including tests administered by ETS. We know VUE has non-exclusive contracts to deliver computer-based certification tests for Microsoft and Novell. Recently, the National Council of State Boards of Nursing (NCSBN) announced that it has awarded VUE the contract to provide the National Council Licensing Exam for Nurses. This contract will be effective in 2002 when our contract with NCSBN expires. We are not sure how many testing centers VUE currently operates, but we do know VUE has stated its intention to establish a substantial network of testing centers in the U.S. and other countries.

     o COMPUTER ADAPTIVE TESTING. Computer Adaptive Testing (CAT) was acquired by Houghton Mifflin in 1998. We believe CAT is currently focusing on the professional certification market. CAT has a non-exclusive contract with Lotus to provide computer-based IT certification tests. We have a similar contract with Lotus. We believe CAT currently operates testing centers similar to our APTCs.

     o ASSESSMENT SYSTEMS, INC. Assessment Systems, Inc. (ASI) was acquired in 1996 by Harcourt General, a publicly-traded company. We believe ASI currently provides computer-based test delivery of a number of licensing and certification tests for state agencies and associations. ASI has announced its intention of establishing at least 200 testing centers during 1999. We believe these centers will be similar to our STCs.

     o ACT, INC. ACT is a leading developer and sponsor of academic admissions and assessments tests. In June 1999, ACT announced an alliance with Electronic Data Systems Corporation (EDS) to develop a U.S. network of computer-based training and testing centers. We believe the alliance intends to establish training and testing centers primarily at two-and-four year colleges.

     o   COMPUTER ASSISTED TESTING SERVICE. Computer-Assisted Testing Service
         (CATS) delivers licensing tests in computer-based format in testing centers located primarily in flight training schools. We know CATS has the non-exclusive right to deliver FAA general aviation licensing tests. In 1998, VUE and CATS announced CATS' testing centers would become approved testing locations for IT certification tests delivered by VUE.

     o   APPLIED MEASUREMENT PROFESSIONALS. Applied Measurement Professionals
         (AMP) is owned by the National Board for Respiratory Care. AMP provides test development services to various licensing and certification organizations. In 1997, AMP announced plans to establish a U.S. network of testing centers to deliver computer-based tests in H&R Block tax preparation offices. We are not certain how many testing centers AMP currently operates.

         VUE, CAT and ASI are owned by large companies that are well known in the education and testing industry. We believe, therefore, that these companies, as well as the ACT and EDS alliance, have the financial resources, expertise and name recognition to become more significant competitors in the future.

         We believe the most important competitive factors in our business are:

         o number and locations of testing centers and geographic coverage of the testing center network;

         o proven ability to deliver computer-based tests throughout a network without technical difficulty;

         o  security of the test delivery network;

         o ability to provide test related services, particularly registration and scheduling and data management, reporting and retrieval;

         o  quality and breadth of other customer services; and

         o  price.

         To date, our competitors have generally chosen not to compete primarily on price. We believe this is because of the high cost of establishing a test center network and the need to cover the fixed costs of operating the network through test delivery revenues. As our competitors gain a higher volume of tests, price competition may increase. We expect technology to advance, which will lower the cost of entering the computer-based testing services business.

GOVERNMENT REGULATION

         The computer-based testing services business is essentially unregulated in the United States and most countries. However, we do not know whether it will become regulated in the future. As use of the Internet continues to grow, the United States or other countries could adopt laws or regulations that cover privacy, pricing, copyright infringement or other matters affecting our use of the Internet to deliver tests, transmit data, conduct e commerce business or otherwise deal with test candidates. We cannot predict how any future regulation would affect our methods or cost of doing business.

         EUROPEAN UNION PRIVACY INITIATIVE. In October 1998, the European Union
(EU) Data Protection Directive became effective. The primary goal of the directive is to protect personal information about individuals who reside in one of the EU countries To accomplish this goal, the directive restricts the transfer of personal data to non-EU countries that do not have an "adequate level of protection." The EU has not designated the United States as a country with an adequate level of protection. Therefore, the directive could prevent us from transferring personal data about test candidates to our data centers or our customers in the U.S.

         We plan to implement several steps to comply with the directive. We are establishing a privacy policy for handling personal data. All of the EU countries currently have some form of data protection laws in effect and have or are in the process of enacting data protection laws to comply with the directive. We are tracking the status of these laws and working to comply with the laws of the individual countries. We are also preparing notices to apprise test candidates in EU countries of our information and privacy practices. We are evaluating safe harbor and contractual mechanisms that we could use to ensure an adequate level of protection of personal information. We are preparing contracts between our EU subsidiary and us. We understand the U.S. Department of Commerce is actively negotiating with the EU for a safe harbor. We will attempt to take advantage of any safe harbor negotiated by the Department with the EU.

         Because the directive is relatively new and has not been tested, we do not know if our efforts will be sufficient to comply with the directive. We are not certain what penalties the EU may impose for failing to comply. If the EU ever decided we do not comply with the directive, it is possible that the EU would prevent us from transferring personal data to the U.S. We currently consider this possibility unlikely.

PROPRIETARY RIGHTS

         We have internally developed a substantial amount of the software and other technology that we use throughout our business. We regard this software and technology, as well as many of our business methods, as proprietary. We rely primarily on a combination of copyrights, trademarks, trade secrets, license agreements, non-disclosure and other contractual provisions and technical measures to protect our proprietary information We recently were awarded a patent on a system for delivering remotely-proctored, secure tests to a remote testing station. This system uses biometric technology, including photographs, fingerprints and retinal scans, to verify and record the identity of the test taker. Prometric(R) is our registered trademark. International protection and enforcement of our intellectual property rights is sometimes unavailable or more limited than in the United States.

         We also seek to control access to and distribution of our documentation and other proprietary information. We also have confidentiality and non-disclosure agreements with most of our employees, including our critical management and technical resources staff. Despite these precautions, we cannot assure you our steps to protect our proprietary rights will be adequate to prevent misappropriation.

         Sylvan will transfer all of this intellectual property to us under the Separation Agreement upon completion of this offering.

EMPLOYEES

         Before this offering, all employees involved in our computer-based testing services business were employees of Sylvan. These include our management team, our technical staff, our sales and marketing teams and our call center representatives. Upon completion of this offering, nearly all of these Sylvan employees will become our employees. As of July 31, 1999, Sylvan employed about 1,400 people that we expect to become our employees. About 29% of these people are located outside North America. We believe that Sylvan's relationship with these employees is good.

         Under the Administrative Services Agreement we will enter into with Sylvan, Sylvan will provide us a number of administrative and support services. These services include human resources, payroll, employee benefits and administration, legal and management information. This agreement has a two year term. Therefore, we expect to develop the capability of performing these functions with our own personnel over the next two years.

         We will employ a large staff of IT, communications and other highly skilled technical professionals. There is a shortage of these professionals throughout the world, and competition for them is intense. Sylvan has experienced significant turnover among these professionals, and we expect to experience high turnover as well. Our ability to grow our business will depend on our success in attracting and retaining enough technical professionals worldwide.

FACILITIES AND EQUIPMENT

         Our headquarters are located within Sylvan's headquarters in Baltimore, Maryland. After completion of this offering, Sylvan will sublease us this space. We also operate 10 call centers in various countries in the world and three logistics support facilities in Baltimore, Maryland, the Netherlands and Malaysia. We will sublease these facilities from Sylvan at Sylvan's cost. Sylvan rents all of this space from unaffiliated third parties at rents we believe to be competitive. Therefore, we believe the rent we will pay Sylvan under these subleases is comparable to the rent we would pay unaffiliated third parties. After the expiration of the Administrative Services Agreement, we will continue subleasing these facilities from Sylvan, lease them directly or relocate them.

         Sylvan currently owns or leases all of the computer and other equipment we use in our business. Sylvan will transfer all of this equipment to us at closing on this offering.

RISK MANAGEMENT

         The primary risk in our business is a malfunction in our registration and scheduling, test delivery or other computerized systems. A malfunction could:

         o  make it impossible for us to schedule tests for candidates;

         o  interrupt delivery of computer-based tests through our network; or

         o cause us to lose data about test results or be unable to transmit test results.

To manage this risk, we have back-up systems for our data servers and software systems in the event that we experience a system failure. We also depend upon telephone and satellite systems operated by other companies to transmit tests to our testing centers, take reservations and transmit test results. We do not carry insurance to cover the risk of system interruption.

         We are included in Sylvan's insurance policies to cover public liability, property damage and workers' compensation until Sylvan distributes its shares of our common stock to its stockholders. We believe this insurance is adequate to protect us from these types of potential losses. We expect to obtain our own insurance policies after then.

LITIGATION

         In connection with this offering, we will agree to indemnify Sylvan from any costs and losses it incurs because of any claims related to our business, whether the claims arise before or after this offering. Sylvan is currently a party to the following lawsuits that relate to our business:

         ACT LITIGATION. Sylvan is a defendant in a case brought against it in 1996 by ACT in the United States District Court for the Northern District of Iowa. ACT's claims relate to our award of the contract to deliver the NASDR's tests in January 1996. ACT had negotiated during 1996 with the NASDR in the hope of obtaining the contract. In the fall of 1996, the NASDR invited to submit a proposal. After both ACT and Sylvan submitted proposals, the NASDR selected Sylvan.

         ACT has made the following claims against Sylvan:

         o Sylvan tortiously interfered with ACT's contractual and prospective business relations with the NASDR; and

         o Sylvan has monopolized and attempted to monopolize a computer-based testing services market.

ACT seeks an unspecified amount of damages and an injunction against Sylvan's continued monopolization and attempted monopolization of the market. Under federal antitrust law, if we were found to have monopolized or attempted to monopolize the market, we could be liable to ACT for three times the amount of ACT's actual damages.

         During 1998 and the first half of 1999, we and ACT conducted extensive discovery, including document production and numerous depositions of key personnel. In July 1999, we filed a Motion for Summary Judgment on all of ACT's claims. In this motion, we argue that there is an insufficient legal and factual basis to support either of ACT's claims. Oral argument on our motion will occur on September 27, 1999. If the judge does not grant our motion as to all of ACT's claims, we expect a trial to begin in January 2000.

         We believe that we have a number of defenses to each of ACT's claims and that ACT cannot establish facts sufficient to prevail on its claims. However, we cannot assure you that we will prevail. If we do not, ACT could be awarded significant damages, which could be trebled. These damages could have a material adverse effect on both our results of operations and financial condition. Also, the court could enjoin us from continuing some of our computer-based testing services business or order us to dispose of some of our computer-based testing services assets. This type of injunction also could have a material adverse effect on our results of operations and financial condition, and it could materially adversely affect our prospects for growth.

         NCS/NOVELL LITIGATION. Sylvan is a party to two lawsuits relating to TDL, which we use to generate tests in computer-based format. In 1996, Sylvan granted a non-exclusive, royalty-free license of TDL to Novell. In 1996, Sylvan licensed TDL to Novell and agreed that Novell could grant sublicenses of TDL to other providers of test delivery services. Sylvan asserts the license to Novell limited Novell's use of TDL to delivering only Novell tests. In 1997, Novell and Virtual University Enterprises (VUE) entered into a license agreement covering VUE's use of TDL. In 1998, Sylvan and Novell entered into a new agreement to replace their 1996 agreement. In the new agreement, Sylvan again licensed TDL to Novell on a non-exclusive, royalty-free basis and granted Novell the right to sublicense TDL for the purpose of creating Novell tests. In the new agreement, Novell acknowledged that TDL was Sylvan's proprietary property. Novell expressly agreed that all sublicenses had to be in writing, with the sublicensee agreeing to maintain the confidentiality of TDL. Novell was required to provide Sylvan with a copy of each sublicense.

         In August 1999, Sylvan filed suit against National Computer Services
(NCS), which acquired VUE in 1998. This suit was filed in the United States District Court for the District of Maryland. Sylvan charges NCS with copyright infringement, misappropriation of trade secrets, common law unfair competition, tortious interference with economic relations and conversion. Sylvan seeks to enjoin NCS from using or offering to use TDL for any purpose. Sylvan also seeks substantial monetary damages.

         Also in August 1999, Novell filed suit against Sylvan in state court in Utah. Novell seeks a declaratory judgment that the sublicense of TDL that Novell granted NCS is valid, does not violate the license agreements between Sylvan and Novell and that NCS's use of TDL "supports Novell's business purposes."

         These two lawsuits have only been recently filed. We cannot yet predict the likely outcome of either suit. We and Sylvan believe that NCS' use of TDL is inconsistent with Sylvan's agreements with Novell. However, we would be unable to prevent NCS from using TDL if Novell were to receive the declaratory judgment it is seeking.

         OTHER LITIGATION. From time to time, Sylvan is a party to routine litigation incidental to our business. However, Sylvan is not currently a party to any other material litigation.

                                                    MANAGEMENT

OUR DIRECTORS AND EXECUTIVE OFFICERS

         Upon completion of this offering, our directors, executive officers and key employees will be:

NAME                                                   AGE      POSITION
DIRECTORS AND EXECUTIVE OFFICERS
  Stephen A. Hoffman..............................     46       Chief Executive Officer, President and Director
  Martin G. Bean..................................     34       Executive Vice President of Information
                                                                   Technology and Marketing
  Bruce J. Davis..................................     36       Senior Vice President of Operations
  Graham J. Taylor................................     43       Vice President and Chief Financial Officer
  Jeffrey H. Cohen................................     33       Vice President of Academics
  John E. Kennedy.................................     58       Vice President of Professional Licensure
  Douglas L. Becker...............................     33       Director
  Donald V. Berlanti..............................     61       Director
  R. Christopher Hoehn-Saric......................     37       Director
  Rick Inatome....................................     45       Director
  James H. McGuire................................     55       Director
  R. William Pollock..............................     70       Director
  J. Phillip Samper...............................     64       Director

KEY EMPLOYEES
  Steven E. Hemping...............................     55       Vice President of Human Resources
  Stephen T. Phipps...............................     47       Vice President of International
  Theodore B. Root................................     36       Vice President of Channel Services
------------

         STEPHEN A. HOFFMAN became Division President of Sylvan's computer-based testing services division in 1996. He will be our Chief Executive Officer and President when we complete this offering. He became one of our directors in September 1999. Prior to joining Sylvan, Mr. Hoffman was Senior Vice President of Marketing and Sales and Vice President of Operations for Computer Task Group, a consulting and outsourcing firm serving the IT industry, from 1990 to 1996.

         MARTIN G. BEAN became Executive Vice President of Information Technology Business Unit and Marketing of Sylvan's computer-based testing services division in 1997. He will be our Executive Vice President of Information Technology and Marketing when we complete this offering. From 1993 to 1997, Mr. Bean was Vice President of Sales and Marketing Development for Novell. In this position, he was responsible for the worldwide implementation of Novell's authorized training and certification programs.

         BRUCE J. DAVIS has served as Division Senior Vice President of Operations of Sylvan's computer-based testing services division since 1998 . He will serve as our Senior Vice President of Operations when we complete this offering. Mr. Davis joined Sylvan in 1994 as Director of International Planning and became Vice President of Sylvan's Academic Business Unit in 1995. Prior to joining Sylvan, Mr. Davis was a manager with Deloitte Touche Tohmatsu International in Cairo, Egypt, from 1987 to 1992. From 1993 to 1994, Mr. Davis earned his M.B.A. from Columbia University's School of Business.

         GRAHAM J. TAYLOR became Division Vice President and Chief Financial Officer of Sylvan's computer-based testing services division in August 1999. He will become our Vice President and Chief Financial Officer when we complete this offering. Prior to joining Sylvan, Mr. Taylor held various Chief Financial Officer positions for business units of American Express, including Worldwide Technologies, Latin America and the Caribbean Region and the U.K. area, from 1989 to 1999. From 1984 to 1989, Mr. Taylor was the Chief Financial Officer for several of Grand Metropolitan's companies.

         JEFFREY H. COHEN became Vice President for Academic Services of Sylvan's computer-based testing services division in 1998. He will become our Vice President of Academic Services when we complete this offering. Mr. Cohen joined Sylvan in 1997 as Director of Corporate Development, serving as a strategist on new business development and public policy issues affecting Sylvan. He is also the Executive Director of the Sylvan Learning Foundation, a private nonprofit foundation dedicated to promoting best practices in education. Prior to joining Sylvan, Mr. Cohen served for two years as a political appointee in the Clinton Administration. From 1993 to 1995, Mr. Cohen practiced law at Tydings & Rosenberg, LLP in Baltimore, Maryland.

         JOHN E. KENNEDY became Vice President of Professional Licensure of Sylvan's computer-based testing services division in 1998. He will become our Vice President of Professional Licensure when we complete this offering. Prior to joining Sylvan, Mr. Kennedy served as Vice President of Sales and Relationship Management for Syntel, Inc., a software services company. From 1993 to 1995, he was the Director of Corporate Accounts and Support Services for Kelley Services, Inc., a temporary employment agency. Prior to 1993, Mr. Kennedy spent over 25 years at IBM. Mr. Kennedy's last position at IBM was Business Unit Executive/Branch Manager, which he held from 1981 to 1993.

         DOUGLAS L. BECKER has served as Sylvan's President since 1993, its Co-Chief Executive Officer since 1995 and its Vice Chairman since 1998. He has been a director of Sylvan since 1986. He became one of our directors in September 1999. Mr. Becker served as Chief Executive Officer of Sylvan's Learning Center Division from 1991 to 1993. Mr. Becker is also the Vice Chairman of the board of directors and Secretary of Caliber Learning Network, Inc. He is also a principal in Sterling Capital, Ltd., an investment partnership.

         DONALD V. BERLANTI has served as a director of Sylvan since 1987. He will become one of our directors when we complete this offering. Since 1975, Mr. Berlanti has been involved in the ownership and management of several business, including radio stations, a chain of convenience and greeting card stores and real estate development companies.

         R. CHRISTOPHER HOEHN-SARIC has served as Sylvan's Chairman and Co-Chief Executive Officer since 1993 and a director since 1986. From 1988 until 1993, he was President of Sylvan. He became one of our directors in September 1999. He is also Chairman of the board of directors of Caliber Learning Network, Inc., a public company established by Sylvan in 1996, and a principal in Sterling Capital, Ltd.

         RICK INATOME has served as a director of Sylvan since 1997. He will become one of our directors when we complete this offering. Mr. Inatome serves as Chairman of the Board of Inacom Corporation. He also serves as a director of Atlantic Premium Brands.

         JAMES H. MCGUIRE has served as a director of Sylvan since 1995. He will become one of our directors when we complete this offering. Mr. McGuire currently serves as President of NJK Holding Company, which controls the interests of Nasser J. Kazeminy in various businesses across the country. Mr. Kazeminy was one of the owners of Drake, which Sylvan acquired in 1995.

         R. WILLIAM POLLOCK has served as a director of Sylvan since 1995. He will become one of our directors when we complete this offering. Mr. Pollock serves as Chairman of the Board of Drake Holdings Limited, a company which owns interests in various business throughout the world. He is also one of the prior owners of Drake.

         J. PHILIP SAMPER has served as a director of Sylvan since 1993. He will become one of our directors when we complete this offering. Mr. Samper currently serves as Chairman of Placeware, Inc. and was the founder of Gabriel Venture Partners. From 1997 to 1998, he was Chief Executive Officer and President of Avistar Systems Corporation. From 1996 to 1997, he was Chief Executive Officer and President of Quadlux, Inc. From 1995 to 1996, he was Chairman and Chief Executive Officer of Cray Research, Inc. Mr. Samper served as President of Sun Microsystems, Inc. from 1994 to 1995.

         STEVEN E. HEMPING has served as Division Vice President of Human Resources of Sylvan's computer-based testing services division since 1995. He will become our Vice President of Human Resources when we complete this offering. Prior to joining Sylvan, Mr. Hemping was a member of the founding employee group of Drake. Prior to joining Drake in 1990, he was President of the Venture Group, Inc., a human resources consulting firm.

         STEPHEN T. PHIPPS became Vice President of International Business Development of Sylvan's computer-based testing services division in August 1999. He will become our Vice President of International Business Development when we complete this offering. Prior to joining Sylvan, Mr. Phipps was Executive Vice President and Director of Change Management for DHL Worldwide Express from 1996 to 1998. From 1993 to 1996, Mr. Phipps was Worldwide Head of Airline/Transportation Consulting for Sabre Decision Technologies, a division of AMR Corporation.

         THEODORE B. ROOT has served as Division Vice President of Channel Services of Sylvan's computer-based testing services division since April 1999. He will become our Vice President of Channel Services when we complete this offering. Mr. Root joined Sylvan in 1997 as Operations Director of the computer-based testing services division and became Executive Director of STC Channel Services in 1998. Prior to joining Sylvan, Mr. Root was a manager in the Supply Chain Consulting Group for Ernst & Young LLP from 1995 to 1997. From 1992 to 1995, Mr. Root was Operations and Senior Marketing Manager for Champion Products, a division of Sara Lee Corporation.

BOARD COMMITTEES

         Our board of directors will establish an Audit Committee and a Compensation Committee. We expect Messrs. Berlanti, McGuire and Samper to be the initial members of the Audit Committee and the Compensation Committee. We expect that, as long as Sylvan owns a majority of our outstanding common stock, a majority of the members of both committees will also be directors of Sylvan. At least two directors who are not employees of either Prometric or Sylvan will serve at all times as members of our Audit Committee.

         The board of directors may from time to time establish other committees. Our Audit Committee's principal functions will include making recommendations to the Board regarding the annual selection of independent public accountants, reviewing the proposed scope of each annual audit and reviewing the recommendations our auditors following each annual audit of our financial statements. The Compensation Committee's principal function is to establish the compensation of our officers and to establish and administer our compensation programs, including our 1999 Stock Incentive Plan.

COMPENSATION OF DIRECTORS

         Our directors who are also our employees will not receive any additional compensation for their services as our directors. Our non-employee directors will receive annual cash compensation of $15,000 and will be reimbursed for expenses incurred to attend meetings of the board and committees. Each non-employee director will be granted options to purchase _______ shares of our common stock with an exercise price equal to fair market value of our stock on the date of grant upon:

o        appointment, election or re-election to the board; and

o        each anniversary thereof if he or she continues to serve as a director.

EXECUTIVE COMPENSATION

         The following table summarizes the compensation paid by Sylvan to Mr. Hoffman and our six other executive officers who were the next most highly compensated, based upon 1998 compensation paid to them by Sylvan:

                           SUMMARY COMPENSATION TABLE

                                                                                                 LONG TERM
                                                     ANNUAL COMPENSATION                        COMPENSATION
                                    -------------------------------------------------------------------------
                                                                                                  AWARDS
                                                                                    OTHER       SECURITIES
NAME                                                                                ANNUAL      UNDERLYING         ALL OTHER
AND                                                                                COMPEN-       OPTIONS/           COMPEN-
PRINCIPAL POSITION                   FISCAL YEAR      SALARY ($)      BONUS ($)   SATION ($)     SARS (#)         SATION ($)
------------------                   -----------      ----------      ---------   ----------     ---------        ----------

Stephen A. Hoffman ................    1998           $230,416          $63,000     $ 6,600              --         $18,085(1)
   Division President                  1997            219,738           58,000       6,600              --         132,193(2)
                                       1996             57,211               --      15,058(3)      168,750              --
                                                                                         --

Martin G. Bean ....................    1998            200,000          100,945       6,600              --           7,741(1)
   Executive Vice President of         1997            116,667           13,370      84,321(4)       90,000           3,380(1)
   Information Technology Business     1996                 --               --          --              --              --
   Unit and Marketing


Bruce J. Davis ....................    1998            145,833           72,550       6,600          30,000         189,764(2)
   Division Senior Vice President      1997             98,334           34,541       6,600              --              --
   of Operations                       1996             92,750           45,833       3,850              --              --


Jeffrey H. Cohen...................    1998             98,333           16,733       6,050          30,000              --
   Vice President for                  1997             48,205            5,000          --           7,500              --
   Academic Services                   1996                 --               --          --              --              --


John E. Kennedy....................    1998            150,000           33,177      16,374(5)           --              --
   Vice President of                   1997             43,270              230      17,544(6)       56,250              --
   Professional Licensure              1996                 --               --          --              --              --


Steven E. Hemping..................    1998            103,849           29,590       6,600              --              --
   Division Vice President             1997             97,000           21,712      52,800(7)           --         122,526(2)
   of Human Resources                  1996             81,302           21,525       6,600              --              --


Theodore B. Root...................    1998             98,467           19,012         --               --              --
   Division Vice President             1997             87,083            8,146         --            7,500              --
   of Channel Services                 1996              1,180           10,000         --               --              --

--------------------

(1)      This amount represents forgiveness of interest on loans made by Sylvan to these individuals.
(2)      This amount includes the value realized from exercise of Sylvan stock options.
(3)      This amount includes a $2,200 car allowance and $12,858 of moving expenses.
(4)      This amount includes a $3,850 car allowance and $80,471 of moving expenses.
(5)      This amount includes a $6,600 car allowance and $9,774 of moving expenses.
(6)      This amount includes a $2,200 car allowance and $15,344 of moving expenses.
(7)      This amount includes a $6,600 car allowance and $46,200 moving expenses allowance.

OPTIONS GRANTS DURING 1998

         The following table shows all grants of options to purchase Sylvan common stock made by Sylvan to our named executive officers during 1998:

                                        INDIVIDUAL GRANTS
                    ------------------------------------------------------------
                           NUMBER OF       PERCENT OF
                           SECURITIES     TOTAL OPTIONS                                  POTENTIAL REALIZABLE VALUE
                           UNDERLYING      GRANTED TO      EXERCISE                      AT ASSUMED ANNUAL RATES OF
                            OPTIONS       EMPLOYEES IN     PRICE PER   EXPIRATION               STOCK PRICE
NAME                        GRANTED        FISCAL YEAR     SHARE          DATE          APPRECIATION FOR OPTION TERM
----                        -------        -----------     -----          ----          ----------------------------
                                                                                              5%               10%
                                                                                            ----              ----
Stephen A. Hoffman ......        --              --               --         --                --                --

Martin G. Bean...........        --            --                 --         --                --                --

Bruce J. Davis...........    30,000             *           $28.7066       2004           292,807           664,845

Jeffrey H. Cohen.........    30,000             *           $28.7066       2004           292,807           664,845

John E. Kennedy..........        --            --                 --         --                --                --

Steven E. Hemping........        --             --                --         --                --                --

Theodore B. Root.........        --             --                --         --                --                --
 .........

* Represents amounts less than 1%.

         All of these options were granted under Sylvan's 1998 Stock Option Plan. Generally, these options vest twenty percent each year over five years. All of them immediately vest in the event of a change in control of Sylvan.

         We recommend caution in interpreting the financial significance of the amounts shown as the potential realizable value of the stock options. These amounts were calculated by multiplying the number of options granted by the difference between a future hypothetical stock price and the option exercise price, as required by the rules of the SEC. They are not intended to forecast possible future appreciation, if any, of Sylvan's stock price or to establish a present value of options.

AGGREGATED OPTION EXERCISES DURING 1998 AND YEAR-END OPTION VALUES.

         The following table shows all exercises during 1998 of options to purchase Sylvan common stock granted by Sylvan to our named executive officers:

                                                                      NUMBER OF SECURITIES
                                                                     UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                          OPTIONS HELD              IN-THE-MONEY OPTIONS
                                                                    AT FISCAL YEAR-END (#)(1)      AT FISCAL YEAR-END ($)
                                   SHARES
                                 ACQUIRED ON          VALUE               EXERCISABLE/                  EXERCISABLE/
NAME                            EXERCISE (#)      REALIZED ($)             UNEXERCISABLE                 UNEXERCISABLE
----                            -------------     -------------            --------------                -------------

Stephen A. Hoffman ......               --                --               67,500 (E)                      $ 941,625  (E)
                                                                          101,000 (U)                      1,408,950  (U)

Martin G. Bean...........               --                --               36,000 (E)                        256,680  (E)
                                                                           54,000 (U)                        385,020  (U)

Bruce J. Davis...........           10,500          $189,764               44,250 (E)                        769,508   (E)
                                                                           46,500 (U)                        474,367   (U)

Jeffrey H. Cohen.........               --                --                9,000 (E)                        32,140   (E)
                                                                           28,500 (U)                        75,112   (U)

John E. Kennedy..........               --                --               11,250 (E)                        36,000   (E)
                                                                           45,000 (U)                       145,201   (U)

Steven E. Hemping........            6,250           122,526               25,250 (E)                        455,976   (E)
                                                                           24,750 (U)                        432,396   (U)

Theodore B. Root.........               --                --                3,000 (E)                        22,500    (E)
                                                                            4,500 (U)                        33,750    (U)

---------------

(1) (E) = Exercisable; (U) = Unexercisable.



1999 STOCK INCENTIVE PLAN

         In September 1999, we adopted a stock incentive plan to promote our long-term growth and profitability by providing our people with incentives to improve stockholder value and contribute to our growth and financial success. We believe the plan will assist us in attracting, retaining and rewarding the best available people.

         The Compensation Committee of our board of directors has been given broad authority to administer our stock incentive plan. The Compensation Committee may grant the following types of awards under our stock incentive plan to our employees, officers, directors and consultants:

o        incentive and nonqualified stock options;

o        stock appreciation rights;

o        restricted and unrestricted stock awards;

o        phantom stock awards;

o        performance awards; and

o        other stock-based awards.

         The Compensation Committee determines the size and terms of all awards under the plan. However, no more than an aggregate of ______________ shares of our common stock, plus the number of any shares surrendered to us in connection with any award, may be issued under stock incentive plan awards. In addition, no person may receive awards for more than _____________ shares of common stock in any one year. These share amounts may be adjusted for future stock dividends, spin-offs, split-ups, recapitalizations, mergers, consolidations, business combinations, exchanges of shares and the like.

         We have not yet granted any options or other awards under the plan.

         The stock incentive plan terminates automatically in September 2009, but our board of directors may amend or terminate it at any time.

         The following is a summary of the types of awards that we may grant under our stock incentive plan.

         STOCK OPTIONS. Our plan permits the committee to grant options to purchase shares of our common stock intended to qualify as incentive stock options under the Internal Revenue Code and options that do not qualify as incentive stock options. The exercise price of each option will be determined by the Compensation Committee, but the exercise price of any stock option may not be less than the fair market value of our common stock on the date of grant.

         The term of each option will be fixed by the Compensation Committee, but the term of any incentive stock option may not exceed 10 years from the date of grant. The Compensation Committee will determine the vesting of each option and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may vest in installments. The vesting of options may be accelerated by the Compensation Committee.

         To exercise an option, the optionee must pay the exercise price in full either in cash or cash equivalents or by delivery of shares of common stock already owned by the optionee. The exercise price may also be delivered by a broker under irrevocable instructions to the broker from the optionee.

         STOCK APPRECIATION RIGHTS. The Compensation Committee may grant a right to receive a number of shares, an amount in cash or a combination of shares and cash, based on the increase in the fair market value of the shares of our common stock underlying the right during a period specified by the Compensation Committee. The Compensation Committee may grant these stock appreciation rights alone or in connection with stock options. Upon exercise of a stock appreciation right that is related to a stock option, the holder will surrender the option for the number of shares as to which the stock appreciation right is exercised and will receive payment of an amount computed as described in the stock appreciation right award. A stock appreciation right granted in connection with a stock option will usually be exercisable at the time or times, and only to the extent that, the related stock option is exercisable and will not be transferable except to the extent the related option is transferable.

         RESTRICTED AND UNRESTRICTED STOCK. The Compensation Committee may also award shares of our common stock to participants. These stock awards may be conditioned on the achievement of performance goals and/or continued employment with us through a specified restriction period. If the performance goals and any other restrictions are not attained, the holder will forfeit his or her restricted shares. The Compensation Committee may also grant shares of common stock that are free from any restrictions under the stock incentive plan. Unrestricted shares of common stock may be issued to participants in recognition of past services or in lieu of cash compensation. The purchase price, if any, for shares of our common stock under stock awards will be determined by the Compensation Committee.

         PHANTOM STOCK AWARDS. The Compensation Committee may also grant phantom stock awards to participants. These awards are contractual rights that are equivalent in value to but not actual shares of our common stock. Phantom stock awards may be conditioned on the achievement of performance goals and/or continued employment with us through a specified date. The Compensation Committee will determine the time or times when a participant will be paid the value of the phantom stock award, and the payment may be in cash, in shares of our common stock or in a combination of cash and common stock. Because phantom stock awards are not actual shares of our common stock, they do not have any voting rights.

         PERFORMANCE STOCK AWARDS. The Compensation Committee may also grant performance stock awards to receive shares of our common stock upon achievement of performance goals and other conditions determined by the Compensation Committee.

         OTHER STOCK-BASED AWARDS. The Compensation Committee is authorized to grant to participants other awards that may be based on or related to our common stock. These could include:

o        convertible or exchangeable debt securities;

o        other rights convertible or exchangeable into shares;

o        purchase rights for shares or other securities; and

o        incentive awards with value and payment contingent upon performance.

The Compensation Committee will determine whether other stock-based awards will be paid in our common stock, other securities, cash or a combination of these mediums.

401(K) SAVINGS PLAN

         We participate in the Sylvan 401(k) Retirement Savings Plan. The 401(k) Plan is a defined contribution pension plan with a cash or deferred arrangement as described in Section 401(k) of the Internal Revenue Code. The 401(k) Plan is intended to qualify under Section 401(a) of the Code so that contribution, and earnings on contributions are not taxable to employees until withdrawn. Generally, all our employees who have worked for us for three months are eligible to participate in the 401(k) Plan. Each participant may make pre-tax and/or after-tax salary deferral contributions up to 15% of his or her annual compensation. We also may make annual discretionary matching contributions and discretionary profit sharing contributions in amounts determined by our board of directors. We have not yet made any contributions. An employee must have worked for us for one year before he or she is eligible to receive matching or profit sharing contributions. The Trustee of the 401(k) Plan invests each participant's account at their direction. Participants may choose among several investment options, which do not currently include our or Sylvan's common stock.

                  RELATED PARTY TRANSACTIONS AND RELATIONSHIPS

         MESSRS. BEAN AND HOFFMAN. On March 17, 1997, Sylvan entered into a promissory note and pledge agreement with Stephen A. Hoffman. Under this agreement, Sylvan loaned $231,000 to Mr. Hoffman to purchase shares of Sylvan stock. The loan is secured by a pledge of the shares purchased. The interest rate is the applicable federal interest rate. If Mr. Hoffman resigns or is terminated for cause:

    o prior to September 16, 2000, the loan amount becomes due and payable in full; or

    o after September 16, 2000 but prior to September 16, 2001, 50% of the loan amount becomes due and payable.

If Mr. Hoffman's employment terminates after September 16, 2001 for whatever reason, the loan will be forgiven and no amount will be due. If Mr. Hoffman is employed by Sylvan:

    o on September 16, 2000, 50% of the shares purchased will be released to him; and

    o on September 16, 2001, all of the shares purchased will be released to him.

If he is terminated between September 16, 2000 and September 16, 2001, Sylvan can sell 50% of the shares purchased and apply the proceeds to the amounts outstanding. Any amount over the loan amount due shall be retained by Sylvan.

         On July 31, 1997, Sylvan entered into a promissory note and pledge agreement with Martin G. Bean. Under this agreement, Sylvan loaned $100,000 to Mr. Bean to purchase shares of Sylvan stock. The interest rate is the applicable federal interest rate. The loan is secured by a pledge of the shares purchased. If Mr. Bean resigns or is terminated for cause prior to July 31, 2000, the loan amount becomes due and payable in full. If his employment is terminated for whatever reason after July 31, 2000, the entire loan amount will be forgiven. If Mr. Bean is employed by Sylvan on July 31, 2000, all shares purchased shall be released.

         Caliber Learning Network, Inc. granted options to purchase 24,547 shares of its common stock to Mr. Hoffman and options to purchase 12,273 shares of its common stock to Mr. Bean. The exercise price for these options is $1.63 per share. The options were granted on December 31, 1997 and expire on December 31, 2003. The options vest 20% on each anniversary of the date of grant.

         CALIBER LEARNING NETWORK, INC. Caliber Learning Network, Inc. was established as a joint initiative of Sylvan and MCI WorldCom and completed its initial public offering in May 1998. Sylvan and Messrs. Becker and Hoehn-Saric each continue to have an equity position in Caliber, and Messrs. Becker and Hoehn-Saric are officers and/or directors of Caliber. Caliber owns and operates 36 of our STCs within its Caliber Learning Centers. These Caliber centers had been NASDR testing centers. They were leased to Sylvan by the NASDR when the NASDR awarded Sylvan the contract to deliver the NASDR's tests. In 1997, Sylvan and Caliber entered into a management agreement, whereby Caliber assumed control of the 36 centers. Caliber then converted them to Caliber Learning Centers and installed an STC in each center. Under this management agreement, Caliber pays all operating costs for these centers. Sylvan pays Caliber a fixed monthly payment, plus a fee per computer-based test delivered above a specified number. Management fees paid under this agreement totaled $1.2 million in 1997 and $2.0 million in 1998. Sylvan will transfer to us the leases on these 36 Caliber centers as part of the separation of our computer-based testing services business from Sylvan. Sylvan will also assign us the management agreement with Caliber.

                   ARRANGEMENTS BETWEEN PROMETRIC AND SYLVAN

INTRODUCTION

         We and Sylvan will accomplish the separation of our computer-based testing services business from Sylvan under a Separation Agreement. This agreement will be effective immediately before closing on this offering. At this closing, we will also enter into an Administrative Services Agreement and several other agreements with Sylvan. These agreements together will govern the separation and our on-going relationship with Sylvan. They will cover the following key matters:

    o  the assets and liabilities to be transferred to us;

    o  administrative services we will receive from Sylvan;

    o our indemnification of Sylvan for any costs or losses related to our computer-based business, the liabilities Sylvan will transfer to us and the litigation to which Sylvan is currently a party;

    o Sylvan's indemnification of us for any costs or losses related to Sylvan's other businesses;

    o allocation of income taxes between Sylvan and us while we remain part of Sylvan's consolidated group;

    o our cooperation with Sylvan in seeking a ruling from the IRS about the tax-free nature of Sylvan's distribution of its shares of our common stock to its stockholders, and our cooperation if Sylvan receives the ruling and then makes the distribution; and

    o our grant to Sylvan of registration rights for its shares of our common stock.

         After this offering, we will not make any changes to these agreements unless the changes are approved by a majority of our directors who are neither officers or directors of Sylvan.


SEPARATION AGREEMENT

         TRANSFER OF ASSETS AND ASSUMPTION OF LIABILITIES. Sylvan will transfer to us or our subsidiaries all assets related to the computer-based business. We will assume and agree to pay on a timely basis all liabilities associated with the computer-based testing services business. We have described the basic categories of these assets and liabilities in the section "Our Separation from Sylvan" earlier in this prospectus. Sylvan will make no representation and warranty about the condition of these assets or their suitability for our continued operation of the business. However, Sylvan will warrant that we will receive all of Sylvan's right, title and interest in the transferred assets. If any of these assets cannot be transferred to us before closing on this offering because the necessary consents or approvals of third parties have not yet been obtained, Sylvan will agree to hold these assets for our exclusive benefit and transfer them to us as soon as possible.

         INDEMNIFICATION. We will agree to indemnify Sylvan and hold it harmless from any costs, losses, claims or damages arising out of:

    o  the assets transferred to us and the liabilities we assume;

    o  the operation of our business after closing on this offering;

    o the litigation to which Sylvan is currently a party that relates to our business and any litigation that arises after the separation and relates to our business;

    o this offering, including the disclosures made in this prospectus about us and our computer-based business; and

    o our breach of any of our covenants related to Sylvan's expected distribution of its shares of our common stock to its stockholders, as described below.

Similarly, Sylvan will agree to indemnify us and hold us harmless from any costs, losses, claims or damages arising out of:

    o  Sylvan's other businesses;

    o  any of Sylvan's liabilities that we have not expressly assumed; and

    o any disclosure in this prospectus related to Sylvan other than disclosures about our computer-based testing services business.

All of this indemnification covers matters arising before the closing, whether or not we or Sylvan are now aware of them, as well as matters that arise after the closing.

         CLAIMS AND LITIGATION. The Separation Agreement requires us to assume the defense of the ACT litigation and the Novell litigation, to which Sylvan is currently a defendant. Under the agreement, Sylvan has also agreed that:

    o we may prosecute the case Sylvan recently brought against NCS (VUE) as we see fit; and

    o Sylvan will cooperate fully with us in the defense and/or prosecution of these cases, including making documents and Sylvan officers and employees available to us.

Under the Separation Agreement, we also will be responsible for any future litigation or other claims related to our computer-based business, including future claims based on situations occurring prior to this offering. Neither we nor Sylvan is currently aware of any other material litigation or claims of this type, but we cannot assure you that none will be asserted after this offering.

         DISTRIBUTION BY SYLVAN OF ITS SHARES OF OUR COMMON STOCK. Sylvan has informed us that it expects to distribute its shares of our common stock to its stockholders, assuming it receives a ruling from the IRS that the distribution would be tax-free to both Sylvan and its stockholders. In order to make it possible for Sylvan to make this tax-free distribution, we have agreed that we will not issue any shares of our capital stock if the issuance would cause Sylvan to own less than 80% of the combined voting power of all our outstanding voting stock or less than 80% of any class of our non-voting stock. However, this agreement will not prohibit us from granting stock options to our employees or making restricted stock awards to them, as long as we repurchase enough of our shares when these options or awards become exercisable to preserve Sylvan's 80% ownership of our outstanding stock. This covenant about preserving Sylvan's 80% ownership of our stock will expire two years after this offering. Failing to preserve the 80% ownership interest might effectively prevent Sylvan from subsequently distributing its Prometric shares due to the potential adverse income tax consequences and prevent Sylvan and Prometric from joining in a consolidated tax return for federal income tax purposes.

         In the Separation Agreement, we have agreed to cooperate with Sylvan in completing the distribution, assuming Sylvan receives the IRS ruling. We expect that this will require us to do one or more of the following:

    o assist Sylvan in seeking the ruling from the IRS that the distribution would be tax-free to both Sylvan and its stockholders;

    o register under the Securities Act all of the shares of our common stock Sylvan will distribute;

    o continue the active trade or business of our company and not dispose of our assets outside the ordinary course of business;

    o refrain from entering into certain transactions with respect to our capital stock; and

    o before Sylvan completes the distribution, fully pay any amounts we owe Sylvan, other than accounts payable arising in the ordinary course of business.

         Our agreement to cooperate with Sylvan in completing the distribution will expire two years after the distribution.

         COVENANTS NOT TO COMPETE. Sylvan will agree that until December 31, 2004, it will not engage in the computer-based testing services business or otherwise enter into any business that competes with our business as it exists at the time of this offering.

         OTHER MATTERS. In the Separation Agreement we will make a number of other important covenants to Sylvan, including:

    o FINANCIAL INFORMATION - so long as Sylvan is required to consolidate our results of operations and financial position for accounting purposes or account for its investment in our company under the equity method, we will provide Sylvan all information regarding us that Sylvan reasonably needs to comply with these accounting requirements, including providing Sylvan with quarterly reviewed and annual audited financial statements meeting the SEC's requirements.

    EXPENSES. We and Sylvan will agree as follows about expenses related to the separation:

    o Sylvan will pay all expenses related to the transfer to us of the assets and liabilities of the computer-based testing services business, including preparation of the Separation Agreement and the other agreements we will enter into with Sylvan;

    o we will pay the expenses of this offering, including preparation of this prospectus and our historical financial statements, as well as underwriting discounts and commissions; and

    o Sylvan will pay the fees of any outside legal, accounting, tax or other advisors we retain with Sylvan's consent to advise us in connection with our cooperating with Sylvan in its efforts to obtain the IRS ruling and to complete the distribution of its shares of our common stock to its stockholders.

After this offering, each of us will be generally responsible for our own expenses, except as otherwise provided for in any on-going agreements between us.

         DISPUTE RESOLUTION. Under the Separation Agreement, we and Sylvan will agree to a method to resolve any disputes that may arise between us under any of the agreements we will enter into with Sylvan in connection with the separation of the computer-based testing services business from Sylvan. If a dispute arises, we and Sylvan agree to promptly notify the other in writing. We will agree to use commercially reasonable efforts to resolve any dispute before resorting to arbitration. If we are unable to resolve the dispute by negotiation after 60 days from a dispute notice, either of us may require binding arbitration of the dispute. We and Sylvan have agreed that any arbitration will be before a three-person arbitration panel that will act by majority vote. We will select one arbitrator and Sylvan will select one arbitrator from a panel of arbitrators maintained by a professional arbitration service. The two arbitrators then will select a third arbitrator from the same panel.


ADMINISTRATIVE SERVICES AGREEMENT

     Under this agreement, Sylvan will agree to:

    o provide us the accounting and tax services we will need to operate as a separate business and as a public company at a level comparable to the level of services currently provided;

    o provide us various administrative services, such as human resources, payroll, employee benefits administration, legal and management information;

    o include us in its insurance policies that cover public liability, property damage, workers' compensation and other risks;

    o permit our employees to continue to participate in Sylvan's 401(k) retirement plan; and

    o provide us other support services that we request if Sylvan is capable of providing them.

         FEES. We have agreed to pay Sylvan for these services based upon Sylvan's cost of providing them to us. However, once Sylvan completes the distribution of its shares of our common stock, we will pay Sylvan based upon its cost plus 10%, which Sylvan and Prometric believe represents the fair market value for such services.

         DURATION. The Administrative Services Agreement will continue for two years from closing on this offering. Sylvan is not required to continue to provide services to us after that date. This means that over the next two years, we will have to develop the in-house capability to perform the functions covered by the Administrative Services Agreement. However, we are not required to obtain any particular service from Sylvan. We may terminate the Administrative Services Agreement any time by providing Sylvan with 90 days advance notice, but only after Sylvan completes the distribution of its shares of our common stock to its stockholders.


TAX MATTERS

         We will enter into a Tax Sharing and Separation Agreement with Sylvan. This agreement governs allocations of income tax liabilities between us. So long as Sylvan owns at least 80% of our outstanding capital stock, we will be part of Sylvan's "consolidated group" for federal and most state income tax purposes. This means that Sylvan will include our items of income, deduction and exclusion with its own in determining its over-all income taxes payable to taxing authorities.

         Under this tax agreement, we will be responsible for all income taxes for all periods beginning on or after January 1, 1999 payable on account of our business. We will calculate those taxes as if we were a separate corporation rather than a member of Sylvan's consolidated group. As long as we are a member of its consolidated group, we must pay those taxes to Sylvan in time for Sylvan to pay its over-all taxes on a timely basis. For the 1999 tax year, Sylvan will give us credit for our pro rata share of estimated income tax payments it made before the separation of our business. There are some states and other jurisdictions that do not allow consolidated corporate income tax returns. In those instances, we will file our own tax returns and pay any taxes due directly to the appropriate taxing authorities.

         If we were to generate a loss for federal or other income taxes while a member of Sylvan's consolidated group, Sylvan will pay us an amount equal to any resulting tax reduction of Sylvan's over-all consolidated income taxes payable. We will be allowed to determine all tax elections while a member of Sylvan's consolidated group, except those that may adversely affect Sylvan's consolidated group or that can only be made by the parent of a consolidated group. Tax elections are choices that taxpayers may make that affect the treatment of items on an income tax return.

         Sylvan will be responsible for paying any amounts due (and be entitled to any refund) from any audit adjustments made by the IRS or other taxing authorities to Sylvan's consolidated tax returns for periods ending on or before December 31, 1998. We will be responsible for any audit adjustments related to our business for all periods beginning on or after January 1, 1999. We have agreed to cooperate fully with Sylvan in any tax audits, appeals or litigation.

         We will be required to prepare our own tax returns and pay all taxes due directly to taxing authorities after Sylvan no longer owns at least 80% of our capital stock.

         Sylvan will be responsible for all income taxes payable on account of its other business. Sylvan will also be responsible for any income taxes resulting from the separation of our business from Sylvan if those taxes relate to assets retained by Sylvan and for any income taxes attributable to Sylvan's distribution of its shares of our common stock to its stockholders.


REGISTRATION RIGHTS AGREEMENT

         Sylvan expects to distribute its shares of our common stock to its stockholders, assuming it receives a ruling from the IRS that the distribution would be tax-free to both Sylvan and its stockholders. Sylvan may not receive this ruling and, therefore, may not make this distribution. Because Sylvan cannot sell our shares of common stock without registration under the Securities Act, we will enter into a Registration Rights Agreement with Sylvan. This agreement becomes effective once Sylvan notifies us that it no longer intends to pursue distributing its shares of our common stock to Sylvan's stockholders.

         SHARES COVERED. The Registration Rights Agreement covers all shares of our common stock that Sylvan owns at closing on this offering, as long as Sylvan still owns them when the Registration Rights Agreement becomes effective. Sylvan may not assign its rights under the Registration Rights Agreement, except to one of its wholly-owned subsidiaries or in connection with a merger (or other acquisition transaction) of Sylvan with another entity. This means that if Sylvan sold our shares in a private transaction, the purchaser would not obtain the right to require us thereafter to register the shares.

         DEMAND REGISTRATIONS. Sylvan may require us, on three occasions to register its shares of our common stock. Sylvan may designate the type and terms of each public offering covered by a demand registration. Sylvan could select one of the following types of registration:

    o  an underwritten public offering;

    o  a shelf registration;

    o the distribution or exchange of Sylvan's shares of our common stock to holders of Sylvan's equity or debt securities or the debt or equity securities of another entity; or

    o a distribution by Sylvan of securities convertible into, or exchangeable for, Sylvan's shares of our common stock.

Any demand registration must involve shares of our common stock having a market value of at least $5.0 million. We are not required to file a registration statement within 180 days of effectiveness of a prior demand registration statement. Also, we may delay filing any demand registration statement for up to 90 days if we reasonably determine that filing a registration statement could adversely affect any plans by our company to engage in a material transaction. However, we may exercise this delay right only once in any 12-month period. Sylvan has the right to select the underwriters for any underwritten public offering, subject to our reasonable objection. We have the right to select our counsel, auditors and other professionals to assist us in the registration. We may include shares of our common stock for sale by us, or shares owned by others, in any demand registration statement only if doing so will not adversely affect Sylvan's proposed sale of its shares of our common stock.

         PIGGYBACK REGISTRATION. In the Registration Rights Agreement, we will also grant Sylvan "piggyback" registration rights. If we intend to file a registration statement covering shares of our common stock for sale by us or others, subject to customary exceptions, we must first give Sylvan at least 30 days' advance notice. If Sylvan so elects, we must include in the registration the number of Sylvan's shares of our common it designates. If the registration relates to an underwritten public offering and the underwriters advise us that the number of shares to be offered must be reduced, we will include shares in accordance with these priorities:

    o  first, the shares we propose to offer;

    o  second, the shares Sylvan requested to be included; and

    o  third, shares owned by an other persons or entities.

We have the right to select the underwriters for any underwritten public offering where Sylvan has exercised its piggyback rights, even if we do not include any shares to be sold by us in the offering.

         REGISTRATION PROCEDURES AND EXPENSES. The Registration Rights Agreement contains various procedures for registration. We agree to make our senior management available to the underwriters for their due diligence review and for "roadshow" presentations. Sylvan must pay all expenses of each demand registration, including fees of our counsel and auditors, filing fees and roadshow expenses of our senior management. We must pay these expenses of a registration where Sylvan exercised its piggyback registration rights. In all registrations, Sylvan must pay underwriting discounts and commissions or other selling expenses on its shares of our common stock. Sylvan must also pay the expenses of its own counsel.

         INDEMNIFICATION. The Registration Rights Agreement includes customary indemnification and contribution provisions. We agree to indemnify Sylvan and an underwriters for any false or misleading statements we are found to have made in a demand or piggyback registration statement. Sylvan agrees to similarly indemnify us for an such statements it is found to have made in a registration statement.

         DURATION. The Registration Rights Agreement will last until the earliest of:

    o  all of Sylvan's shares of our common stock have been registered;

    o  Sylvan no longer owns at least 20% of our common stock; or

    o  December 31, 2004.

                              PRINCIPAL STOCKHOLDER

         Immediately prior to this offering, Sylvan will own all of our outstanding common stock. Immediately after this offering, Sylvan will own __% of our common stock, or ____% if the underwriters fully exercise their over-allotment option. We are not aware of any other person or group that will beneficially own 5% or more or our common stock following this offering.

                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock consists of:

    o 150 million shares of common stock, par value $.001 per share, _____ of which will be outstanding upon completion of this offering; and

    o 10 million shares of preferred stock, par value $.001 per share, none of which will be outstanding upon completion of this offering.

COMMON STOCK

         VOTING RIGHTS. The holders of our common stock are entitled to one vote per share on all matters to be voted on by stockholders. Holders of our common stock are not entitled to cumulate their votes in the election of directors. Generally, all matters on which stockholders will vote must be approved by a majority of the votes entitled to be cast by all shares of common stock present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. However, our charter includes some supermajority requirements, which we describe below in "Amendment of Charter and Bylaw Provisions."

         DIVIDENDS. Holders of our common stock are entitled to share ratably in any dividends declared by our board of directors, subject to any priority dividend rights of any preferred stock we may issue in the future. We do not intend to pay cash dividends on our common stock for the foreseeable future. This is because we need to retain our cash for working capital and to finance our planned growth. However, our board of directors is free to change our dividend policy in the future, based upon factors such as our results of operations, financial condition, cash flow, cash needs and future prospects.

         OTHER RIGHTS. If we are liquidated, dissolved or wound up, we must first pay all amounts we owe our creditors and then pay the full amounts required to be paid to holders of any shares of our preferred stock then outstanding before we may make any payments to holders of shares of our common stock. All holders of shares of our common stock are entitled to share ratably in any assets available for distribution to them, after all of our creditors have been satisfied and we have paid the liquidation preferences of any of our preferred stock.

         No shares of our common stock are subject to redemption by us. Holders of shares of our common stock do not have any preemptive rights to purchase additional shares of our common stock.

         All of our shares of our common stock to be outstanding after this offering will be validly issued, fully paid and nonassessable.

PREFERRED STOCK

         We may issue preferred stock from time to time in one or more classes or series, with the exact terms of each class or series established by our board of directors. Our board may establish each of the following rights for each class or series of preferred stock that we issue:

    o  dividends;

    o  voting;

    o  conversion;

    o  redemption;

    o  liquidation preferences; and

    o  other rights and limitations.

         Without seeking stockholder approval, our board may issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of our common stock and that could have anti-takeover effects.

CLASSIFIED BOARD OF DIRECTORS

         Our charter provides for our board to be divided into three classes of directors. The term of office of the first class will expire at our 2000 annual meeting of our stockholders; the term of office of the second class will expire at our 2001 annual meeting of our stockholders; and the term of office of the third class will expire at our 2002 annual meeting of our stockholders. At each annual meeting we hold after 2002, a class of directors will be elected to replace the class whose term has then expired. As a result, approximately one-third of the members of our board will be elected each year, and each of the directors will serve a staggered three-year term. Also, our charter provides that directors may be removed only for cause, upon the vote of 80% of our outstanding shares of capital stock.

         These provisions could prevent a stockholder (or group of stockholders) having majority voting power from obtaining control of our board until the second annual stockholders' meeting after the time that the stockholder (or group of stockholders) obtains majority voting power. Therefore, these provisions may discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of us.

SPECIAL MEETINGS

         Our bylaws provide that special meetings of our stockholders may only be called by a majority of our board, the chairperson of our board, our Chief Executive Officer or holders of a majority of our outstanding voting stock. These provisions may make it more difficult for stockholders to take an action that our board opposes.

ADVANCE NOTICE PROVISIONS

         Our bylaws establish an advance written notice procedure for stockholders seeking:

    o to nominate candidates for election as directors at any annual meeting of stockholders; and

    o  to bring business before an annual meeting of our stockholders.

         Our bylaws provide that only persons who are nominated by our board or by a stockholder who has given timely written notice to our secretary before the meeting to elect directors will be eligible for election as our directors. Our bylaws also provide that any matter to be presented at any meeting of stockholders must be presented either by our board or by a stockholder in compliance with the procedures contained in our bylaws. A stockholder must give timely written notice to our secretary of its intention to present a matter before an annual meeting of stockholders. Our board then will consider whether the matter is one that is appropriate for consideration by our stockholders under Maryland corporate law and the SEC's rules.

         Under our bylaws, to be timely, we must receive any stockholder notice between 60 days and 90 days before the first anniversary of our last proxy statement. Under our bylaws, a stockholder's notice must also contain the information specified in the bylaws. These provisions may preclude or deter some stockholders from bringing matters before a stockholders' meeting or from making nominations for directors at an annual meeting.

AMENDMENT OF CHARTER AND BYLAW PROVISIONS

         Our charter provides that our board may adopt, repeal, alter, amend or rescind any provision of our bylaws. Our bylaws also provides that only the holders of at least 80% of the total number of votes entitled to vote generally in the election of directors may adopt, repeal, alter, amend or rescind bylaw provisions.

         The affirmative vote of holders of at least 80% of the total number of votes entitled to vote generally in the election of directors is also required to amend, modify or repeal the provisions of our charter relating to:

    o  our classified board of directors;

    o  the limitation of liability of our officers and directors;

    o  the election and removal of directors;

    o  indemnification of officers and directors; and

    o  the right to call special meetings.

In all other cases, our charter may be amended by the affirmative vote of a majority of the number of votes entitled to vote generally in the election of directors.

ANTI-TAKEOVER EFFECTS PROVISIONS OF MARYLAND GENERAL CORPORATION LAW

         BUSINESS COMBINATIONS. The Maryland General Corporation Law prohibits specified "business combinations" between a Maryland corporation and an "interested stockholder." These business combinations include a merger, consolidation, share exchange, an asset transfer or issuance or reclassification of equity securities. Interested stockholders are either:

    o anyone who beneficially owns 10% or more of the voting power of the corporation's shares; and

    o an affiliate or associate of the corporation who was an interested stockholder or an affiliate or an associate of the interested stockholder at any time within the two-year period prior to the date in question.

These business combinations are prohibited for five years after the most recent date on which the stockholder became an interested stockholder. Thereafter, any of these business combinations must be recommended by the board of directors of the corporation and approved by the vote of:

    o at least 80% of the votes entitled to be cast by all holders of voting shares of the corporation's voting shares; and

    o at least 66-2/3% of the votes entitled to be cast by all holders of the corporation's voting other than voting shares held by the interested stockholder or an affiliate or associate of the interested stockholder.

However, these special voting requirements do not apply if the corporation's stockholders receive a minimum price for their shares (as specified in the statute) and the consideration is received in cash or in the same form previously paid by the interested stockholder for its shares.

         This business combination statute does not apply to business combinations that are approved or exempted by the corporation's board of directors prior to the time that the interested stockholder becomes an interested stockholder. A Maryland corporation may adopt an amendment to its charter electing not to be subject to these special voting requirements. Any amendment would have to be approved by at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and 66-2/3% of the votes entitled to be cast by holders of outstanding shares of voting stock who are not interested stockholders. We have elected to be generally subject to this statute. However, in our charter, we have elected not to have the statute apply to Sylvan.

         CONTROL SHARE ACQUISITIONS. The Maryland General Corporation Law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror or by the corporation's officers or directors who are employees of the corporation. Control shares are shares of voting stock which, if aggregated with all other shares of stock previously acquired, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

    o  20% or more but less than 33-1/3%;

    o  33-1/3% or more but less than a majority; or

    o  a majority of all voting power.

         Control shares do not include shares of stock an acquiring person is entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition generally means the acquisition of, ownership of or the power to direct the exercise of voting power with respect to, control shares.

         A person who has made or proposes to make a "control share acquisition," under specified conditions, including an undertaking to pay expenses, may require the board of directors to call a special stockholders' meeting to consider the voting rights of the shares. The meeting must be held within 50 days of the demand. If no request for a meeting is made, the corporation may itself present the question at any stockholders' meeting.

         If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as permitted by the statute, the corporation generally may redeem any or all of the control shares, except those for which voting rights have previously been approved. This redemption of shares must be for fair value, determined without regard to voting rights as of the date of the last control share acquisition or of any stockholders' meeting at which the voting rights of the shares are considered and not approved. If voting rights for "control shares" are approved at a stockholders' meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the stock determined for purposes of appraisal rights may not be less than the highest price per share paid in the control share acquisition. The limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a "control share acquisition."

         The control share acquisition statute does not apply to stock acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions previously approved or exempted by a provision in the charter or bylaws of the corporation. We have elected to be generally subject to this statute. However, in our bylaws, we have elected not to have the statute apply to any shares of our common stock owned by Sylvan.

TRANSFER AGENT

         The transfer agent and registrar for our common stock is First Union National Bank, Charlotte, North Carolina.

                        SHARES ELIGIBLE FOR FUTURE SALE

GENERAL

         Upon completion of this offering, __________ shares of our common stock will be outstanding and will be tradeable as follows:

    o ___________ of these shares will be owned by Sylvan. Sylvan generally will not be able to sell its shares of our common stock in the stock market unless we register them under the Securities Act of 1933. However, Sylvan expects to distribute its shares of our common stock to its stockholders sometime in 2000. Prior to the distribution, we do not expect Sylvan to sell any shares. If the distribution occurs, the shares distributed will then be freely tradeable, expect for shares held by our affiliates;

    o Except for any shares purchased by our affiliates, the __________ shares of our common stock sold in this offering will be freely tradeable without further restrictions or registration under the Securities Act; and

    o Shares of our common stock reserved for issuance under our stock option plan will be freely tradeable after option exercise once we register these shares under the Securities Act. We expect to register them within 60 days after this offering. We describe this plan in the paragraph "1999 Stock Incentive Plan" in the "Management" section of this prospectus.

         If any person who is our affiliate purchases shares of our common stock in this offering or in the open market after this offering, these shares also become subject to Rule 144. Shares properly sold in reliance upon Rule 144 to persons who are not our affiliates thereafter become freely tradable in the open market.

         Generally, Rule 144 provides that a person who has beneficially owned restricted shares for at least one year is entitled to sell in the open market in brokers' transactions within any three month period a number of shares that does not exceed the greater of:

    o  1% of the then outstanding shares of our common stock; and

    o the average weekly trading volume in our common stock on the open market during the four calendar weeks preceding such sale.

Sales under Rule 144 are also subject to post-sale notice requirements and the availability of current public information about us.

         Sales of substantial amounts of our common stock in the open market, or their availability for sale, could adversely affect the price of our common stock. If Sylvan completes the distribution of shares of our common stock to its stockholders, the shares distributed by Sylvan will be eligible for immediate resale in the public market without restrictions by persons other than our affiliates. Our affiliates would be subject to the restrictions of Rule 144 described above, other than the one-year holding period requirement.

         We and Sylvan have agreed that, without the prior written consent of Deutsche Bank Securities Inc. on behalf of the underwriters, neither of us will, for 180 days after the date of this prospectus, sell or otherwise dispose of any shares of our common stock, subject to certain exceptions. Sylvan's distribution of its shares of our common stock to its stockholders is specifically exempted from this agreement.

         We have reserved a total of ______________ shares of our common stock for issuance under our 1999 Stock Incentive Plan. We intend to file a registration statement on Form S-8 covering the issuance of these shares before we grant any options or other stock awards. Accordingly, any shares issued under this plan will be freely tradable, subject to the restrictions on resale by affiliates under Rule 144.

                                  UNDERWRITING

         Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representative Deutsche Bank Securities Inc., have severally agreed to purchase from us the following respective numbers of shares of common stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

                                                                       NUMBER
      UNDERWRITER                                                     OF SHARES
      -----------                                                     ---------

         Deutsche Bank Securities Inc..........................




              Total............................................

         The underwriting agreement provides that the obligations of the underwriters to purchase the shares of common stock offered hereby are subject to conditions. The underwriters are obligated to purchase all of the shares of common stock offered hereby, other than those covered by the over-allotment option described below, if any of these shares are purchased.

         We have been advised by the representative that the underwriters propose to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus and to dealers at a price that represents a concession not in excess of $_____ per share under the public offering price. The underwriters may allow, and these dealers may re-allow, a concession not in excess of $_____ per share to other dealers. After the initial public offering, the offering price and other selling terms may be changed by the underwriter's representative. We estimate our expenses of this offering, all of which we are paying, to be $________. The following table sets forth the public offering price and all discounts and commissions to be allowed to the underwriters:

                                                             Underwriting Discounts       Our
                                Public Offering Price        and Commissions              Proceeds
Per Share...................
Total.......................

         We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to ___________ additional shares of our common stock at the initial public offering price less the underwriting discounts and commissions. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered hereby. If the underwriters exercise the option, each of the underwriters will have a firm commitment to purchase approximately the same percentage of the option shares that the number of shares of common stock to be purchased by it in the above table bears to ________. We will be obligated, under the option, to sell these shares to the underwriters if the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the _________ shares are being offered.

         We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act.

         Our executive officers and directors and Sylvan have agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any portion of, any common stock for a period of 180 days after the date of this prospectus without the prior written consent of Deutsche Bank Securities Inc. This consent may be given at any time without public notice. We have entered into a similar agreement with Deutsche Bank Securities Inc. Sylvan's distribution of its shares of our common stock to its stockholders is specifically exempted from this agreement.

         The underwriter's representative has advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

         To facilitate the offering of our common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of the common stock. Specifically, the underwriters may over-allot shares of our common stock in connection with this offering, thus creating a short position in our common stock for their own account. Additionally, to cover these over-allotments or to stabilize the market price of our common stock, the underwriters may bid for, and purchase, shares of our common stock in the open market. Finally, the representative, on behalf of the underwriters, also may reclaim selling concessions allowed to an underwriter or dealer if the underwriting syndicate repurchases shares distributed by that underwriter or dealer. Any of these activities may maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. The underwriters are not required to engage in these activities. If they do, they may end any of these activities at any time.

         The underwriter's representative, other underwriters and their affiliates may be lenders to, engage in transactions with, and perform services for us in the ordinary course of their business.

         Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price will be determined by negotiations among us, Sylvan and the underwriter's representative. We expect that the factors to be considered in the negotiations will be prevailing market conditions, our results of operations in recent periods, the market capitalizations and stages of development of other companies that we and the underwriter's representative believe to be comparable to us and estimates of our business potential.

                                 LEGAL MATTERS

         The validity of the shares of common stock we are offering will be passed upon for us by our counsel, Piper & Marbury L.L.P., Baltimore, Maryland. Some legal matters related to this offering will be passed upon for the underwriters by their counsel, Hogan & Hartson L.L.P., Baltimore, Maryland.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our financial statements (and schedule) at December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998, as set forth in their report. We have included our financial statements (and schedule) in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed a registration statement on Form S-1 with the SEC under the Securities Act covering the shares of our common stock offered by this prospectus. This prospectus does not contain all the information we included in the registration statement and the exhibits and schedules we attached to it. For further information about us and the shares we are offering by this prospectus, you should review this registration statement and the exhibits and schedules attached to it. A copy of our registration statement, including the exhibits and schedules, may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains an Internet site at http://www.sec.gov, from which you can electronically access our registration statement, including the exhibits and schedules attached to it.

         As a result of this offering, we will become subject to the full informational requirements of the Securities Exchange Act of 1934. We will fulfill these requirements by filing periodic reports and other information with the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements certified by an independent public accounting firm.

                          INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----

Report of Independent Auditors...............................................F-2
Balance Sheets as of December 31, 1997 and 1998 and June 30, 1999............F-3
Statements of Operations  for the years ended  December 31, 1996,  1997 and 1998 and for the six month periods ended June 30, 1998 and 1999......F-5
Statements  of Owner's  Equity for the years ended  December  31,  1996,
    1997 and 1998 and for the six months ended June 30, 1999.................F-6
Statements  of Cash Flows for the years ended  December 31, 1996,  1997 and 1998 and for the six month periods ended June 30, 1998 and 1999......F-7
Notes to Financial Statements................................................F-8



                          INDEX TO FINANCIAL STATEMENT
                                    SCHEDULES

Report of Independent Auditors...............................................S-1
Schedule II - Valuation and Qualifying Accounts..............................S-2

                         REPORT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders
Sylvan Learning Systems, Inc.

We have audited the balance sheets of Sylvan Prometric (a Division of Sylvan Learning Systems, Inc.) as of December 31, 1997 and 1998, and the related statements of operations, owner's equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sylvan Prometric (a Division of Sylvan Learning Systems, Inc.) at December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.


                                                           /s/ Ernst & Young LLP

Baltimore, Maryland
September 20, 1999

SYLVAN PROMETRIC (A DIVISION OF SYLVAN LEARNING SYSTEMS, INC.)
BALANCE SHEETS
(amounts in thousands)

                                                                               DECEMBER 31,                   JUNE 30,
                                                                         1997               1998                1999
                                                                    --------------     ---------------     ---------------
                                                                                                              (Unaudited)
ASSETS
Current assets:
  Cash                                                              $      16,261        $     12,815       $      17,188

  Receivables:
    Accounts receivable                                                    21,033              29,095              32,639
    Costs and estimated earnings in excess of billings
      on uncompleted contracts                                              2,581               5,496               3,586
    Other receivables                                                       3,882               2,052               1,848
                                                                    --------------     ---------------     ---------------
                                                                           27,496              36,643              38,073
    Allowance for doubtful accounts                                          (887)             (1,278)             (1,588)
                                                                    --------------     ---------------     ---------------
                                                                           26,609              35,365              36,485

  Prepaid expenses                                                          1,260               3,343               3,405
  Other current assets                                                        294               1,703               1,353
                                                                    --------------     ---------------     ---------------
Total current assets                                                       44,424              53,226              58,431

Property and equipment:
  Furniture and equipment                                                  25,671              46,890              51,748
  Computer software                                                         2,202              13,713              23,664
  Leasehold improvements                                                    2,918               4,706               4,885
                                                                    --------------     ---------------     ---------------
                                                                           30,791              65,309              80,297
  Accumulated depreciation and amortization                                (6,141)            (13,966)            (19,675)
                                                                    --------------     ---------------     ---------------
                                                                           24,650              51,343              60,622

 Intangible assets:
  Goodwill                                                                124,747             146,264             146,263
  Contract rights                                                          13,973              13,973              13,973
                                                                    --------------     ---------------     ---------------
                                                                          138,720             160,237             160,236
   Accumulated amortization                                               (13,533)            (18,945)            (22,475)
                                                                    --------------     ---------------     ---------------
                                                                          125,187             141,292             137,761

Allocated deferred income taxes                                             1,612               1,308               1,308

Deferred contract costs, net of accumulated amortization
  of $5,761 as of December 31, 1997, $10,806 as of
  December 31, 1998, and $13,612 as of June 30, 1999                        8,670               5,238               3,801

Net assets to be transferred to joint venture                                   -              31,175                   -
Investments in and advances to affiliates                                       -               2,000              35,731
Other investments                                                               -               8,000               8,000
Other assets                                                                6,503               6,019               5,904
                                                                    --------------     ---------------     ---------------
Total assets                                                        $     211,046        $    299,601       $     311,558
                                                                    ==============     ===============     ===============

SYLVAN PROMETRIC (A DIVISION OF SYLVAN LEARNING SYSTEMS, INC.)
BALANCE SHEETS
(amounts in thousands)

                                                                               DECEMBER 31,                   JUNE 30,
                                                                         1997               1998                1999
                                                                    --------------     ---------------     ---------------
                                                                                                              (Unaudited)
LIABILITIES AND OWNER'S EQUITY
Current liabilities:
  Accounts payable and accrued expenses                               $   27,079       $    28,823       $     33,937
  Deferred revenue                                                         8,206             8,297              7,619
                                                                     ------------     -------------     --------------
Total current liabilities                                                 35,285            37,120             41,556

Other long-term liabilities                                                1,695               526                162

Commitments and contingent liabilities                                         -                 -                  -

Owner's equity:
  Owner's net investment                                                 173,967           260,796            269,282
  Accumulated other comprehensive income                                      99             1,159                558
                                                                     ------------     -------------     --------------
Total owner's equity                                                     174,066           261,955            269,840
                                                                     ------------     -------------     --------------
Total liabilities and owner's equity                                  $  211,046       $   299,601       $    311,558
                                                                     ============     =============     ==============


SEE ACCOMPANYING NOTES.

SYLVAN PROMETRIC (A DIVISION OF SYLVAN LEARNING SYSTEMS, INC.)
STATEMENTS OF OPERATIONS
(amounts in thousands)



                                                         YEAR ENDED DECEMBER 31,                  SIX MONTHS ENDED JUNE 30,
                                             -----------------------------------------------  -----------------------------------
                                                    1996             1997           1998            1998               1999
                                             -----------------------------------------------  -----------------------------------
                                                                                                (Unaudited)       (Unaudited)
REVENUES                                     $     85,283    $     115,622    $     178,732    $       74,458    $       106,287

COSTS AND EXPENSES
Direct costs                                       58,340           80,063          120,120            51,547             71,121
General and administrative expense                 13,823           26,880           27,160            12,562             19,280
Allocated indirect overhead costs                   2,686            3,835            4,740             2,370              3,520
Loss on impairment of assets                            -            4,000                -                 -                  -
                                             -------------  ---------------  ---------------  ----------------  -----------------
Total costs and expenses                           74,849          114,778          152,020            66,479             93,921
                                             -------------  ---------------  ---------------  ----------------  -----------------

Operating income                                   10,434              844           26,712             7,979             12,366

OTHER INCOME (EXPENSE)
Interest and other income                              35              375              642               210                483
Equity in net income of affiliates                      -                -                -                 -                945
Foreign currency gain (loss)                         (413)            (734)             250                26               (104)
                                             -------------  ---------------  ---------------  ----------------  -----------------
Income before income taxes                         10,056              485           27,604             8,215             13,690

Income tax expense                                 (3,810)          (1,957)         (12,357)           (3,697)            (6,160)
                                             -------------  ---------------  ---------------  ----------------  -----------------
Net income (loss)                            $      6,246    $      (1,472)   $      15,247    $        4,518    $         7,530
                                             =============  ===============  ===============  ================  =================




SEE ACCOMPANYING NOTES.

SYLVAN PROMETRIC (A DIVISION OF SYLVAN LEARNING SYSTEMS, INC.)
Statements of Owner's Equity
(amounts in thousands)


                                                                                                      Accumulated
                                                                                       Owner's           Other           TOTAL
                                                                                         Net          Comprehensive      OWNER'S
                                                                                      Investment      Income (Loss)      EQUITY
                                                                                      -------------   -------------   -------------
BALANCE AT JANUARY 1, 1996                                                           $      84,055      $       70     $    84,125
Net contribution from Sylvan                                                                15,171               -          15,171
Comprehensive income:
      Net income for 1996                                                                    6,246               -           6,246
      Other comprehensive income - foreign currency translation adjustment                       -             151             151
                                                                                                                      -------------
      Total comprehensive income                                                                                             6,397
                                                                                      -------------   -------------   -------------
BALANCE AT DECEMBER 31, 1996                                                               105,472             221         105,693
Net contribution from Sylvan                                                                69,967               -          69,967
Comprehensive income (loss):
      Net income for 1997                                                                   (1,472)              -          (1,472)
      Other comprehensive income (loss) - foreign currency translation adjustment                -            (122)           (122)
                                                                                                                      -------------
      Total comprehensive income (loss)                                                                                     (1,594)
                                                                                      -------------   -------------   -------------
BALANCE AT DECEMBER 31, 1997                                                               173,967              99         174,066
Net contribution from Sylvan                                                                71,582               -          71,582
Comprehensive income:
      Net income for 1998                                                                   15,247               -          15,247
      Other comprehensive income - foreign currency translation adjustment                       -           1,060           1,060
                                                                                                                      -------------
      Total comprehensive income                                                                                            16,307
                                                                                      -------------   -------------   -------------
BALANCE AT DECEMBER 31, 1998                                                               260,796           1,159         261,955
Net contribution from Sylvan                                                                   956               -             956
Comprehensive income:
      Net income for the six months ended June 30, 1999 (unaudited)                          7,530               -           7,530
      Other comprehensive income (loss) - foreign currency translation adjustment                -            (601)           (601)
                                                                                                                      -------------
      Total comprehensive income                                                                                             6,929
                                                                                   ----------------   -------------   -------------
BALANCE AT JUNE 30, 1999 (UNAUDITED)                                               $       269,282    $        558    $    269,840
                                                                                   ================   =============   =============

SEE ACCOMPANYING NOTES.

SYLVAN PROMETRIC (A DIVISION OF SYLVAN LEARNING SYSTEMS, INC.)
STATEMENTS OF CASH FLOWS
(amounts in thousands)

                                                                                                               SIX MONTHS ENDED
                                                                           YEAR ENDED DECEMBER 31,                  JUNE 30,
                                                                  ----------------------------------------    ----------------------
                                                                         1996          1997       1998           1998         1999
                                                                  ----------------------------------------    ----------------------
                                                                                                             (Unaudited) (Unaudited)
OPERATING ACTIVITIES
Net income                                                          $    6,246     $  (1,472)   $ 15,247     $   4,518    $   7,530
      Adjustments to reconcile net income (loss) to net cash
        provided by operating activities:
           Depreciation                                                  2,919         4,049       8,273         3,049        5,708
           Amortization                                                  6,945         8,418      11,649         5,706        6,335
           Provision for doubtful accounts                                  60           (87)        391           470          310
           Loss on impairment of assets                                      -         4,000           -             -            -
           Allocated deferred income taxes                                 579        (2,525)        313             -            -
           Non-cash issuance of Sylvan options to non-employees              -           550         539           270          122
           Equity in net income of affiliates                                -             -           -             -         (945)
           Changes in operating assets and liabilities:
             Accounts and other receivable                              (4,694)      (11,733)     (6,699)          109       (3,341)
             Cost and estimated earnings in excess of billings
               on uncompleted contracts                                   (679)          753      (2,916)         (747)       1,911
             Prepaid expenses                                              932          (917)     (1,961)         (604)         (61)
             Other current assets                                         (409)          521      (1,417)           10          350
             Accounts payable and accrued expenses                       3,015         9,381       2,359          (648)       5,116
             Deferred revenue                                              859         1,390          90         1,018         (678)
             Other long-term liabilities                                     -             -        (894)       (1,059)        (364)
                                                                    -----------    ----------   ---------    ----------   ----------

Net cash provided by operating activities                               15,773        12,328      24,974        12,092       21,993
                                                                    -----------    ----------   ---------    ----------   ----------

INVESTING ACTIVITIES
Purchase of property and equipment                                      (6,380)      (18,512)    (33,977)      (16,507)     (14,988)
Investment in and advances to affiliates                                     -             -      (2,000)            -       (1,610)
Purchase of contract rights                                                  -        (1,244)          -             -            -
Expenditures for deferred contract costs                                (7,262)       (5,384)     (1,614)       (1,152)      (1,369)
Cash acquired from acquisition of NAI/Block                                  -           190           -             -            -
Increase in other assets                                                (1,209)       (2,741)     (2,395)       (1,213)         114
                                                                    -----------    ----------   ---------    ----------   ----------

Net cash used in investing activities                                  (14,851)      (27,691)    (39,986)      (18,872)     (17,853)
                                                                    -----------    ----------   ---------    ----------   ----------

FINANCING ACTIVITIES
Net cash contribution from Sylvan                                        1,972        24,341      12,038        11,755          834
                                                                    -----------    ----------   ---------    ----------   ----------

Net cash provided by financing activities                                1,972        24,341      12,038        11,755          834
                                                                    -----------    ----------   ---------    ----------   ----------

Effects of exchange rate changes on cash                                   153          (122)       (472)         (987)        (601)
                                                                    -----------    ----------   ---------    ----------   ----------

Net increase (decrease) in cash                                          3,047         8,856      (3,446)        3,988        4,373
Cash at beginning of period                                              4,358         7,405      16,261        16,261       12,815
                                                                    -----------    ----------   ---------    ----------   ----------

Cash at end of period                                               $    7,405     $  16,261    $ 12,815     $  20,249    $  17,188
                                                                    ===========    ==========   =========    ==========   ==========


SEE ACCOMPANYING NOTES.

         Sylvan Prometric (a Division of Sylvan Learning Systems, Inc.)

                          Notes to Financial Statements
                  (Dollar in thousands, except per share data)




1.   ORGANIZATION AND BASIS OF PRESENTATION

ORGANIZATION AND OPERATIONS

Sylvan Prometric ("the Company"), a division of Sylvan Learning Systems, Inc. ("Sylvan"), is a worldwide provider of comprehensive computer-based testing and assessment services. These services are provided primarily to the technology certification, professional licensing and certification, and academic markets.

BASIS OF PRESENTATION

The accompanying financial statements of the Company represent the financial position, operations and cash flows of the Sylvan Prometric division of Sylvan. As more fully discussed in Note 5, the consolidated financial statements for all periods presented include allocations of corporate expenses. For financial reporting purposes, the equity activity of the Company has been accumulated into a single caption entitled "owner's net investment."

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts and related disclosures. Actual results could differ from those estimates.

The accompanying unaudited financial statements for the six months ended June 30, 1998 and 1999 have been prepared in accordance with generally accepted accounting principles for interim financial information and with Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 1999 are not necessarily indicative of the results that may be expected for the year ended December 31, 1999.

2.   ACCOUNTING POLICIES

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost. Depreciation is computed using the straight-line method over estimated useful lives. Estimated useful lives of furniture and equipment and computer software range from three to seven years. Leasehold improvements are depreciated over the lesser of the lease term or the useful life of the asset.

         Sylvan Prometric (a Division of Sylvan Learning Systems, Inc.)

                          Notes to Financial Statements
                  (Dollar in thousands, except per share data)



2.   ACCOUNTING POLICIES (CONTINUED)

INVESTMENTS IN AFFILIATES

Sylvan maintains investments in affiliates which are attributable to its computer-based testing operations. These investments are included in the financial statements of the Company, and are accounted for using the equity method.

INTANGIBLE ASSETS

Goodwill consists of the cost in excess of fair value of the identifiable net assets of entities acquired in purchase transactions, and is amortized on a straight-line basis over the estimated useful life of 25 years. At December 31, 1997 and 1998, accumulated amortization of goodwill was $6,634 and $10,877, respectively.

Contract rights consist of the allocated cost of acquiring computer-based testing contracts in business combinations accounted for as purchases. Contract rights are being amortized on a straight-line basis, over the term of the related contract, which range from nine months to 10 years. At December 31, 1997 and 1998, accumulated amortization of contract rights was $6,899 and $8,068, respectively.

DEFERRED CONTRACT COSTS

Deferred contract costs include direct costs, consisting principally of labor and related benefits, incurred to develop computer-based tests under contractual arrangements with customers. Under these arrangements, the Company incurs costs related to the development of new computer-based tests on behalf of the customer in return for the right to deliver the computer-based tests and collect a testing fee from either the candidate or the sponsoring organization. These costs are capitalized and amortized over the shorter of the estimated utility period of the test or the contractual period for delivery of the test.

Deferred contract costs also include payments of approximately $10,400 made to non-affiliated computer-based testing centers in 1996 that have entered into three-year contracts with the Company to deliver information technology computer-based certification tests. In accordance with the terms of these contracts, the independent testing centers have received an advance payment and will receive no additional fees upon delivery of the computer-based certification tests. These costs are being amortized over the contractual term of three years.

         Sylvan Prometric (a Division of Sylvan Learning Systems, Inc.)

                          Notes to Financial Statements
                  (Dollar in thousands, except per share data)



2.   ACCOUNTING POLICIES (CONTINUED)

IMPAIRMENT OF LONG-LIVED ASSETS

Long-lived assets, including intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. If an impairment indicator is present, the Company evaluates whether an impairment exists on the basis of undiscounted expected future cash flows from operations for the remaining amortization period. If an impairment exists, the asset is reduced by the estimated shortfall of discounted cash flows.

REVENUE RECOGNITION

Testing revenues, with the exception of revenues attributable to an international testing contract with Educational Testing Services ("ETS"), are recognized upon the delivery of tests. Under a ten-year contract with ETS to deliver academic tests outside of the United States expiring in 2004, the Company is compensated for its services for a fee equal to approved costs plus 10 percent, and the Company recognizes revenue accordingly.

MARKETING AND ADVERTISING

The Company expenses marketing and advertising costs as incurred. Marketing and advertising expense totaled approximately $306, $10,750 and $1,724 in 1996, 1997, and 1998, respectively. Advertising expense in 1997 includes a $10,000 payment to IT Training Marketing Company, a nonprofit corporation whose sole purpose is to fund promotional and channel support programs for the Sylvan Prometric distribution channel.

INCOME TAXES

The operations of the Company are included in the consolidated federal income tax returns of Sylvan. For financial reporting purposes, the Company has used the separate return method to determine the U.S. federal income tax expense attributable to its operations. Under this method, in computing income tax expense, the Company has assumed that it was not eligible to be included in the consolidated U.S. federal income tax return of Sylvan but rather was a separate taxpayer. Federal income taxes attributable to the Company's operations that were paid or accrued by Sylvan are included as a component of owner's net investment.

The Company is also subject to certain state and foreign taxes based on its separate operations in these jurisdictions.

         Sylvan Prometric (a Division of Sylvan Learning Systems, Inc.)

                          Notes to Financial Statements
                  (Dollar in thousands, except per share data)



2.   ACCOUNTING POLICIES (CONTINUED)

STOCK OPTIONS GRANTED TO EMPLOYEES AND NON-EMPLOYEES

The Company's employees participate in the stock option plans of Sylvan. The Company records compensation expense for all stock-based compensation plans using the intrinsic value method prescribed by APB Opinion 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES ("APB 25"). Under APB 25, if the exercise price of employee stock options equals the estimated fair value of the underlying stock on the date of grant, no compensation expense is generally recognized. Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION ("Statement 123"), encourages companies to recognize expense for stock-based awards based on their estimated fair value on the date of grant. Statement 123 requires disclosure of pro forma data in the notes to the financial statements if the fair value method is not elected. The Company supplementally discloses in Note 9 to these financial statements the pro forma information as if the fair value method had been adopted.

The Company records compensation expense for all stock options granted to non-employees in an amount equal to the estimated fair value at the date of grant, determined using the Black-Scholes option valuation model. The compensation expense is recognized ratably over the vesting period.

FOREIGN CURRENCY TRANSLATION

The financial statements of certain foreign subsidiaries that are measured in local functional currencies are translated into U.S. dollars using the current rate method. All balance sheet accounts are translated using the exchange rates at the balance sheet date. Income statement amounts have been translated using the average exchange rates for the year. Translation gains or losses, resulting from the changes in exchange rates from year to year, are reported in other comprehensive income.

The financial statements of other foreign subsidiaries, primarily those subsidiaries providing services overseas to ETS, prepare financial statements using the U.S. dollar as the functional currency. The transactions of these subsidiaries that are denominated in foreign currencies have been remeasured into U.S. dollars. Any resulting gain or loss is recorded as an adjustment of the amount due from ETS as the contract with ETS requires ETS to bear the risk of foreign currency gains or losses.

         Sylvan Prometric (a Division of Sylvan Learning Systems, Inc.)

                          Notes to Financial Statements
                  (Dollar in thousands, except per share data)



2.   ACCOUNTING POLICIES (CONTINUED)

COMPREHENSIVE INCOME

Non-owner changes in equity, consisting of foreign currency translation adjustments, are included in other comprehensive income. The Company reports comprehensive income in the statement of owner's equity.

START-UP COSTS

Start-up costs, including pre-contract costs associated with testing contracts, are expensed as incurred.

EFFECT OF PENDING ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board issued Statement No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, which is required to be adopted in years beginning after June 15, 2000. Because of the Company's minimal use of derivatives, management does not anticipate that the adoption of the new Statement will have a significant effect on earnings or the financial position of the Company.

3.   ACQUISITIONS AND JOINT VENTURE

NAI/BLOCK

Effective December 1, 1997, the Company acquired Block Testing Services L.P., Block State Testing Services L.P. and National Assessment Institute, Inc., (collectively "NAI/Block"), commonly controlled companies engaged in the business of designing, marketing, selling, distributing and administering paper and pencil tests and the licensing of individuals. The purchase price of $25,000 was paid by Sylvan. The acquisition was accounted for using the purchase method of accounting, and assets with a fair value of $29,216 were acquired and liabilities of $4,216 were assumed. Goodwill of $26,713 was recorded and is being amortized over a period of 25 years. During the year ended December 31, 1998, NAI/Block recognized revenues of $12,937 and reported pre-tax earnings of $3,474.

         Sylvan Prometric (a Division of Sylvan Learning Systems, Inc.)

                          Notes to Financial Statements
                  (Dollar in thousands, except per share data)



3.    ACQUISITIONS AND JOINT VENTURE (CONTINUED)

On January 1, 1999, the Company entered into an agreement with The Chauncey Group International Ltd. to form Experior Assessments LLC ("Experior"), a joint venture engaged in the business of developing and administering state and municipal sponsored licensing and certification programs and other related services. In exchange for a 50% interest in Experior, the Company contributed the net assets of NAI/Block, excluding certain working capital balances. These net assets were transferred at historical cost with no gain or loss recorded on the transfer. As of December 31, 1998, the Company has classified the net assets contributed to Experior in 1999 of $31,575 as net assets to be transferred to joint venture in the accompanying balance sheet.

During the six months ended June 30, 1999, the Company made working capital advances to Experior totaling $1,611, and recorded an increase in the investment of $945 for its share of earnings. The total investment in and advances to Experior at June 30, 1999 of $34,131 is included in investments in and advances to affiliates in the accompanying balance sheet.

DRAKE PROMETRIC, L.P.

Effective September 30, 1995, the Company acquired Drake Prometric, L.P. ("Drake"), a provider of computer-based certification, licensing and assessment testing programs. The Company acquired Drake for an initial purchase price of $70,600 which was paid by Sylvan. The purchase agreement further provided for the payment of contingent consideration to the extent that (i) certain revenue targets relating to portions of the combined computer-based testing business were achieved from 1996 through 1998 and (ii) an additional $40,000 of contingent consideration to the extent other revenue targets were achieved in 1998 or 1999, with the measuring year selected by the sellers. As of December 31, 1998, all contingencies surrounding the payment of additional consideration to the sellers were resolved and total contingent consideration of $71,951 was recorded in 1996, 1997, and 1998 and paid or accrued by Sylvan.

4.   ACQUISITION OF CONTRACT RIGHTS

In 1996, the Company acquired the rights to provide computer-based tests on behalf of the National Association of Securities Dealers Regulation, Inc. ("the NASDR") for a period of ten years. As part of the agreement, the Company assumed certain lease obligations and acquired the fixed assets of approximately 50 testing centers previously operated by the NASDR. Sylvan paid the NASDR $6,359 on behalf of the Company, of which $6,116 related to contract rights and $243 related to fixed assets.

         Sylvan Prometric (a Division of Sylvan Learning Systems, Inc.)

                          Notes to Financial Statements
                  (Dollar in thousands, except per share data)



5.   RELATED PARTY TRANSACTIONS AND CORPORATE ALLOCATIONS

Certain obligations of the Company during the periods presented were satisfied by Sylvan and accounted for through an intercompany account. These obligations included certain direct costs of revenues and overhead costs directly attributable to the Company's operations and paid through Sylvan's cash management systems. In addition, management has allocated indirect overhead costs to the Company based on an analysis of the components of corporate general and administrative expenses and the estimated percentage of each component attributable to the Company. Corporate general and administrative expense consists principally of corporate payroll, and compensation expense was allocated considering the estimated efforts of individual employees. Management believes that the method used to allocate these expenses is reasonable. Allocated indirect overhead consists principally of the following:

     o Corporate human resources, including labor relations, payroll and training;
     o Finance, accounting, legal and administration;
     o Tax services, including tax return preparation;
     o Investor relations;
     o Information management services.

Sylvan also acquired certain testing businesses, testing contracts and investments on behalf of the Company. Payments to the sellers related to these transactions are included in intercompany balances.

Intercompany account balances for all periods presented have been treated as permanent contributions and have been reflected as a component of owner's equity in the accompanying financial statements.

         Sylvan Prometric (a Division of Sylvan Learning Systems, Inc.)

                          Notes to Financial Statements
                  (Dollar in thousands, except per share data)



5.   RELATED PARTY TRANSACTIONS AND CORPORATE ALLOCATIONS (CONTINUED)

The following table summarizes the components of the changes in owner's net investment during the periods presented.


                                                                                DECEMBER 31,                        JUNE 30,
                                                                    1996           1997              1998             1999
                                                              -------------    -------------    -------------    --------------
Beginning net investment                                      $    84,055      $   105,472      $    173,967     $    260,796

Contributions
   Cash paid by Sylvan for:
     Property and equipment                                         4,531            8,100            15,511            6,170
     Allocated overhead                                             2,686            3,835             4,740            3,520
     Allocated income taxes                                         3,230            4,482            12,045            6,160
     Other contributions (distributions)                           (8,475)           7,924           (20,258)         (15,016)
                                                              -------------    -------------    -------------    --------------
   Total cash contributions (distributions)                         1,972           24,341            12,038              834

   Non-cash contributions by Sylvan for:
     Acquisitions:
       Drake contingent consideration                               8,327           20,076            43,548                -
       NAI/Block                                                        -           25,000                 -                -
       Cogent Testing Network                                           -                -             7,457                -
                                                              -------------    -------------    -------------    --------------
     Total acquisitions                                             8,327           45,076            51,005                -

     Contract rights                                                4,872                -                 -                -
     Other investments                                                  -                -             8,000                -
     Issuance of stock options to non-employees                         -              550               539              122
                                                              -------------    -------------    -------------    --------------
Total non-cash contributions by Sylvan                             13,199           45,626            59,544              122
                                                              -------------    -------------    -------------    --------------
Net contribution from Sylvan                                       15,171           69,967            71,582              956
Net income (loss)                                                   6,246           (1,472)           15,247            7,530
                                                              -------------    -------------    -------------    --------------
Ending net investment                                         $   105,472      $   173,967      $    260,796     $    269,282
                                                              =============    =============    =============    ==============
Average balance during the period                             $    91,778      $   126,142      $    198,741     $    265,039
                                                              =============    =============    =============    ==============

         Sylvan Prometric (a Division of Sylvan Learning Systems, Inc.)

                          Notes to Financial Statements
                  (Dollar in thousands, except per share data)



6.   TRANSACTIONS WITH CALIBER LEARNING NETWORK, INC.

During 1997, the Company assigned the leases for 32 testing centers to Caliber Learning Network, Inc. ("Caliber"), for the use by Caliber in its operations. Sylvan owns approximately 10% of the voting common stock of Caliber. Upon assignment of the centers, the Company agreed to pay management fees to Caliber to manage the delivery of certain computer-based tests at the transferred centers. Management fees are calculated based on a fixed amount per month, plus an additional fee per test for tests exceeding prescribed volume levels. Management fees under this agreement totaled $1,199 and $2,066 during the years ended December 31, 1997 and 1998, respectively.

At December 31, 1997, the Company was owed $3,610 for expenses paid on Caliber's behalf. This amount, included in other receivables, was repaid to the Company in 1998.

7.   LEASES

The Company conducts all of its operations from leased facilities. These facilities consist principally of administrative offices, registration call centers and testing sites. In addition, a portion of Sylvan's corporate headquarters lease expense is charged to the Company based on an estimate of square footage occupied. The terms of these leases are five years or less, and generally contain renewal options. The Company also leases certain equipment under operating leases of 36 months or less. Future minimum lease payments at December 31, 1998, excluding corporate headquarters charges from Sylvan, by year and in the aggregate, under all non-cancelable operating leases are as follows:

     Years ending December 31:
       1999                                                   $      4,466
       2000                                                          3,905
       2001                                                          2,333
       2002                                                          1,773
       2003                                                          1,568
       Thereafter                                                      435
                                                             ---------------
                                                              $     14,480
                                                             ===============

Rent expense under all cancelable and non-cancelable leases was $2,622, $5,350 and $2,130 for the year ended December 31, 1996, 1997 and 1998, respectively.

         Sylvan Prometric (a Division of Sylvan Learning Systems, Inc.)

                          Notes to Financial Statements
                  (Dollar in thousands, except per share data)


8.       CONTINGENCIES

On November 18, 1996, ACT, Inc. filed suit against Sylvan alleging that Sylvan violated federal antitrust laws and committed various state law torts in connection with the operations of its computer-based testing operations and in obtaining a testing services contract from the NASDR (see Note 4). Sylvan believes the grounds of the lawsuit are without merit and is defending the lawsuit vigorously. Management is unable to predict the ultimate outcome of the lawsuit, but believes that the ultimate resolution of the matter will not have a material effect on the Company's financial position.

The Company is subject to other legal actions arising in the ordinary course of its business. In management's opinion, the Company has adequate legal defenses and/or insurance coverage with respect to the eventuality of such actions and does not believe any settlement would materially affect the Company's financial position.

9.   STOCK OPTIONS

Sylvan has five stock options plans under which stock options were granted to employees of the Company. Options outstanding under all of Sylvan's stock option plans have been granted at prices which are equal to the market value of the stock on the date of grant and vest ratably over periods not exceeding six years.

During 1997, Sylvan established the Sylvan Technology Center Stock Option Plan ("the STC Plan") for the franchisee owners of testing centers. The STC Plan provides for the granting of stock options to purchase up to 450,000 shares of common stock. During 1997, 317,000 options were granted that vest ratably over a three-year period and expire 10 years after the date of grant or on the date of cessation of operations of the center. The fair value of these options, determined using the Black-Scholes option valuation model, was $1,386, of which $550 and $539 of expense was recognized in 1997 and 1998, respectively, with the remainder to be recognized in expense over the next two years as the options vest.

         Sylvan Prometric (a Division of Sylvan Learning Systems, Inc.)

                          Notes to Financial Statements
                  (Dollar in thousands, except per share data)



9.   STOCK OPTIONS (CONTINUED)

The following table summarizes the stock option activity attributable to the Company.


                                             1996                        1997                        1998
                                 -------------------------------------------------------------------------------------
                                                 WEIGHTED                      WEIGHTED                   WEIGHTED
                                                 AVERAGE                       AVERAGE                    AVERAGE
                                                 EXERCISE                      EXERCISE                   EXERCISE
                                    OPTIONS       PRICE         OPTIONS         PRICE         OPTIONS      PRICE
                                 ------------- ------------ --------------- -------------- ------------- -------------
Outstanding  -  beginning  of
   year                              696,199   $    8.93      1,060,950     $   13.00        1,658,062   $   17.06
Granted                              614,438       16.16        693,637         22.41          218,750       29.12
Exercised                           (249,687)       9.42        (29,025)         9.94         (233,572)      11.70
Forfeited                               -           -           (67,500)        11.33         (130,125)      15.50
                                 ------------- ------------ --------------- -------------- ------------- -------------
Outstanding - end of year          1,060,950   $   13.00      1,658,062     $   17.06        1,513,115   $   19.76
                                 ============= ============ =============== ============== ============= =============

Exercisable at end of year            90,157   $    8.94        278,947     $   11.45          480,242   $   15.85
                                 ============= ============ =============== ============== ============= =============

Weighted-average  fair value of
   options  granted  during the
   year                                        $    6.42                    $    7.66                    $   10.72
                                               ============                 ==============               =============


Exercise prices for options outstanding as of December 31, 1998 ranged from $3.48 to $30.81 as follows:


                                         WEIGHTED AVERAGE          WEIGHTED AVERAGE                         WEIGHTED AVERAGE
                                          EXERCISE PRICES OF          REMAINING                            EXERCISE PRICES OF
  RANGE OF EXERCISE      OUTSTANDING        OUTSTANDING          CONTRACTUAL LIFE OF     EXERCISABLE          EXERCISABLE
       PRICES              OPTIONS            OPTIONS            OUTSTANDING OPTIONS       OPTIONS              OPTIONS
 -------------------- ------------------ -------------------- ------------------------ ---------------- ----------------------
      $3.48-$6.78           58,738           $   5.33                1.1 years               49,738           $  5.07
    $11.33-$16.75          442,262              14.11                3.3 years              211,974             13.65
    $17.17-$23.37          647,115              19.84                5.5 years              187,780             19.29
    $26.62-$30.81          365,000              28.44                5.1 years               30,750             27.48

For the years ended December 31, 1996, 1997 and 1998, pro forma net income information required by Statement 123 has been determined as if the Company had accounted for stock options granted to its employees using the fair value method. The fair value of these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for 1996, 1997 and 1998: risk-free interest rate of 6.00%, dividend yield of 0%, volatility factors of the expected market price of Sylvan's common stock of .399, .280 and .360, respectively, and an expected life of granted options which varies from zero to six years depending upon the vesting period.

         Sylvan Prometric (a Division of Sylvan Learning Systems, Inc.)

                          Notes to Financial Statements
                  (Dollar in thousands, except per share data)


9.   STOCK OPTIONS (CONTINUED)

The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because Sylvan's stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of Sylvan's stock options.

For purposes of pro forma net income, the estimated fair value of the options is amortized to expense over the options' vesting periods. The Company's pro forma net income (loss) was $5,641, $(2,299), and $14,284 in 1996, 1997 and 1998,
respectively.

10.   IMPAIRMENT LOSS

In May 1997, the Company determined that certain assets were impaired as a result of strategic changes that were made as a result of Sylvan pursuing the acquisition of related businesses. Sylvan developed certain plans that resulted in required changes in both software systems and hardware being utilized in the Company's existing network of testing centers. The impaired assets, consisting of computer equipment and software, were impaired as a result of changes in the technical requirements and specifications of certain computer hardware and software. The impairment loss of $4,000 was determined by evaluating the net proceeds from the disposition of the assets compared to their book value.

         Sylvan Prometric (a Division of Sylvan Learning Systems, Inc.)

                          Notes to Financial Statements
                  (Dollar in thousands, except per share data)


11.   INCOME TAXES

Significant components of the provision for income taxes are as follows:

                                          YEAR ENDED DECEMBER 31,
                                  1996             1997              1998
                            ----------------- ---------------- -----------------

Current:
   Federal                     $    2,225        $    2,284       $    8,792
   Foreign                            373             1,677            1,641
   State                              632               521            1,612
                            ----------------- ---------------- -----------------
Total current                       3,230             4,482           12,045

Deferred (benefit):
   Federal                            387            (2,136)             255
   State                              193              (389)              57
                            ----------------- ---------------- -----------------
Total deferred                        580            (2,525)             312
                            ----------------- ---------------- -----------------
Total provision                $    3,810        $    1,957       $   12,357
                            ================= ================ =================

For the years ended December 31, 1996, 1997 and 1998, foreign income before income taxes was approximately $1,848, $2,742 and $4,993, respectively.

The Company uses the liability method to account for income taxes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

         Sylvan Prometric (a Division of Sylvan Learning Systems, Inc.)

                          Notes to Financial Statements
                  (Dollar in thousands, except per share data)


11.  INCOME TAXES (CONTINUED)

Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                       DECEMBER 31,
                                                   1997                 1998
                                             -------------      ----------------

Deferred tax assets:
   Net operating loss carryforwards          $       246           $       252
   Loss on impairment of assets                      779                     -
   Allowance for doubtful accounts                   289                   451
   Marketing and advertising costs                 3,468                   415
   Amortization of intangible assets                 299                   221
   Non-employee stock option expense                 209                   326
   Tax credit carryforwards                          744                   744
   Other                                             233                   769
                                            --------------        --------------
Total deferred tax assets                          6,267                 3,178

Deferred tax liabilities:
   Deferred contract costs                         2,281                   917
   Contract rights                                   170                    78
   Depreciation                                      483                   673
   Deferred income                                 1,518                     -
                                            --------------        --------------
Total deferred tax liabilities                     4,452                 1,668
                                            --------------        --------------
Net future income tax assets                       1,815                 1,510
Valuation allowance for deferred tax assets         (246)                 (252)
                                            --------------        --------------
Net deferred tax assets                      $     1,569           $     1,258
                                            ==============        ==============

At December 31, 1998, undistributed earnings of non-U.S. subsidiaries totaled $13.9 million. Deferred tax liabilities have not been recognized for these undistributed earnings because it is management's intention to reinvest such undistributed earnings outside of the U.S. If all undistributed earnings were remitted to the U.S., the amount of incremental U.S. Federal and foreign income taxes, net of foreign tax credits, would be approximately $3.3 million.

         Sylvan Prometric (a Division of Sylvan Learning Systems, Inc.)

                          Notes to Financial Statements
                  (Dollar in thousands, except per share data)



11.    INCOME TAXES (CONTINUED)

The reconciliation of the reported income tax expense to the amount that would result by applying the U.S. federal statutory tax rates to income before income taxes is as follows:


                                                                     YEAR ENDED DECEMBER 31,
                                                         -----------------------------------------------
                                                            1996              1997             1998
                                                         -----------      -------------    ------------

Tax expense (benefit) at U.S. statutory rate              $3,419              $165           $9,661
Permanent differences                                        194               993            1,738
State income tax expense, net of federal tax
     benefit                                                 544                88            1,085
Tax effect of foreign income taxed at different rates       (255)              745             (106)
Other                                                        (92)              (34)             (21)
                                                         -----------      -------------    ------------
                                                          $3,810            $1,957          $12,357
                                                         ===========      =============    ============


12.  MAJOR CUSTOMERS AND CONCENTRATION OF CREDIT RISK

The Company has three customers whose revenues represent a significant portion of consolidated revenues. The following table summarizes as a percentage of consolidated revenues the revenues recognized from services provided to these customers.

                                              YEAR ENDED DECEMBER 31,
                                        1996           1997              1998
                                     ----------    ------------    -------------

ETS                                    22.9%           29.5%            34.3%
Microsoft                              19.6            21.8             24.0
Novell                                 23.3            12.2              5.6

The Company maintains an allowance for losses on receivables based on the collectibility of all amounts owed. The Company generally does not require collateral for trade receivables. At December 31, 1998, the Company does not have any significant concentrations of credit risk.

         Sylvan Prometric (a Division of Sylvan Learning Systems, Inc.)

                          Notes to Financial Statements
                  (Dollar in thousands, except per share data)


13.  DEFINED CONTRIBUTION RETIREMENT PLAN

Sylvan sponsors a defined contribution retirement plan under section 401(k) of the Internal Revenue Code. The provisions of this plan allow for voluntary employee contributions, subject to certain annual limitations, and discretionary contributions which are allocated to eligible participants based upon compensation. All employees of the Company are eligible after meeting certain service requirements. Sylvan made discretionary contributions to this plan of $95 in 1997 and $85 in 1998 on behalf of the Company.

14.  BUSINESS AND GEOGRAPHIC SEGMENT INFORMATION

The Company operates in one business segment, computer-based testing services. The Company conducts operations in foreign countries, however revenue and long-lived assets attributable to an individual foreign country are not material. Revenues and long-lived assets attributable to operations in the United States and foreign countries are summarized below.

                                          YEAR ENDED DECEMBER 31, 1996
                                ------------------------------------------------
                                                                 LONG-LIVED
                                        REVENUES                   ASSETS
                                --------------------        --------------------

United States                         $    54,370                 $    11,779
Foreign countries - total                  30,913                       1,450
                                --------------------        --------------------
Total                                 $    85,283                 $    13,229
                                ====================        ====================


                                          YEAR ENDED DECEMBER 31, 1997
                                ------------------------------------------------
                                                                 LONG-LIVED
                                        REVENUES                   ASSETS
                                --------------------        --------------------

United States                         $    71,359                 $    19,825
Foreign countries - total                  44,263                       4,825
                                --------------------        --------------------
Total                                 $   115,622                 $    24,650
                                ====================        ====================

         Sylvan Prometric (a Division of Sylvan Learning Systems, Inc.)

                          Notes to Financial Statements
                  (Dollar in thousands, except per share data)



14.  BUSINESS AND GEOGRAPHIC SEGMENT INFORMATION (CONTINUED)

                                          YEAR ENDED DECEMBER 31, 1998
                                ------------------------------------------------
                                                                 LONG-LIVED
                                    REVENUES                       ASSETS
                                --------------------        --------------------

United States                     $   106,328                 $    38,847
Foreign countries - total              72,404                      12,496
                                --------------------        --------------------
Total                             $   178,732                 $    51,343
                                ====================        ====================

Revenues are attributed to countries based on the location of the customer. Revenues from individual foreign countries did not exceed 10% of revenues in any of the years presented. Long-lived assets domiciled in individual foreign countries did not exceed 10% of long-lived assets in any of the years presented.
Note 12 to the financial statements contains information about major customers of the Company.

         REPORT OF INDEPENDENT AUDITORS ON FINANCIAL STATEMENT SCHEDULE


The Board of Directors and Stockholders
Sylvan Learning Systems, Inc.


We have audited the financial statements of Sylvan Prometric (a Division of Sylvan Learning Systems, Inc.) as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, and have issued our report thereon dated September 20, 1999 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in
Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.


                                                      /S/ ERNST & YOUNG LLP


Baltimore, Maryland
September 20, 1999





                                 Schedule II -- Valuation and Qualifying Accounts

                             Sylvan Prometric (a Division of Sylvan Learning Systems, Inc.)


------------------------------------------------------------------------------------------------------------------------------------
                  COLUMN A                 COLUMN B                         COLUMN C                    COLUMN D        COLUMN E
------------------------------------------------------------------------------------------------------------------------------------
                                                                             Additions
                                                          --------------------------------------------
                                          Balance at         Charged to Costs      Charged to Other    Deductions-      Balance at
                    Description        Beginning of Period     and Expenses      Accounts - Describe     Describe     End of Period
------------------------------------------------------------------------------------------------------------------------------------
 Year Ended December, 31, 1998:
      Deducted from assets accounts:
         Allowance for doubtful accounts        $ 887           $ 1,587                                $ (1,196) (1)       $ 1,278
                                                ======          ========                               =========           =======


 Year Ended December, 31, 1997:
      Deducted from assets accounts:
         Allowance for doubtful accounts        $ 974             $ 935                                $ (1,022) (1)         $ 887
                                                ======            ======                               =========             =====


 Year Ended December, 31, 1996:
      Deducted from assets accounts:
         Allowance for doubtful accounts        $ 914             $ 345                                  $ (285) (1)         $ 974
                                                ======            ======                                 =======             =====



 (1) Uncollectible accounts written off, net of recoveries.

YOU MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR SALE OF COMMON STOCK MEANS THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AFTER THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY THESE SHARES OF COMMON STOCK IN ANY CIRCUMSTANCES UNDER WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.




                                TABLE OF CONTENTS

                                                       PAGE
  Prospectus Summary............................
  Risk Factors..................................
  Disclosure Regarding Forward-Looking Statements
  Our Separation from Sylvan....................
  Use of Proceeds...............................
  Dividend Policy...............................
  Capitalization................................
  Dilution......................................
  Selected Financial and Operating Data.........
  Management's Discussion and Analysis of
     Financial Condition and Results of Operations
  Business......................................
  Management....................................
  Arrangements Between Prometric and Sylvan.....
  Principal Stockholder.........................
  Description of Capital Stock..................
  Shares Eligible for Future Sale...............
  Underwriting..................................
  Legal Matters.................................
  Experts.......................................
  Additional Information........................
  Index to Financial Statements.................        F-1


Dealer prospectus delivery obligation:

Until _______, 1999 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.


[PROMETRIC, INC.
 LOGO]


 PROMETRIC, INC.

 _________SHARES

  COMMON STOCK


  ------------


 DEUTSCHE BANC ALEX. BROWN


    PROSPECTUS

 ___________, 1999

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses payable by us in connection with the registration of the securities offered hereby. All of the amounts shown are estimated except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

 SEC registration fee.............................................................       $27,008
NASD filing fee...................................................................        10,500
Nasdaq National Market listing fee................................................             *
Transfer agent's and registrar's fees.............................................             *
Printing expenses.................................................................             *
Legal fees and expenses...........................................................             *
Accounting fees and expenses......................................................             *
Miscellaneous expenses............................................................             *
                                                                                        ================

     Total........................................................................      $         *
                                                                                        ================
    -------------------------

    * To be completed by amendment.

14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Section 2-418 of the Maryland General Corporation Law permits indemnification of directors, officers, employees and agents of a corporation under certain conditions and subject to limitations. Our bylaws include provisions to require us to indemnify our directors and officers to the fullest extent permitted by Section 2-418, including circumstances in which indemnification is otherwise discretionary. Section 2-418 also empowers us to purchase and maintain insurance that protects our officers, directors, employees and agents against any liabilities incurred in connection with their service in such positions.

     At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is being sought nor are we aware of any threatened litigation that may result in claims for indemnification by any officer or director.

     The form of Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification of our directors and officers by the Underwriters, for certain liabilities arising under the Securities Act.

15.  RECENT SALES OF UNREGISTERED SECURITIES

     On _________, 1999, we issued ______ shares of our common stock to Sylvan in exchange for all assets and liabilities of Sylvan's computer-based testing services business. These securities were issued by us in reliance upon the exemptions provided for in Section 4(2) of the Securities Act. The certificates representing these shares contain a restrictive legend that prohibits transfer without registration or an applicable exemption.

16.      EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (A) EXHIBITS

EXHIBIT NO.                 DESCRIPTION
-----------                 -----------
1.1                     Form of Underwriting Agreement
3.1                     Charter of Registrant
3.2                     Bylaws of Registrant
4.1                     Specimen stock certificate for shares of Common Stock of Registrant
5.1                     Opinion of Piper & Marbury L.L.P. *
10.1                    Registrant's 1999 Stock Incentive Plan
10.2                    Form of Separation Agreement between Registrant and Sylvan Learning
                        Systems, Inc. *
10.3                    Form of Administration Services Agreement between Registrant and Sylvan Learning Systems,
                        Inc. *
10.4                    Form of Tax Sharing and Separation Agreement between Registrant and Sylvan Learning Systems,
                        Inc. *
10.5                    Form of Registration Rights Agreement between Registrant and Sylvan Learning Systems, Inc. *
10.6                    Master Agreement for International Distribution between Educational Testing Service and
                        Sylvan Learning Systems, Inc. dated as of April 1, 1994 +
10.7                    Master Agreement between Educational Testing Service and Sylvan Learning Systems, Inc. dated as of December 12, 1997 +
11.1                    Statement of computation of earnings per share*
21.1                    List of subsidiaries of Registrant*
23.1                    Consent of Ernst & Young LLP
23.2                    Consent of Piper & Marbury L.L.P.  (included as part of Exhibit 5.1 hereto) *
24.1                    Power of Attorney of Directors (included in signature pages)
27                      Financial Data Schedule
99.1                    Consent of Director Nominee - Berlanti
99.2                    Consent of Director Nominee - Samper
99.3                    Consent of Director Nominee - McGuire
99.4                    Consent of Director Nominee - Pollock
99.5                    Consent of Director Nominee - Inatome
  --------------

  *      To be filed by amendment.
  + Portions of these exhibits have been omitted based upon a request for confidential treatment filed with the SEC.

                  (B) FINANCIAL STATEMENT SCHEDULES:

         Report of Independent Auditors on Financial Statement Schedule
         Schedule II - Valuation and Qualifying Accounts (contained in the "Financial Statements" section of the prospectus)

17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of its Charter or Bylaws or the Maryland General Corporation Law or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, employee or agent of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, employee or agent in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act, the information omitted form the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, Prometric, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on September 24, 1999.

                                     Prometric, Inc.



                                     By: /s/ Stephen A. Hoffman
                                        --------------------------------------
                                         Stephen A. Hoffman
                                         Chief Executive Officer and President


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated. Each person whose signature appears below in so signing also makes, constitutes and appoints Stephen A. Hoffman and Graham
J. Taylor, and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, for him in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his or her substitute or substitutes may do or cause to be done by virtue hereof.

NAME                                                   TITLE                                   DATE

/s/ Stephen A. Hoffman                Chief Executive Officer, President and               September 24, 1999
----------------------                Director (Principal Executive Officer)
Stephen A. Hoffman

/s/ Graham J. Taylor                  Chief Financial and Chief Accounting Officer         September 24, 1999
--------------------
Graham J. Taylor                      (Principal Financial Officer)

/s/ R. Christopher Hoehn-Saric        Director                                             September 24, 1999
------------------------------
R. Christopher Hoehn-Saric

/s/ Douglas L. Becker                 Director                                             September 24, 1999
---------------------
Douglas L. Becker

                                  EXHIBIT INDEX

EXHIBIT NO.                 DESCRIPTION
-----------                 -----------
1.1                     Form of Underwriting Agreement
3.1                     Charter of Registrant
3.2                     Bylaws of Registrant
4.1                     Specimen stock certificate for shares of Common Stock of Registrant
5.1                     Opinion of Piper & Marbury L.L.P. *
10.1                    Registrant's 1999 Stock Incentive Plan
10.2                    Form of Separation Agreement between Registrant and Sylvan Learning
                        Systems, Inc. *
10.3                    Form of Administration Services Agreement between Registrant and Sylvan Learning Systems,
                        Inc. *
10.4                    Form of Tax Sharing and Separation Agreement between Registrant and Sylvan Learning Systems,
                        Inc. *
10.5                    Form of Registration Rights Agreement between Registrant and Sylvan Learning Systems, Inc. *
10.6                    Master Agreement for International Distribution between Educational Testing Service and
                        Sylvan Learning Systems, Inc. dated as of April 1, 1994 +
10.7                    Master Agreement between Educational Testing Service and Sylvan Learning Systems, Inc. dated as of December 12, 1997 +
11.1                    Statement of computation of earnings per share*
21.1                    List of Subsidiaries of Registrant*
23.1                    Consent of Ernst & Young LLP
23.2                    Consent of Piper & Marbury L.L.P.  (included as part of Exhibit 5.1 hereto) *
24.1                    Power of Attorney of Directors (included in signature pages)
27                      Financial Data Schedule
99.1                    Consent of Director Nominee - Berlanti
99.2                    Consent of Director Nominee - Samper
99.3                    Consent of Director Nominee - McGuire
99.4                    Consent of Director Nominee - Pollock
99.5                    Consent of Director Nominee - Inatome
  -------------

  *      To be filed by amendment.
  + Portions of these exhibits have been omitted based upon a request for confidential treatment filed with the SEC.